UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )

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TRONOX LIMITED
(ACN 153 348 111)
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRONOX LIMITED (ACN 153 348 111) Lot 22 Mason Road Kwinana Beach, WA, Australia 6167

NOTICE OF
ANNUAL GENERAL MEETING OF SHAREHOLDERS OF TRONOX LIMITED

Date and Time	Friday, April 21, 2017, at 9:00 a.m., U.S. Eastern Daylight Time

Place	Stamford Marriott Hotel 243 Tresser Boulevard Stamford, Connecticut 06901, U.S.A

Record Date	April 19, 2017, at 5:00 p.m., U.S. Eastern Daylight Time

Items of Business	(1)	Election of Class A Directors and Class B Directors
	(2)	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm
	(3)	Advisory vote on executive compensation
	(4)	Receipt and consideration of Annual Financial Report for year ended December 31, 2016 and reports of the Directors and auditors thereon
	(5)	Such other business that may properly come before the Annual Meeting

Proxies
Each shareholder may appoint a proxy or attorney to attend the Annual Meeting and vote on the shareholder’s behalf. A shareholder entitled to cast two or more votes at the Annual Meeting is entitled to appoint two proxies. The shareholder may specify the proportion or number of votes that the proxy may exercise. A proxy need not be a shareholder of the Company.

An appointment of a proxy or an attorney is not effective unless (i) in the case of a proxy, the proxy appointment form and, if it is signed or otherwise authenticated by the shareholder’s attorney, the authority under which the appointment is signed (or a certified copy of the authority); or (ii) in the case of an attorney, the power of attorney (or certified copy of it) is received by the Company no later than 11:59 p.m., U.S. Eastern Daylight Time, on April 20, 2017, either by online submission to the Company’s proxy tabulator, mail to 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA, or P.O. Box 305, Kwinana, Western Australia, Australia, 6966 or faxed to +1 (203) 705-3703 (USA) or +61 (0) 8 9 365-1390 (Australia).

A body corporate which is a shareholder, or which has been appointed as a proxy, may appoint an individual to act as its representative at the Annual Meeting. The representative should bring to the Annual Meeting evidence of his or her appointment, including any authority under which it is signed, unless it has previously been given to the Company.

Richard L. Muglia
Senior Vice President,
General Counsel and Secretary
March 16, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FRIDAY APRIL 21, 2017

This Notice of Annual Meeting and Proxy Statement and the 2016 Annual Report is available at
https://materials.proxyvote.com/Q9235V.
Except as stated otherwise, information on our website is not part of this Proxy Statement.

PROXY SUMMARY

This summary provides an overview of the information contained elsewhere in this Proxy Statement. In this Proxy Statement, references to “Tronox,” the “Company,” “we,” “us,” or “our” and similar expressions refer to Tronox Limited and “Annual Meeting” refers to the annual general meeting of the shareholders of Tronox Limited, unless the context of a particular reference provides otherwise. In the Proxy Statement references to “shares” refer to ordinary shares of Tronox Limited, including Class A ordinary shares (“Class A Shares”) and Class B ordinary shares (“Class B Shares”). As this is only a summary, we encourage you to read carefully this Proxy Statement in its entirety prior to voting. For additional information regarding our 2016 operating and financial performance, please also review our Annual Report on Form 10-K.

Voting Matters

Management Proposals		Board Vote Recommendation	Page Reference
Proposal 1	Election of Class A and Class B Directors	For Each Nominee	10
Proposal 2	Ratification of Appointment of Independent Registered Public Accounting Firm	For	31
Proposal 3	Non-binding Advisory Vote to Approve the Compensation of Our Named Executive Officers (Say on Pay)	For	71

The approval of Proposals 1, 2 and 3 requires the affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast on each such specific Proposal. Abstentions and, if applicable, broker non-votes will have no effect on the approval of Proposals 1, 2 and 3.

Holders of Class A Shares are being asked to elect six directors (the “Class A Directors”), and holders of Class B Shares are being asked to elect three directors (the “Class B Directors”, and collectively with the Class A Directors, the “Directors”). Each of our current Class A Directors and Class B Directors is standing for reelection to hold office until the next annual meeting of shareholders or until his successor is duly elected and qualified.

Nominees for Director

The following table provides summary information about each Director nominee. Each Director stands for election annually. Detailed information about each Director’s background, skill set and areas of experience can be found on page 10.

New Director. Effective June 10, 2016, Exxaro Resources Limited (“Exxaro”), the holder of the Company’s Class B Shares appointed Mr. Mxolisi Mgojo, the Chief Executive Officer of Exxaro, as a new Class B Director of the Company. Mr. Mgojo replaced Mr. Wim de Klerk who resigned from the Board of Directors of the Company (the “Board of Directors” or the “Board”) due to the fact that he stepped down from his position as Finance Director of Exxaro. Mr. Mgojo is not considered independent and is thus not a formal member of any of the Board’s committees. For the same reason, Mr. de Klerk did not sit on any committees of the Board of Directors of the Company. Mr. Mgojo’s appointment was in accordance with the Company’s constituent organizational documents.

PROXY SUMMARY

CLASS A DIRECTORS	AGE(1)	DIRECTOR SINCE	CURRENT OCCUPATION	INDEPENDENT	A	HRC	CG
Thomas Casey	65	2011	Chairman and CEO, Tronox Limited
Ilan Kaufthal	69	2011	Lead Independent Director, Tronox Limited Chairman, East Wind Advisors	X		C
Andrew P. Hines	77	2011	Principal, Hines & Associates	X	C
Wayne A. Hinman	70	2011	Former Vice President and General Manager, Worldwide Merchant Gases, Air Products & Chemicals, Inc.	X		M	C
Peter Johnston	66	2012	Former Global Head of Nickel Assets, Glencore	X			M
Jeffry N. Quinn	58	2011	Chairman, Chief Executive Officer, The Quinn Group, LLC and Quinpario Partners, LLC	X	M
CLASS B DIRECTORS
Daniel Blue	64	2012	Attorney	X	M	M
Sipho Nkosi	62	2012	Former CEO, Exxaro Resources	X			M
Mxolisi Mgojo	52	2016	CEO, Exxaro Resources
(1)	As of March 1, 2017
A	Audit Committee	C	Chair
HRC	Human Resources and Compensation Committee	M	Member
CG	Corporate Governance and Nominating Committee

Shareholder Outreach Update

After having reviewed the voting results at our General Annual Meeting of Shareholders held on May 25, 2016, and the analysis of the proxy advisory services released prior to such meeting, our management met, in person or telephonically, with 19 of our top 25 largest investors who collectively represented approximately 56% of our Class A Shares. In those discussions, we reviewed our Class A shareholder opinions on our governance, compensation and equity plans as well as the comments made by proxy advisory firms that had published their opinions on these matters. On June 1, 2016, we publicly announced that the Board had made a number of changes in its governance and compensation policies that were within its power to change unilaterally.

Specifically, the Board changed the composition of several its committees, amended certain terms contained in the Company’s Management Equity Incentive Plan (“Equity Incentive Plan”), including removing the provision that permitted the Company to reprice options without shareholder approval, and adopted share ownership guidelines for Directors. Additionally, we appointed a Lead Independent Director as a clearly defined role with meaningful responsibilities. The Lead Independent Director, like all of our Directors, will resign each year and be subject to annual election. We proposed, and at a special meeting of shareholders held on November 3, 2016 received the required affirmative vote to require, that Class A Directors will only be re-elected in uncontested elections if they receive a majority of the Class A shareholder votes that are cast. Additionally, 7 of our Directors are considered independent under the New York Stock Exchange (“NYSE”) listing standards and all of our committees are fully independent.

In addition, and again as a result of considering the feedback received from our Class A shareholders and proxy advisory firms, the Board of Directors and the Company’s Human Resources and Compensation Committee (the “HRCC”) made several significant changes to our executive compensation program for the 2017 fiscal year. The following changes to our compensation program became effective beginning in the 2017 fiscal year:

✓	100% of the performance-based restricted share units (“RSUs”) granted under the Company’s long-term incentive plan (“LTIP”) will be tied to our ranking of total shareholder return (“TSR”) versus the companies in the 2017 Peer Group (as defined elsewhere in this Proxy Statement) over a

PROXY SUMMARY

three-year measurement period. We believe this metric will better focus our named executive officers (“NEOs”) on the achievement of long-term growth in the business and building shareholder value. This metric will replace the cumulative cash generation metric used in 2016 for our performance-based RSU awards.

✓	After review and advice from a newly appointed compensation consultant, we revised the compensation peer group to better reflect companies with similar quantitative and qualitative characteristics as discussed more fully elsewhere in this Proxy Statement.

Corporate Governance Highlights

At Tronox, corporate governance provides a strong foundation upon which our business operates. Our governance policies and structures are designed to promote thoughtful consideration of our business actions and appropriate risk-taking, with the goal of producing successful business results for you - our shareholders. Highlights include:

✓	Seven of nine Directors are independent
✓	Lead Independent Director with clearly defined responsibilities
✓	Board includes a balance of experience, tenure and qualifications in areas important to our business
✓	Class A Directors are elected annually under a majority voting standard in uncontested elections
✓	Policy limiting the number of boards on which the Directors may serve
✓	Active Shareholder Outreach Program
✓	Minimum Share Ownership Requirements for Directors and Officers
✓	Claw-back Policy
✓	Hedging of Company Securities Policy
✓	Codes of Conduct for Directors, Officers, and Employees
✓	Shareholder Ratification of the Selection of External Audit Firm
✓	Comprehensive Sustainability Report

2016 Business Performance & Accomplishments

Our 2016 accomplishments included:

1.Please refer to “Management’s Discussion & Analysis of Financial Condition and Results of Operations – Non-U.S. GAAP Financial Measures” on page 60 of our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on February 23, 2017, for a reconciliation of adjusted EBITDA to the most directly comparable U.S. GAAP financial measures.

2.Please refer to our Fourth Quarter 2016 Earnings Release filed as Exhibit 99.1 to our Form 8-K filed with the SEC on February 21, 2017, for a reconciliation of free cash flow to the most directly comparable U.S. GAAP financial measure.

Furthermore, on February 21, 2017, we announced a definitive agreement to acquire the TiO2 business of Cristal, a privately held global chemical and mining company, for $1.673 billion of cash, subject to a working capital adjustment at closing, plus 37,580,000 Class A ordinary shares (the “Cristal Transaction”).

PROXY SUMMARY

Executive Compensation Program Highlights

We believe our executive compensation program is aligned with our business strategy and with creating long-term shareholder value. We have strived to design our compensation program to pay for performance and to align management’s interests with our shareholders’ interests. Highlights include:

✓	Emphasis on performance-based compensation: 82% of the CEO’s target compensation and 69% of other NEOs target compensation is “at-risk” and substantial amounts have in fact been forfeited over the last cycle
✓	Use of metrics in the annual incentive compensation plans for the CEO and other NEOs which are expected to drive long-term shareholder value
✓	Minimum share ownership requirements for the CEO and other NEOs, which reinforce our focus on shareholder alignment
✓	No excise tax gross-up provisions in any change-in-control provisions
✓	No re-pricing of stock options without shareholder approval
✓	No cash buyout of underwater options
✓	Annual review of executive compensation design, market competitiveness, and best practices
✓	Retention of an independent compensation consultant to provide guidance and support to the HRCC

Pay is Aligned to 2016 Company Performance

A significant portion of our NEO pay is variable and at risk and is subject to company and individual performance measured against financial and operating objectives, and to relative TSR.

Short-term Incentive. As stated above, the Company had a strong performance in 2016 which resulted in above-target achievement in all four of the overall Tronox AIP metrics: (i) adjusted EBIDTA, (ii) cumulative cash generation, (iii) safety and (iv) people, culture and integration. These results produced a weighted payout on the overall Tronox component of the short-term incentive plan at 164.3% of target. However, the overall Tronox component represents only a portion of the overall short-term incentive plan. Every NEO has, additionally, an individual performance component, and depending on the specific NEO, may also have a short-term incentive component tied to the performance of the Tronox TiO2 or Tronox Alkali business, respectively.

Long-term Incentive. 50% of the long-term incentive program equity grants only vest if the Company achieves pre-determined performance metrics. Final payout for the three-year performance period ended December 31, 2015 for performance shares granted in February 2013 was at 12.5% of target.

PROXY SUMMARY

2016 Executive Total Target Compensation Mix

To promote a performance-based culture that aligns the interests of management and shareholders, our executive compensation program focuses extensively on performance-based cash and equity-based compensation. As illustrated in the charts below, the substantial majority of our NEOs’ target compensation in 2016 was in the form of “at-risk” compensation (short-term and long-term). Fixed pay consists of annual base salary, and “at-risk” pay consists of performance-based annual cash bonuses, and a combination of long-term time and performance-based equity awards.

AIP – Performance Based Annual Cash Incentive

LTIP – Time-Based RSUs

LTIP – Performance-Based RSUs

TRONOX LIMITED

Lot 22 Mason Road
Kwinana Beach, Western Australia, 6167, Australia
PROXY STATEMENT
FOR
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 21, 2017

GENERAL INFORMATION

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Tronox Limited for use at our 2017 Annual Meeting of Shareholders.

2017 Annual Meeting Date and Location

Tronox’s 2017 Annual Meeting will be held at the Stamford Marriott Hotel, 243 Tresser Boulevard, Stamford, Connecticut, 06901 U.S.A. on Friday, April 21, 2017 at 9:00 a.m., U.S. Eastern Daylight Time, or at such other time and place to which the Annual Meeting may be adjourned. For directions to the Annual Meeting, please contact us at +1 (203) 705-3800. References in this Proxy Statement to the Annual Meeting also refer to any adjournments or changes in location of the meeting, to the extent applicable.

Delivery of Proxy Materials

These materials were first sent or made available to shareholders on, or about, March 16, 2017. If you previously chose to receive proxy material by e-mail, we have arranged to have these materials delivered to you in accordance with that election. Shareholders may request to receive proxy materials electronically by e-mail during the voting period. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing documents to you, as well as solicitation costs, if any. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail will remain in effect until you terminate it.

If your ordinary shares are registered directly in your name with our transfer agent you are considered, with respect to those shares, the registered shareholder of record, and we are sending this Proxy Statement and the other proxy materials directly to you. As the shareholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. We have enclosed a Proxy Card for you to use.

Most shareholders hold their shares through a broker or other nominee rather than directly in their own name. If your shares are held by a broker or by another nominee, you are considered the beneficial owner of these shares even though they are held in “street-name,” and these proxy materials should be forwarded to you by the broker, trustee or nominee together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and you are invited to attend the Annual Meeting. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Each registered shareholder will receive one copy of each such Notice per account even if at the same address, while most banks and brokers will deliver only one copy of such Notice to consenting “street-name” shareholders (you own shares beneficially in the name of a bank, broker or other holder of record on the books of our transfer agent) who share the same address. This procedure reduces our printing and distribution costs. Those who wish to receive separate copies may do so by contacting their bank, broker or other nominee. Similarly, “street-name” shareholders who receive multiple copies of the Notice at a single address

GENERAL INFORMATION

may request that only a single copy be sent to them in the future by contacting their bank, broker or other nominee. If you hold your shares in “street-name” through a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote the shares.

Please follow the voting instructions provided by the bank or broker. Brokers, banks and other nominees who hold Tronox Limited ordinary shares on behalf of their beneficial owners may not give a proxy to Tronox Limited to vote those shares with respect to any proposals other than Proposal 2, the ratification of our existing independent registered public accounting firm, without specific voting instructions from such beneficial owners, as none of these other matters to be voted upon at the Annual Meeting are considered routine matters under the New York Stock Exchange (“NYSE”) Rule 452 and brokers, banks and other nominees do not have discretionary voting power for such non-routine matters. Any votes cast by street-name shareholders or brokers, banks or other nominees will be treated as though they were votes cast by the shareholder of record. You may not vote shares held in street-name by returning a proxy card directly to Tronox Limited or by voting in person at the Annual Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee. Any votes cast pursuant to a “legal proxy” will be treated as though they were cast by the shareholder of record.

Procedural Matters

Only holders of shares as of 5:00 p.m., U.S. Eastern Daylight Time, on April 19, 2017 will be entitled to attend and to vote at the Annual Meeting. As of February 28, 2017, there were 66,255,965 Class A ordinary shares outstanding and 51,154,280 Class B Shares outstanding. Holders of Class A Shares and Class B Shares can vote on all the proposals except that only holders of Class A Shares can vote on the election of Class A Directors and only holders of Class B Shares (currently, Exxaro Resources Limited) can vote on the election of Class B Directors. Each of our Class A Shares and our Class B Shares entitles its holder to one vote on all matters on which holders of such shares have the right to vote. Shareholders do not have cumulative voting rights.

Voting Procedures

Registered Shareholders: Registered shareholders may vote their shares or submit a proxy to have their shares voted by one of the following methods:

In Person. You may vote in person at the Annual Meeting by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

By Telephone. You may submit a proxy by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. Please have your proxy card in hand when you call. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., U.S. Eastern Daylight Time, on April 20, 2017.

By Mail. You may indicate your vote by completing, signing and dating your proxy card and returning it in the business reply envelope to Tronox Limited, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA or Tronox Limited, P.O. Box 305, Kwinana, Western Australia, Australia, 6966. All mailed votes must be received prior to 11:59 p.m., U.S. Eastern Daylight Time, on April 20, 2017.

By Fax. You may indicate your vote by completing, signing and dating your proxy card and returning it by fax to +1 (203) 705-3703 (USA) or +61 (0) 8 9 365-1390 (Australia). All faxed votes must be received prior to 11:59 p.m., U.S. Eastern Daylight Time, on April 20, 2017.

“Street-name” Shareholders: Shareholders whose shares are held in “street-name” by a broker or other nominee may generally vote their shares or submit a proxy to have their shares voted by one of the following methods:

By Methods Listed on Voting Instruction Form. Please refer to your voting instruction form or other information forwarded by your bank, broker or other holder of record to determine whether you may submit a proxy electronically on the Internet or by telephone, following the instructions on the voting instruction form or other information provided by the record holder.

GENERAL INFORMATION

In Person with a Proxy from the Record Holder. A street-name shareholder who wishes to vote in person at the meeting will need to obtain a legal proxy from their bank, broker or other nominee. Please consult the voting instruction form or other information sent to you by your bank, broker or other nominee to determine how to obtain a legal proxy in order to vote in person at the Annual Meeting.

Tabulation of Votes

Votes cast by proxy or in person at the meeting will be tabulated by a proxy tabulator.

Quorum Requirements and Effect of Abstention and Broker Non-Votes

A shareholder present in person, or by proxy, attorney or representative at the Annual Meeting, who abstains from voting on any or all proposals will be included in the determination of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum, as will broker non-votes. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because the proposal is not a routine matter, and the broker has not received voting instructions from the beneficial owner of the shares. All items on this year’s ballot are “non-routine” matters under NYSE rules except ratification of our existing independent registered public accounting firm (Proposal 2). The Constitution of Tronox Limited (the “Constitution”) requires that a quorum of shareholders—the holders of a majority of outstanding shares—be present or represented by proxy to conduct business at the Annual Meeting. Holders of Class A Shares and Class B Shares are counted together to determine whether a quorum is present.

Although abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining a quorum, they will not be counted as votes in favor of or against the election of the Director nominees or other proposals. Accordingly, a depository cannot cast a vote in favor of or against the election of Director nominees absent instruction from the underlying beneficial owner.

Revocation of Proxies

Holders of ordinary shares can revoke their proxy at any time before it is voted at the Annual Meeting by either:

•	Submitting another timely, later-dated proxy by mail;
•	Delivering timely written notice of revocation to our Secretary; or,
•	Attending the Annual Meeting and voting in person.

If your ordinary shares are held beneficially in street-name, you may revoke your proxy by following the instructions provided by your broker, trustee, nominee or depositary, as applicable.

Vote Confidentiality

Tronox has a confidential voting policy to protect our shareholders’ voting privacy. Under this policy, ballots, proxy forms and voting instructions returned to brokerage firms, banks and other holders are kept confidential. Only the proxy tabulator and Inspector of Elections have access to the ballots, proxy forms and voting instructions. The proxy tabulator will disclose information taken from the ballots, proxy forms and voting instructions only if there is a proxy contest, if the shareholder authorizes disclosure, to defend legal claims or as otherwise required by law.

GENERAL INFORMATION

Annual Meeting Admission

Attendance at the Annual Meeting is limited to shareholders (or their proxies, attorneys or representatives) and a guest. Admission to the Annual Meeting is on a first-come, first-served basis. Registration begins at 8:00 a.m., U.S. Eastern Daylight Time, on April 21, 2017, and you will be asked to present a valid picture identification and proof of Tronox share ownership as of the record date. If you hold Tronox shares in a brokerage account, you must bring a copy of a brokerage account statement reflecting your share ownership as of the record date. If you plan to attend as the proxy or attorney of a shareholder, the shareholder must provide valid proof of your appointment no later than 11:59 p.m., U.S. Eastern Daylight Time, on April 20, 2017 to our Company’s address set forth on page 1 of the Notice of Annual General Meeting of Shareholders. If you plan to attend as a representative of a body corporate you must bring evidence of appointment to the Annual Meeting. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. The use of cameras at the Annual Meeting is prohibited and they will not be allowed into the Annual Meeting or any other related areas. We realize that many cellular phones have built-in digital cameras, and while these phones may be brought into the meeting room, they may not be used at any time.

PROPOSAL 1—ELECTION OF CLASS A DIRECTORS AND CLASS B DIRECTORS

Tronox’s business and affairs are managed under the direction of the Board of Directors, which is currently comprised of nine members. The size of the Board shall not be less than three, and for so long as the Class B Voting Interest is at least ten percent, the number of Directors must be nine, three of whom are Class B Directors elected by the holder of our Class B Shares. Under our Constitution, all elected Directors will resign each year and are eligible for reelection at the next Annual Meeting.

Only holders of our Class A Shares are entitled to vote on Proposal 1(a). Only holders of our Class B Shares are entitled to vote on Proposal 1(b). Our Constitution requires that Class A Directors be, in non-contested elections, elected by a majority of votes cast by the Class A shareholders and Class B Directors be elected by a plurality of votes by the Class B shareholder.

Proposal 1(a) – Election of Class A Directors

Nominees for election as Class A Directors this year are Thomas Casey, Ilan Kaufthal, Andrew P. Hines, Wayne A. Hinman, Peter Johnston and Jeffry N. Quinn. These nominees have been nominated by the Class A non-affiliated directors of the Corporate Governance and Nominating Committee in accordance with our Constitution.

Each of the nominees must be elected by a majority of votes cast by the Class A Shares at the Annual Meeting to hold office until their successors are duly named and qualified at the next Annual Meeting. All the nominees are current Directors. Your Board of Directors recommends a vote FOR these nominees by holders of Class A Shares. Class A Shares represented by proxy will be voted FOR the nominees unless you specify otherwise in your voting instructions.

We expect each nominee for election as a Director to be able to serve if elected. If any nominee is not able to serve at the time the election occurs, proxies may be voted for the election of a substitute nominee. In addition, as we have previously disclosed, upon the closing of the Cristal Transaction, Cristal is entitled to appoint two Class A directors. As such, two of our existing Class A directors at the time of such closing will be required to resign. We have not yet determined who those directors will be.

The Board of Directors recommends that Class A shareholders vote “FOR” the election of each of the following nominees:

NAME	AGE (1)	POSITION
Thomas Casey	65	Chairman of the Board
Ilan Kaufthal	69	Lead Independent Director
Andrew P. Hines	77	Director
Wayne A. Hinman	70	Director
Peter Johnston	66	Director
Jeffry N. Quinn	58	Director

   (1) As of March 1, 2017

Set forth below is a description of the backgrounds of the nominees for Class A Directors. Unless otherwise indicated below, each of our Directors joined the Tronox Limited Board on June 15, 2012 upon completion of merger transactions (the “Exxaro Transaction”) with Exxaro Resources Limited. There are no family relationships among any of our Directors.

Thomas Casey

Thomas Casey has served as Chairman of the Board of Directors (the “Chairman of the Board”) and Chief Executive Officer (“CEO”) of Tronox Limited since June 15, 2012 and served as Chairman of Tronox Incorporated since February 2011 and as Chief Executive Officer of Tronox Incorporated since October 2011. During the ten year period prior to joining us, Mr. Casey served as CEO of 6 companies and Chairman of the Board of 6 companies, Prior to that, Mr. Casey was a managing director of Merrill Lynch & Co, and was a

PROPOSAL 1—ELECTION OF CLASS A DIRECTORS AND CLASS B DIRECTORS

partner at Skadden, Arps, Slate, Meagher & Flom LLP and at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. He also had various positions in the United States Government, including in the Antitrust Division of the U.S. Department of Justice. Mr. Casey graduated with honors from Boston College and The George Washington University, National Law Center. Mr. Casey brings to the Board significant understanding and leadership of complex transactions and multi-national business operations, including with respect to the financial, strategic and operational aspects thereof.

Ilan Kaufthal

Ilan Kaufthal has been lead independent Director of Tronox Limited since September 6, 2016, a Director of Tronox Limited since June 15, 2012 and was a Director of Tronox Incorporated from February 2011. He is Chairman of East Wind Advisors, a specialized investment banking firm serving companies in the media, education and information industries. Mr. Kaufthal is currently a director of Quinpario Acquisition Corp 2 (NASDAQ: QPACU), a special purpose acquisition company (SPAC) formed by another of our directors, Jeffry Quinn, for the purpose of entering into a business combination; and Cambrex Corporation (NYSE: CBM), a supplier to the pharmaceutical industries. Earlier in his career, he was Vice Chairman of Investment Banking at Bear Stearns & Co., Vice Chairman and Head of Mergers and Acquisitions at Schroder & Co., and SVP and CFO at NL Industries. Mr. Kaufthal is a graduate of Columbia University and the New York University Graduate School of Business Administration. Mr. Kaufthal brings to the board his financial, investment and core business skills.

Andrew P. Hines

Andrew P. Hines has been a Director of Tronox Limited since June 15, 2012 and was a Director of Tronox Incorporated from February 2011. Mr. Hines is currently a principal of Hines & Associates, a financial management consulting firm which he has led since 2006. From October 2015 to November 2016, he acted as Executive Vice President/Chief Financial Officer of Natural Markets Foods Group, a chain of organic food markets. He had been Executive Vice President/Chief Financial Officer of Sonar Entertainment between June 2011 and June 2014. The company develops, produces and distributes original made-for-television movies and mini-series. From September 2009 to June 2010, Mr. Hines served as Executive Vice President/Chief Financial Officer of World Color Press Inc. (formerly, Quebecor World), a company which provided high-value and comprehensive print, digital, and related services to businesses worldwide. From October 2005 to September 2006, he served as Vice President and Chief Financial Officer of GenTek, Inc., a manufacturer of industrial components and performance chemicals. Mr. Hines is a director of Intermap Technologies Corp. and Chairman of that company’s Audit Committee. Mr. Hines brings to the board in-depth financial experience and highly valued senior leadership experience including public company director experience. Because of his accounting background and extensive financial experience, Mr. Hines has been named Chairman of our Audit Committee, as well as the “Audit Committee financial expert,” as defined by the applicable rules of the SEC. He is a member of the American Institute and New York Society of Certified Public Accountants.

Wayne A. Hinman

Wayne Hinman has been a Director of Tronox Limited since June 15, 2012 and was a Director of Tronox Incorporated from February 2011. Mr. Hinman brings to the board a wealth of expertise in the chemicals and energy sectors, core business and leadership skills and public company director experience. He has served in various positions at Air Products & Chemicals, Inc. during his 33 year career, including President of Asia, and most recently V.P. and GM of the worldwide merchant gases business, a $2.5 billion business. He also has served as a director on numerous joint venture boards within the industrial gases business, most recently, as Chairman of Air Products South Africa and a member of the board of INOXAP in India. Mr. Hinman also served as a member of the board of directors of American Ref-fuel, Pure Air USA, and Taylor-Wharton International. Mr. Hinman is currently a member of the board of Lutron Electronics Co., Inc. Mr. Hinman served in the United States Air Force achieving the rank of Captain. He received his MBA from Virginia Polytechnic Institute and completed the Harvard AMP program.

Peter Johnston

Peter Johnston has been a director since August 1, 2012. He was appointed Global Head of Nickel Assets for Glencore in May 2013.He retired from Glencore in December 2015. Prior to this role he was Managing Director and Chief Executive Officer of Minara Resources Pty Ltd from 2001 to 2013. He was Vice Chairman of the

PROPOSAL 1—ELECTION OF CLASS A DIRECTORS AND CLASS B DIRECTORS

Nickel Institute; past Chairman of the Minerals Council of Australia; past President of the Chamber of Minerals & Energy (WA); and past Vice President of the Australian Mines and Metals Association. Mr. Johnston also was a director of Silver Lake Resources Limited (ASX:SLR). He formerly was employed by WMC Ltd between 1993 and 2001, during which he held the position of Executive General Manager with responsibility over nickel and gold operations, Olympic Dam Operations, Queensland Fertilizers Ltd., and human resources. Mr. Johnston is currently a member of the board of NRW Holdings Limited (ASX:NWH). Mr. Johnston brings to the board extensive senior management, operating and leadership experience through his business career in the mining industry.

Jeffry N. Quinn

Jeffry N. Quinn has been a Director of Tronox Limited since June 15, 2012 and was a Director of Tronox Incorporated from February 2011. Mr. Quinn is currently the Chief Executive Officer and Chairman of the Board of Directors of Jason Industries, Inc. (NASDAQ: JASN) (“Jason”). Mr. Quinn served as Jason’s interim Chief Executive Officer from November 2015 until his election as Chief Executive Officer in December 2015 and has served as Chairman of the Board of Jason since 2014. Mr. Quinn served as President, Chief Executive Officer and Chairman of Quinpario Acquisition Corp., a blank check company, from its inception in May 2013 until June 30, 2014, when it completed its business combination of Jason Industries, Inc. Mr. Quinn is also the founder, Chairman, Chief Executive Officer and Managing Member of Quinpario Partners LLC, and has served in such role since 2012. Prior to forming Quinpario Partners LLC, Mr. Quinn was President, Chief Executive Officer and Chairman of the Board of Solutia Inc. (formerly NYSE: SOA), a global specialty chemical and performance materials company. From 2004 to 2012, Mr. Quinn served as the President and Chief Executive Officer of Solutia, and served as the Chairman of the Board from 2006 to 2012. Solutia was sold to Eastman Chemical in 2012. Mr. Quinn joined Solutia in 2003 as Executive Vice President, Secretary, and General Counsel. In mid-2003 he added the duties of Chief Restructuring Officer to help prepare the company for its eventual filing for reorganization under Chapter 11 (Solutia emerged from bankruptcy in 2008). Prior to joining Solutia, Mr. Quinn was Executive Vice President, Chief Administrative Officer, Secretary and General Counsel for Premcor Inc. (formerly NYSE: PCO), which at the time was one of the nation’s largest independent refiners. Prior to Premcor, Mr. Quinn was Senior Vice President-Law & Human Resources, Secretary and General Counsel for Arch Coal, Inc. (NYSE: ACI). Mr. Quinn started at Arch Coal in 1986 when it was known as Arch Mineral Corporation. He became General Counsel in 1989. In addition to serving on the Board of Directors of Tronox and Jason, Mr. Quinn serves as a member of the Board of Directors of W.R. Grace & Co. (NYSE: GRA), a global supplier of catalysts, engineered and packaging materials and specialty construction chemicals and building materials. Mr. Quinn formerly served as a director of Quinpario Acquisition Corp 2, Ferro Corporation, SunEdison, Inc. (formerly MEMC Electronic Materials Inc.), Tecumseh Products Company. Mr. Quinn received a bachelor’s degree in Mining Engineering and a Juris Doctorate degree from the University of Kentucky. Mr. Quinn brings to the board his core business and leadership skills, his global chemical company experience, and his experience leading a highly regulated, global business in rapidly changing markets, as well as his public company director experience.

Proposal 1(b) – Election of Class B Directors

The following Directors serve as Class B Directors, elected by Exxaro Resources Limited, the sole holder of our Class B Shares. Each of Daniel Blue, Mxolisi Mgojo and Sipho Nkosi has been nominated for reelection as a Class B Director in accordance with our Constitution.

We expect that our Class B shareholder (Exxaro) will reelect Mr. Blue, Mr. Mgojo and Mr. Nkosi at the Annual Meeting.

NAME	AGE (1)	POSITION
Daniel Blue	64	Director
Mxolisi Mgojo	52	Director
Sipho Nkosi	62	Director

   (1) As of March 1, 2017

PROPOSAL 1—ELECTION OF CLASS A DIRECTORS AND CLASS B DIRECTORS

Daniel Blue

Daniel Blue has been a Director of Tronox since June 2012. Mr. Blue was a senior commercial partner at the Australian law firm Holding Redlich. He was the corporate and commercial group leader in the firm’s Melbourne office and head of its national energy and resources practice. Mr. Blue has worked around the globe including in United Kingdom, Australia, South Africa and Asia. He currently serves on the board of directors of Business for Millennium Development Ltd. He previously served as a director of Lynas Gold N.L. and Acclaim Exploration N.L. Mr. Blue also served as the Chairman of the Acclaim board of directors. Mr. Blue holds bachelor’s degrees in law and economics and a master’s degree in business administration from the University of Western Australia. Mr. Blue brings to the board more than 25 years of experience as an advisor, business strategist and negotiator for major mergers and acquisitions and other complex corporate and commercial matters.

Mxolisi Mgojo

Mxolisi Mgojo has been a Director of Tronox since June 2016. He has been the Chief Executive Officer of Exxaro Resources Limited since April 1, 2016 and an Executive Director since June 4, 2015. Mr. Mgojo served as Executive Head of Carbon Operations at Exxaro until May 1, 2015. He served as an Executive Head of Coal at Exxaro since August 2008 and served as its Executive Head of Operations. He served as an Executive General Manager of Coal at Exxaro since August 2008. He served as an Executive General Manager of Base Metals and Industrial Minerals of Exxaro. Prior to joining Exxaro, Mr. Mgojo served as Head of group marketing of Eyesizwe Coal. He serves as a Director of Glen Douglas Dolomite (Pty) Limited, Exxaro Base Metals (Pty) Limited, Exxaro Ferroalloys and Alloystream (Pty) Limited. He serves as a Director of Richards Bay Coal Terminal Co., Ltd. Mr. Mgojo holds a Bachelor of Science degree (Computer Science) from Northeastern University in the United States, a Bachelor of Science degree with honors (Energy Studies) from Rand Afrikaans University, a Master in Business Administration degree from Henley Business School and has attended the Advanced Management Program at the University of Pennsylvania’s Wharton School in the United States. Mr. Mgojo brings to the board his experiences and skills in growing leading businesses, innovation and strategy, and leadership development

Sipho Nkosi

Sipho Nkosi has been a Director of Tronox since June 2012. Mr. Nkosi is the former Chief Executive Officer of Exxaro Resources. He began his career as a market analyst with Ford Motor Company South Africa in 1980 after which he was appointed as marketing coordinator at Anglo American Coal in 1986. He joined Southern Life Association as senior manager, strategic planning in 1992 and the following year accepted the position of marketing manager, new business development at Trans-Natal Coal Corporation, which later became Ingwe Coal Corporation. Mr. Nkosi joined Asea Brown Boveri (South Africa) Ltd. in 1997 as Vice President Marketing and ABB Power Generation in 1998 as Managing Director. He was the founder and chief executive officer of Eyesizwe Holdings and following its merger with Kumba’s non-iron ore resources was appointed Chief Executive Officer of the renamed entity Exxaro Resources Limited in 2007. Mr. Nkosi holds a Bachelor of Commerce degree from the University of Zululand, an Honors degree in Commerce (Economics) from the University of South Africa and a Master of Business Administration from the University of Massachusetts in the United States. Mr. Nkosi brings to the board his experiences and skills in growing leading businesses, innovation and strategy, and leadership development.

CORPORATE GOVERNANCE OF THE COMPANY

Tronox is committed to strong corporate governance, ethical conduct, sustainability and the accountability of the Board of Directors and our senior management team to the Company’s shareholders.

Highlights of our efforts in these areas include:

•	Seven of our nine Directors are independent;
•	We have a Lead Independent Director with clearly defined responsibilities;
•	Board includes a balance of experience, tenure and qualifications in areas important to our business;
•	Class A Directors are elected annually under a majority vote standard, with a plurality carve-out for contested elections;
•	Policy limiting the number of boards on which our Directors may serve;
•	Active shareholder outreach program;
•	Minimum share ownership requirements for Directors and Executive Officers;
•	Claw-back policy;
•	Anti-hedging Policy;
•	Written Code of Ethics and Business Conduct for Directors, officers, and employees;
•	Shareholder ratification of the selection of external audit firm; and,
•	Comprehensive sustainability report.

2016 Shareholder Engagement & Corporate Governance Update

After having reviewed the Class A Directors voting results from our General Annual Meeting in May 2016, and the analysis of proxy advisory services released prior to such meeting, our management met, in person or telephonically, with 19 of our top 25 largest investors who collectively represent approximately 56% of our Class A Shares. In those discussions, we reviewed our shareholder opinions on our governance, compensation and equity plans as well as the comments made by proxy advisory firms that had published their opinions on these matters. On June 1, 2016, we publicly announced that the Board had made a number of changes in its governance and compensation policies that were within its power to change unilaterally.

Specifically, the Board changed the composition of several its committees, amended certain terms contained in the Company’s Equity Incentive Plan, including removing the provision that permitted the Company to reprice options without shareholder approval, and adopted share ownership guidelines for Directors. Additionally, we appointed a Lead Independent Director as a clearly defined role with meaningful responsibilities. The Lead Independent Director, like all of our Directors, will resign each year and be subject to annual election. We proposed, and at a special meeting of shareholders held on November 3, 2016 received the required affirmative vote to require, that Class A Directors will only be re-elected in uncontested elections if they receive a majority of the Class A shareholder votes that are cast. Additionally, 7 of our Directors are considered independent under the NYSE listing standards and all of our committees are fully independent.

CORPORATE GOVERNANCE OF THE COMPANY

Below are the highlights of what we heard and how we responded:

What we heard…		How we responded…
ð	Class A Directors should be required to receive a majority of the Class A votes in non-contested elections.	✓
The Board called a special shareholder meeting for the purpose of considering such a requirement and recommended its adoption by the shareholders. The shareholders approved the change. The new majority vote standard is applicable to the re-election of all Class A Directors at the 2017 Annual Meeting.

ð	We should appoint a lead independent director to provide governance balance to the current combined CEO and Chair structure.	✓
Effective September 6, 2016, Mr. Ilan Kaufthal was appointed to serve as the Board’s Lead Independent Director and we adopted a Lead Independent Director Charter which can be found on our website in the “Corporate Governance” section.

ð	We should adopt a Director share ownership policy to promote Directors’ alignment with shareholders.	✓
Effective September 6, 2016, the HRCC implemented a Director Share Ownership Policy pursuant to which non-employee Directors must acquire, over a five-year period, shares representing 5x the annual cash retainer paid to them by us.

All non-employee Directors, with the exception of Mr. Mgojo, met or exceed the ownership guideline. Mr. Mgojo, who joined the Board on June 10, 2016, has until June 10, 2021 to reach his ownership requirement.

ð	We should not have the ability to reprice options and share appreciation rights (SARs) without shareholder approval; other equity plan provisions are inconsistent with best practice.	✓
Effective September 6, 2016, our Tronox Limited Equity Plan was amended to (i) require shareholder approval for any repricing of options and SARs, as well as for any cash buyout of underwater options and SARs (other than in the case of permitted equitable adjustments under the Tronox Limited Equity Plan or a Change of Control of the Company), (ii) restrict liberal share recycling and (iii) include a default provision for double trigger change of control acceleration of awards.

We have never repriced any issued options or SARs, nor have we ever bought back any options or SARs (except to the extent that a cashless exercise of vesting SARs may be considered a purchase).
ð	Director overboarding concerns.	✓	Effective August 31, 2016, the Company’s Corporate Governance Guidelines were amended to limit the number of public company directorships. Specifically:
			•	A Director cannot sit on the board of directors of more than five public companies, but
			•	Any Director who is a chief executive officer of a public company cannot sit on more than two public company boards (other than the company for which he or she serves as chief executive officer).
All Directors are in compliance with this policy.
A copy of the Corporate Governance Guidelines can be found on our website in the “Corporate Governance” section.
ð	Committee composition concerns.	✓	Effective May 25, 2016, the composition of the standing Board committees was reconstituted as follows:
			•	Human Resources and Compensation Committee
				—	Ilan Kaufthal, Chairman
				—	Daniel Blue
				—	Wayne A. Hinman
			•	Audit Committee
				—	Andrew P. Hines, Chairman
				—	Daniel Blue
				—	Jeffry N. Quinn
			•	Corporate Governance Committee
				—	Wayne A. Hinman, Chairman
				—	Peter Johnston
				—	Sipho Nkosi

CORPORATE GOVERNANCE OF THE COMPANY

Code of Ethics and Business Conduct

The Company has adopted the Tronox Code of Ethics and Business Conduct that applies to all of the Company’s employees, including our principal executive officer, principal financial officer and principal accounting officer, and the Board of Directors. The Code of Ethics and Business Conduct addresses such issues as conflicts of interest, protection of confidential Company information, financial integrity, compliance with laws, rules and regulations, insider trading and proper public disclosure. Compliance with the Code of Conduct is mandatory for all Company officers, other employees and Directors. Any violation of the Code of Conduct can subject the person at issue to a range of sanctions, up to and including dismissal.

The Code of Ethics and Business Conduct is available on the Company’s website at www.tronox.com, under “Investor Relations – Corporate Governance”. If the Company makes any substantive amendments to the Code of Ethics and Business Conduct or grants any waiver from a provision of the Code of Ethics and Business Conduct to any executive officer or Director, the Company will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines

Tronox has adopted a set of Corporate Governance Guidelines which address qualifications for members of the Board of Directors, Director responsibilities, Director access to management and independent advisors, Director compensation and many other matters related to the governance of the Company. The Corporate Governance Guidelines are available on Tronox’s website at www.tronox.com, under “Investor Relations - Corporate Governance.”

Director Independence

The listing standards of the NYSE, as well as our Corporate Governance Guidelines, require that a majority of the Board of Directors be comprised of independent directors. For a director to be considered independent under these standards:

•	The director must meet the bright–line independence tests under the listing standards of the NYSE; and,
•	The board must affirmatively determine that the director otherwise has no material relationship with us, directly or as a partner, shareholder or officer of an organization that has a relationship with us.

The board has adopted additional categorical standards which provide that certain relationships will not be considered material relationships that would impact a director’s independence. These categorical standards are part of our Corporate Governance Guidelines are available on Tronox’s website at www.tronox.com, under “Investor Relations - Corporate Governance.”

Based on these standards, the Board has affirmatively determined that all of the current Directors, except for Mr. Casey and Mr. Mgojo, are independent. The board based these determinations primarily on a review of the responses of our Directors to questions regarding employment and compensation history, affiliations and family and other relationships and on discussions with the Directors.

Board Leadership Structure

Chairman of the Board of Directors

The Chairman of the Board position is currently held by our CEO, Thomas Casey. Given the geographic range and the complexity of our multi-national, multi-product operations, and the structure of our ownership, the Board believes this is a position that demands an individual with strong leadership skills and a comprehensive knowledge of our Company. The Board of Directors believes it should appoint the best person for the job in this

CORPORATE GOVERNANCE OF THE COMPANY

position, regardless of whether that person is someone who is currently serving, or has previously served, as one of our executive officers, and the Board believes Mr. Casey possesses the necessary attributes to best serve in this position. The Board of Directors recognizes that, given the dynamic environment in which we operate, the right Board of Director leadership structure may vary as circumstances warrant.

The Board of Directors of the Company’s predecessor considered its leadership structure in October 2011 in connection with the resignation of our former CEO and again in June 2012 in connection with our merger with Exxaro’s mineral sands business, and determined that in order to fully implement the integration of our mineral sands and pigment businesses and the equity ownership that resulted therefrom, combining the roles of Chairman of the Board and CEO was optimal. Although Mr. Casey is not considered an independent director, this leadership structure is optimal for us because it provides us with consistency and continuity at the senior board leadership level.

The Board of Directors believes that our current leadership structure, when combined with the functioning of the Lead Independent Director component of the Board of Directors and our overall corporate governance structure, creates an appropriate balance between strong and consistent leadership and independent oversight of our business.

Directors meet in executive session at Board of Directors meetings held in person. At these executive sessions the Directors review among other things the performance of the Company’s management. In the fiscal year 2016, the Directors met in executive session four times.

The Company’s Corporate Governance Guidelines, a copy of which is available on Tronox’s website at www.tronox.com, under “Investor Relations - Corporate Governance,” sets forth the policy and procedure with respect to meetings of non-management Directors and the role of lead Directors at such executive sessions, including the procedure by which a lead Director is chosen.

Lead Independent Director

As the Chairman of the Board is not considered independent by virtue of his role as CEO, the Board of Directors considers it to be useful and appropriate that an independent director be designated the Lead Independent Director to perform such duties, and have specific responsibilities, as the Board may determine. On September 6, 2016, the independent Directors elected Mr. Ilan Kaufthal to hold the position of Lead Independent Director and adopted a new Lead Independent Director Charter.

The specific responsibilities of the Lead Independent Director are as follows: (a) preside at meetings of the Board in the absence of, or upon the request of, the Chairman of the Board; (b) preside over all meetings of independent Directors and report to the Board, as appropriate, concerning such meetings; (c) review Board agendas in collaboration with the Chairman of the Board and CEO and, if matters or information requested by independent Directors are not on the agendas then add, as appropriate, such matters or information to the agendas for the Board to consider; (d) advise the Chairman of the Board as to the quality, quantity and timeliness of information provided to the Board; (e) if necessary, serve as a supplemental channel of communication between non-management Directors and the Chairman of the Board and CEO without inhibiting direct communications between the Chairman of the Board, CEO and other Directors; and, (f) if requested by major shareholders, ensure availability for consultation and direct communication.

The Lead Independent Director is elected by a majority of the independent Directors for renewable one (1) year terms and until such earlier time as he or she ceases to be a Director, resigns as Lead Independent Director, or is replaced as Lead Independent Director by a majority of the independent Directors.

The qualifications of Lead Independent Director are: (a) be available to work effectively and closely with, and in an advisory capacity to, the Chairman of the Board; and (b) be available to discuss with other Directors and major shareholders any concerns about the Board or the Company and to relay those concerns, where appropriate, to the Chairman of the Board.

The Company’s Lead Independent Director Charter is available on Tronox’s website at www.tronox.com, under “Investor Relations - Corporate Governance”.

CORPORATE GOVERNANCE OF THE COMPANY

Majority Vote Standard

The Company, by affirmative vote of over 80% of the Company’s shareholders at a special meeting held on November 3, 2016, adopted a majority vote standard for the election of Class A Directors in uncontested Director elections (with a plurality vote standard applying to contested Director elections).

In an election of Class A Directors of the Company which is not contested (as defined below), each Class A Director shall be elected if such Director receives a majority of the votes cast (as defined below) by the holder of Class A Shares present in person or represented by proxy at the meeting and entitled to vote on the election of Class A Directors. For this purpose, a “majority of the votes cast” shall mean that number of votes cast “for” a Class A Director’s election exceeds the number of votes cast “against” that Class A Directors’ election, provided, however, that the Class A Directors shall be elected by a plurality of the votes of the Class A Shares present in person or represented by proxy at the meeting and entitled to vote on the election of Class A Directors if the number of candidates standing for election at the meeting as Class A Directors exceeds the number of Class A Directors which may be elected (referred to as a “contested election”).

Over-boarding Policy

Effective August 31, 2016, the Company’s Corporate Governance Guidelines were amended to limit the number of public company directorships board members may hold. Specifically, a Director cannot sit on the board of directors of more than five public companies (including the Company’s Board), however, any Director who is a chief executive officer of a public company cannot sit on more than two public company boards (other than the company for which he or she serves as the chief executive officer). All Directors are in compliance with this policy.

Share Ownership Guidelines

Since December 2012, the Company has had share ownership guidelines which apply to our CEO, all executive officers and all other direct reports of the CEO at the VP level. The guidelines ensure that executives are aligned with the interests of our shareholders by requiring them to hold significant levels of Company stock. All shares owned outright and 60% of time-based restricted shares count towards share ownership. Executives have five years to reach their ownership guidelines.

In order to further align the interests of our non-employee Directors to those of our shareholders, the HRCC implemented, effective September 6, 2016, a Director Share Ownership Policy pursuant to which non-employee Directors must acquire, over a five-year period, shares representing 5 times the $75,000 annual cash retainer paid to them by us. All shares owned outright and 60% of time-based restricted shares or restricted share units count towards share ownership. Each Director is expected to continue to meet the ownership requirement for as long as he or she serves on the Board. The ownership guidelines are as follows:

POSITION	PERCENTAGE OF BASE SALARY
Chief Executive Officer	500%
Executive Officers	300%
Other Direct Reports of the CEO at VP Level and Above	100%
PERCENTAGE OF ANNUAL CASH RETAINER
Non-employee Directors	500%

As of the date of this Proxy Statement, Mr. Casey, Mr. Turgeon and Mr. Romano have met their ownership requirements, Dr. Van Niekerk is at 98% of his ownership requirement and Mr. Carlson, who joined the Company on October 31, 2016, has until October 31, 2021 to reach his ownership requirement. All non-employee Directors, with the exception of Mr. Mgojo, have met these guidelines as of the date of this Proxy Statement. Mr. Mgojo, who joined the Board on June 10, 2016, has until June 10, 2021 to reach his ownership requirement.

CORPORATE GOVERNANCE OF THE COMPANY

Claw-back Policy

The Company has adopted a recoupment or “Claw-Back” Policy for executives, including all the NEOs. This policy allows for claw-back of incentive compensation, from both the annual and long-term plans, if payments pursuant to those plans were based on financial results that were subsequently restated due to fraud or intentional misconduct and the payment was greater than it would have been if calculated based on the accurate financial statements.

Anti-Hedging Policy

The Company has adopted a policy prohibiting any Company Director, officer, employee or related person from hedging or entering into monetization transactions or similar arrangements with respect to Company securities. This policy was established in order to avoid the appearance of improper or inappropriate conduct by any Company Director, officer, employee or related person.

No Tax Gross-ups

We do not have any existing tax gross-up arrangements with any of our Directors, officers or other employees and we have made a commitment to not enter into such arrangements in the future.

Board Meetings and Committees

During 2016, the Board of Directors held a total of ten meetings. All Directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which they served that were held during the aforementioned period.

The Board of Directors has established three committees: a Corporate Governance and Nominating Committee, a Human Resources and Compensation Committee and an Audit Committee. During 2016, the Corporate Governance and Nominating Committee held a total of four meetings, the HRCC three meetings, the Audit Committee a total of nine meetings. Each such committee is governed by a written charter, and a current copy of each such charter is available on Tronox’s website at www.tronox.com, under “Investor Relations - Corporate Governance”.

CORPORATE GOVERNANCE OF THE COMPANY

Effective May 25, 2016, we evaluated the Board committee composition which resulted in a rotation of committee members and the change of the chairman of several committees. Specifically, Mr. Kaufthal assumed the chairman role of the HRCC and stepped down as a member of the Audit Committee and the Corporate Governance and Nominating Committee; and Mr. Quinn became a member of the Audit Committee and stepped down as chairman of the HRCC. The table below provides current membership for each of the board committees.

NAME	AUDIT	HUMAN RESOURCES AND COMPENSATION	CORPORATE GOVERNANCE
Thomas Casey*
Daniel Blue	•	•
Andrew P. Hines	Δ
Wayne A. Hinman		•	Δ
Peter Johnston			•
Ilan Kaufthal		Δ
Jeffry N. Quinn	•
Sipho Nkosi			•
*	Chairman of the Board
Δ	Chair
•	Member

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee assists the Board of Directors with respect to: (a) the organization and function of the Board of Directors; (b) corporate governance principles applicable to the Company; and (c) the Company’s policies and programs that relate to matters of corporate responsibility. The Corporate Governance and Nominating Committee reviews and makes recommendations to the Board of Directors regarding the composition of the Board of Directors, structure, format and frequency of the meetings. The Corporate Governance Committee has not formally established any specific, minimum qualifications that must be met by each candidate for the Board of Directors or specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. The Class A non-affiliated Directors of the Corporate Governance and Nominating Committee are responsible for the nomination of Class A Directors to the Board. The Class B Directors are appointed by Exxaro in accordance with our Constitution.

Audit Committee

The primary responsibilities of the Audit Committee are to oversee the accounting and financial reporting processes of the Company as well as our affiliated and subsidiary companies, and to oversee the internal and external audit processes. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the financial information which is provided to shareholders and others, and the system of internal controls which management has established. The Audit Committee oversees the Company’s independent registered public accounting firm, including their independence and objectivity. However, the committee members are not acting as professional accountants or auditors, and their functions are not intended to duplicate or substitute for the activities of management and our independent registered public accounting firm. The Audit Committee is empowered to retain independent legal counsel and other advisors as it deems necessary or appropriate to assist the Audit Committee in fulfilling its responsibilities, and to approve the fees and other retention terms of the advisors. The Company maintains an internal audit function to provide management and the Audit Committee with ongoing assessments of the Company’s risk management processes and system of internal control.

The Audit Committee is comprised of three members, each of whom was elected by the Board of Directors. Andrew P. Hines, because of his accounting background and extensive financial experience, meets the NYSE

CORPORATE GOVERNANCE OF THE COMPANY

listing standard of having accounting or related financial management expertise and the SEC definition of an “Audit Committee financial expert.” Each of the other members of our Audit Committee has financial management experience or is financially literate. Each committee member meets the additional independence requirements for members of an Audit Committee in the NYSE Corporate Governance Rules.

Human Resources and Compensation Committee

The HRCC administers our executive compensation program and assists the Board of Directors in fulfilling its oversight responsibilities with respect to the compensation we pay to our executive officers and our non-employee Directors. Among its other duties, the HRCC:

•	Evaluates and determines the salary, incentives and benefits making up the total compensation of our CEO and other executive officers;
•	Reviews and monitors management succession planning and development, including promotability of all officers;
•	Defines the terms and conditions, including performance metrics, for the stock options, restricted shares/units and other long-term equity awards for our executive officers and approves all grants made to the executive officers;
•	Reviews and approves the annual corporate goals and objectives of our CEO; and
•	Considers industry conditions, relevant market conditions and our prospects and achievements when making recommendations with respect to compensation matters.

Each member of the HRCC is independent as defined by SEC rules and NYSE listing standards and is a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”) and an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

Human Resources and Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2016, none of our HRCC members: (i) have ever been an executive officer or employee of our Company; or (ii) is or was a participant in a “related person” transaction in fiscal year 2016. During the fiscal year ended December 31, 2016, no executive officer of our Company served on the compensation committee (or its equivalent) or board of directors of any company that has an executive officer that serves on the Board of Directors or our HRCC.

The Board’s Role in Risk Oversight

The Board of Directors administers its risk oversight function directly and through its various committees. The Board of Directors’ role in our Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to our Company, including operational, financial, competitive, management retention and legal risks. The Board of Directors routinely discusses with senior management our major risk exposures, their potential financial impact on our Company, and the steps (both short-term and long-term) we take to manage them. While the Board of Directors is ultimately responsible for risk oversight at our Company, the Board of Directors’ committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. In particular, our Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the areas of financial reporting, internal controls and compliance with legal and regulatory requirements, and, in accordance with NYSE requirements, discusses policies with respect to risk assessment and risk management and their adequacy and effectiveness. Our Audit Committee routinely discusses with senior management and our independent registered public

CORPORATE GOVERNANCE OF THE COMPANY

accounting firm any financial risk exposures, including risks related to financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies and credit and liquidity matters, steps taken to manage those exposures and our Company’s risk tolerance in relation to our overall strategy. Our HRCC also assists the Board of Directors in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. In addition, our Corporate Governance Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to risk assessment and management in a general manner and specifically the management of risks associated with board organization, membership and structure, succession planning for our Directors and executive officers, and corporate governance.

Indemnification of Officers and Directors

Except as set forth below and in employment agreements, there is no provision in any contract, arrangement or statute under which any Director or officer of the Company is insured or indemnified in any manner against any liability which he/she may incur in his/her capacity as such.

Subject to, and so far as permitted by applicable law (including the Australian Corporations Act), the Constitution (i) requires Tronox Limited to indemnify every officer of Tronox Limited and its related bodies corporate against a liability incurred as such an officer to any person (other than to Tronox Limited or a related entity of Tronox Limited), unless the liability arises out of conduct involving a lack of good faith, and (ii) permits Tronox Limited to make a payment in respect of legal costs incurred by an officer or employee in defending an action for a liability incurred as such an officer or employee or in resisting or responding to actions taken by a government agency or a liquidator.

Tronox Limited has entered into or will enter into Deeds of Indemnity, Access and Insurance (“Deeds of Indemnity”) with each of its Directors to, among other things, give effect to these rights.

Directors and officers of the Company are covered by an insurance policy. Tronox Limited will insure against amounts that it may be liable to pay to Directors, secretaries, officers or certain employees pursuant to the Constitution, the Deeds of Indemnity or that Tronox Limited otherwise agrees to pay by way of indemnity. Tronox Limited will pay premiums for this “Directors and Officers” insurance (“D&O Insurance”). The insurance policy also will insure Directors, secretaries, officers and some employees against certain liabilities (including legal costs) they may incur as officers or employees of Tronox Limited. The Deeds of Indemnity will provide that, subject to the Australian Corporations Act, during the Director’s term of office as an officer of Tronox Limited (or as an officer or trustee of a corporation or trust of which the Director is appointed or nominated an officer or trustee by Tronox Limited or a wholly owned subsidiary of Tronox Limited) and for seven years after the Director ceases to hold such office, Tronox Limited must use its best efforts to effect and maintain D&O Insurance covering the Director.

There are certain provisions of the Australian Corporations Act that restrict Tronox Limited from indemnifying officers in certain circumstances. These provisions are described below.

Australian Law
Australian Corporations Act

Section 199A(1) of the Australian Corporations Act provides that a company or a related body corporate must not exempt a person from a liability to the company incurred as an officer of the company.

Section 199A(2) of the Australian Corporations Act provides that a company or a related body corporate must not indemnify a person against any of the following liabilities incurred as an officer of the company:

•	A liability owed to the company or a related body corporate;
•	A liability for a pecuniary penalty order or compensation order under specified provisions of the Australian Corporations Act; or,
•	A liability that is owed to someone other than the company or a related body corporate and did not arise out of conduct in good faith.

CORPORATE GOVERNANCE OF THE COMPANY

Section 199A(2) does not apply to a liability for legal costs.

Section 199A(3) of the Australian Corporations Act provides that a company or a related body corporate must not indemnify a person against legal costs incurred in defending an action for a liability incurred as an officer of the company if the costs are incurred:

•	In defending or resisting proceedings in which the person is found to have a liability for which they could not be indemnified under Section 199A(2);
•	In defending or resisting criminal proceedings in which the person is found guilty;
•	In defending or resisting proceedings brought by the Australian Securities and Investments Commission (ASIC) or a liquidator for a court order if the grounds for making the order are found by the court to have been established (this does not apply to costs incurred in responding to actions taken by ASIC or a liquidator as part of an investigation before commencing proceedings for the court order); or,
•	In connection with proceedings for relief to the person under the Australian Corporations Act in which the court denies the relief.

Section 199B of the Australian Corporations Act provides that a company or a related body corporate must not pay, or agree to pay, a premium for a contract insuring a person who is or has been an officer of the company against a liability (other than one for legal costs) arising out of:

•	Conduct involving a willful breach of duty in relation to the company; or,
•	A contravention of the officer’s duties under the Australian Corporations Act not to improperly use their position or make improper use of information obtained as an officer.

For the purpose of Sections 199A and 199B, an “officer” of a company includes:

•	A director or secretary;
•	A person who makes, or participates in making, decisions that affect the whole, or a substantial part, of the business of the company;
•	A person who has the capacity to significantly affect the company’s financial standing; and,
•	A person in accordance with whose instructions or wishes the directors of the company are accustomed to act.

Director and Officer Insurance

The Directors and officers of Tronox Limited are insured against certain liabilities, including certain insured liabilities under United States securities laws, which they may incur in their capacity as such under a liability insurance policy carried by Tronox Limited.

Communications with the Board of Directors

The Board of Directors has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board of Directors, including Mr. Ilan Kaufthal our Lead Independent Director, any Board committee or any chair of any such committee by mail or electronically. To communicate with the Board of Directors, the non-management independent Directors, any individual Directors or committee of Directors, correspondence should be addressed to the Board of Directors or any such individual Directors or committee of Directors by either name or title. All such correspondence should be sent to Tronox Limited, c/o Secretary, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA with a request to forward the same to the intended recipient. To communicate with the Board of Directors electronically, shareholders and other interested parties should go to our website at www.tronox.com. Under the heading “Investor Relations – Corporate Governance

CORPORATE GOVERNANCE OF THE COMPANY

– Contact the Board” you will find an on-line form that may be used for writing an electronic message to the Board of Directors. In general, all communications delivered to the Company’s Secretary for forwarding to the Board of Directors or specified members will be forwarded in accordance with the shareholder’s instructions. However, the Company’s Secretary reserves the right not to forward to members any abusive, threatening or otherwise inappropriate materials.

2016 NON-EMPLOYEE DIRECTOR COMPENSATION

Our Board of Directors approved the compensation for the Directors of Tronox in June 2012. Since June 2012, all non-employee Directors are entitled to an annual cash retainer of $75,000 for service on the Board of Directors payable quarterly in arrears, plus additional cash compensation payable quarterly in arrears as follows:

•	A non-executive chairman of the Board of Directors will receive an additional annual retainer of $50,000*;
•	The chairman of the Audit Committee will receive an additional annual retainer of $50,000;
•	The chairman of the HRCC will receive an additional annual retainer of $20,000;
•	The chairman of the Corporate Governance Committee will receive an additional annual retainer of $20,000; and,
•	A committee member of each of the Audit Committee, HRCC, Corporate Governance Committee, or any other committee established by the Board of Directors, respectively, who is not serving as chairman of such committee, will receive an additional annual retainer of $15,000.
*	Mr. Casey, as Executive Chairman, is compensated per the terms of his employment agreement and does not receive the $50,000 retainer.

In November 2015, the Board of Directors adopted a program whereby Directors could opt to receive their quarterly Board fees in shares of Class A stock in lieu of receiving a cash payment. In the event that a Director elects to receive their quarterly Board fees in shares, such election must be made in writing to the Company’s Corporate Secretary. The number of shares issued will be calculated by dividing the appropriate quarterly fee due by the closing price on the first trading day of the next quarter.

In March 2016, the Board of Directors formed a Special Ad Hoc Succession Committee to, among other things, identify and select an interim successor for the Company’s CEO, Thomas Casey. The members of this Committee were Wayne Hinman, Ilan Kaufthal, Andrew Hines and Daniel Blue, with Messrs. Hinman and Kaufthal serving as Co-Chairs. The members of this Committee were entitled to receive $15,000 per annum as additional compensation for serving on this Committee and each of the Co-Chairs were entitled to receive an additional $10,000 per annum for acting as Chairman.

On September 6, 2016, the Board of Directors, on the recommendation of the Special Ad Hoc Succession Committee, approved the dissolution of the Special Ad Hoc Succession Committee and provided that any and all powers, authorities and discretions previously delegated to the committee be assumed by the HRCC.

On September 6, 2016, the independent members of the Board of Directors, on the recommendation of the Corporate Governance and Nominating Committee, approved the form, terms and provisions of the Lead Independent Director Charter and appointed Mr. Ilan Kaufthal as the Lead Independent Director. The independent members of the Board of Directors also approved an additional annual retainer for the Lead Independent Director of $50,000, payable quarterly in arrears.

Historically, non-employee Directors were entitled to receive an annual grant of time based restricted shares under the Tronox Limited Equity Plan with a fair-market value at grant equal to $150,000, determined by dividing $150,000 by the ten (10) day average closing price for the Company’s shares for the first 10 business days in that calendar year and rounding down to the nearest full share. For awards granted through 2016, these awards vested ratably over three years in equal installments on the anniversary of the date of the grant. Unvested awards were forfeited upon termination except that in the case of a Change of Control (as defined in the grant agreement) the awards would immediately vest.

On September 6, 2016, the Board of Directors, upon the recommendation of the HRCC, in consultation with the committee’s independent compensation consultant, determined that non-employee Directors will continue to receive an annual grant with a fair-market value at grant equal to $150,000, but it will be awarded in time-based RSUs instead of restricted shares. Unlike the time-based restricted shares previously received by non-employee Directors, dividends will accrue and be paid when such RSUs vest. Further, these RSU awards will now vest on the first anniversary of the date of the grant (assuming such individual is a Board member at the time of vesting) instead of ratably over three years as was the case with the previous annual restricted share grant.

2016 NON-EMPLOYEE DIRECTOR COMPENSATION

The following table sets forth the total compensation for the year ended December 31, 2016 paid to or earned by our non-employee Directors during 2016.

NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2016

NAME	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($) (1) (2)	ALL OTHER COMPENSATION ($) (3)	TOTAL ($)
Andrew P. Hines	31,250	245,621	18,249	295,120
Daniel Blue	121,206	145,395	18,249	284,850
Ilan Kaufthal	30,000	240,800	18,249	289,049
Wayne A. Hinman	27,500	238,690	18,249	284,439
Jeffry N. Quinn	93,242	145,395	18,249	256,886
Peter Johnston	110,000	145,395	18,249	273,644
Sipho Nkosi (4)	—	206,911	13,461	220,372
Mxolisi Mgojo (4)	—	162,918	—	162,918
Wim de Klerk (4)	—	178,711	13,461	192,232
(1)	Amounts reported in this column represent the aggregate grant date fair value for restricted shares/units granted to each Director computed in accordance with the share-based compensation accounting guidance under ASC Topic 718. Each Director (except Mr. Mgojo) received a grant of 40,727 restricted shares/units valued at the NYSE closing price on January 29, 2016 of $3.57. Mr. Mgojo received at grant of 30,545 restricted share units valued at the NYSE closing price on July 1, 2016 of $4.72. Mr. de Klerk actually received the grant of 40,772 restricted share units on January 29, 2016, but these restricted share units, along with an additional 6,673 unvested restricted share units from previous year’s grants were forfeited on July 1, 2016 due to Mr. de Klerk’s resignation from the Company’s Board. As of December 31, 2016 each Director, with the exception of Mr. Mgojo, held 47,400 unvested restricted shares/units. Mr. Mgojo held 30,545 unvested restricted share units as of December 31, 2016.
(2)	Amounts reported in this column also represent stock issued to each Director during 2016 in lieu of quarterly cash fees. As noted above, Directors have the option to receive Class A shares in lieu of a cash payment. For Class A shares issued in lieu of cash payments, the number of shares issued was calculated by dividing the appropriate quarterly fee due by the closing price of the Company’s shares on the first trading day of the next quarter. During 2016 the Company issued shares in lieu of cash fees on: (a) April 1, 2016 at $6.85 per share; (b) July 1, 2016 at $4.72 per share; and (c) on October 3, 2016 at $9.42 per share. The shares issued in lieu of cash fees vested immediately upon issuance.
(3)	Amounts in this column represent dividend payments on restricted shares at the approved dividend rate for all shareholders. For 2016, this rate was $0.25 per share for the dividend paid on March 17, 2016 and $0.045 per share for dividends paid on each of May 24, September 1 and December 2, 2016. Messrs. Mgojo, Nkosi and de Klerk accrue dividends on their restricted share units which are then paid upon vesting. For 2016, Messrs. Nkosi and de Klerk received accumulated dividends on previously issued restricted share units that vested on January 31, 2016. Mr. Mgojo had no restricted share units that vested in 2016. Dividends are not included in the grant date fair value calculation for time-based shares.
(4)	Should Messrs. Mgojo, Nkosi and de Klerk elect not to receive shares in lieu of quarterly cash fee payments, then such cash amounts are instead paid to Exxaro. During 2016, Exxaro was paid $4,121, $18,750 and $18,750 for services by Messrs. Mgojo, Nkosi and de Klerk, respectively. They are eligible to receive directly the long-term incentive grants that are awarded to each Director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows information regarding the beneficial ownership of shares of Tronox Limited as of February 28, 2017 by:

•	Each current Director of Tronox Limited;
•	The current CEO and each named executive officer;
•	All persons currently serving as Directors and executive officers of Tronox Limited, as a group; and,
•	Each person known to us to own beneficially 5.0% or more of any class of Tronox Limited’s outstanding shares.

Beneficial ownership and percentage ownership are determined in accordance with the SEC’s rules and regulations. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of Tronox Limited shown as beneficially owned by them. The table is based on 66,255,965 Class A Shares and 51,154,280 Class B Shares outstanding as of February 28, 2017. All information concerning security ownership of certain beneficial owners is based upon filings made by such persons with the SEC or upon information provided by such persons to us. Unless otherwise noted below, the address for each beneficial owner listed in the table below is: c/o Tronox Limited, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA.

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF ORDINARY SHARES BENEFICIALLY OWNED	% OF CLASS OWNED	% OF TOTAL OWNED
Class B Shares
Exxaro Resources Limited Roger Dyason Road Pretoria West 0182 South Africa	51,154,280	100.0%	43.6%
Class A Shares
5% Owners
Fine Capital Partners, L.P. (1)	5,061,661	7.6%	4.3%
The Vanguard Group (2)	4,849,179	7.3%	4.1%
Franklin Mutual Advisers, LLC (3)	4,297,768	6.5%	3.7%
BlackRock Inc. (4)	4,165,586	6.3%	3.5%
Dimensional Fund Advisors LP (5)	3,328,599	5.0%	2.8%
Named Executive Officers and Directors (6)
Thomas Casey	1,271,138	1.9%	1.1%
John D. Romano	317,122	*	*
Willem Van Niekerk	229,235	*	*
Jean-François Turgeon	166,602	*	*
Timothy C. Carlson	1,622	*	*
Ilan Kaufthal	100,364	*	*
Andrew P. Hines	100,615	*	*
Wayne A. Hinman	85,045	*	*

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER OF ORDINARY SHARES BENEFICIALLY OWNED	% OF CLASS OWNED	% OF TOTAL OWNED
Jeffry N. Quinn	51,478	*	*
Sipho Nkosi	47,283	*	*
Daniel Blue	37,863	*	*
Peter Johnston	37,863	*	*
Mxolisi Mgojo	12,171	*	*
All Executive Officers and Directors as a group (16 persons)	2,639,300	4.0%	2.2%
(1)	Information regarding Fine Capital Partners, L.P. is based solely on the Amendment to the 13G filed with the SEC on February 14, 2017 for the calendar year ended December 31, 2016. Fine Capital Partners L.P. has the shared power to vote or direct the vote of 5,061,661 of the Class A Shares and the shared power to dispose or to direct the disposition of 5,061,661 of the Class A Shares. The address of Fine Capital Partners L.P. is 590 Madison Avenue, 27th Floor, New York, NY 10022.
(2)	Information regarding The Vanguard Group, Inc. is based solely on the Amendment to the 13G filed with the SEC on February 13, 2017 for the calendar year ended on December 31, 2016. The Vanguard Group, Inc. has the sole power to vote or direct the vote of 77,553 of the Class A Shares, the shared power to vote or direct the vote of 10,492 of the Class A Shares, the sole power to dispose of or to direct the disposition of 4,764,862 Class A Shares and the shared power to dispose or to direct the disposition of 84,317 Class A Shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(3)	Information regarding Franklin Mutual Advisers, LLC is based solely on the 13G filed with the SEC on February 3, 20167 for the calendar year ended December 31, 2016. Franklin Mutual Advisers, LLC has the sole power to vote or direct the vote of 4,297,768 of the Class A Shares and the sole power to dispose or to direct the disposition of 4,297,768 of the Class A Shares. The address of Franklin Mutual Advisers, LLC is 101 John F. Kennedy Parkway, Short Hills, NJ 07078-2789.
(4)	Information regarding BlackRock Inc. is based solely on the Amendment to the 13G filed with the SEC on January 27, 2017 for the calendar year ended on December 31, 2016. Blackrock Inc. has the sole power to vote or direct the vote of 3,994,615 of the Class A Shares and the sole power to dispose or to direct the disposition of 4,165,586 of the Class A Shares. The address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.
(5)	Information regarding Dimensional Fund Advisors LP is based solely on the 13G filed with the SEC on February 9, 2017 for the calendar year ended December 31, 2016. Dimensional Fund Advisors LP has the sole power to vote or direct the vote of 3,243,852 of the Class A Shares and the sole power to dispose of or to direct the disposition of 3,328,599 Class A Shares. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, TX 78746.
(6)	Shares listed for each Executive Officer and Director includes: (i) shares owned by the individual; (ii) restricted shares units that will vest within 60 days of February 28, 2017; and (iii) shares subject to options that are exercisable, regardless of whether the exercise price is above or below our share price, within 60 days of February 28, 2017. Restricted share units that will vest within 60 days include: 4,906 for all Executive Officers and Directors as a group. Shares subject to options that are exercisable within 60 days include: Thomas Casey, 357,407; John D. Romano, 141,300; Willem Van Niekerk, 141,168; Jean-Francois Turgeon, 33,333; and 736,993 for all Executive Officers and Directors as a group. None of these options contain an exercise price lower than our share price as of February 28, 2017.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Directors and executive officers, among others, to file with the SEC and NYSE an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, our staff assists our executive officers and Directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during fiscal year 2016 all of our covered officers and Directors filed the required reports on a timely basis under Section 16(a), except that due to inadvertent errors, certain reports and transactions were not timely filed. The number of late reports and transactions are as follows: Mxolisi Mgojo (1 report, 1 transaction).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have service level agreements with Exxaro for research and development that expire in 2017. We also had service level agreements with Exxaro for services such as tax preparation and information technology which expired during 2015. Such service level agreements amounted to expenses of $1 million, $2 million, and $3 million during 2016, 2015 and 2014, respectively, which was included in “Selling general and administrative expense” in the Consolidated Statements of Operations. Additionally, we have a professional service agreement with Exxaro related to the Fairbreeze construction project. We made payments to Exxaro of $2 million during 2016 and $3 million each in 2015, and 2014, which was capitalized in “Property, plant and equipment, net” in our consolidated balance sheets set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. At December 31, 2016 and 2015, we had less than $1 million and $1 million, respectively, of related party payables, which were recorded in “Accounts payable” in our consolidated balance sheets set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

We hold a membership in ANSAC, which is responsible for promoting exports of US-produced soda ash. Under the ANSAC membership agreement, Alkali’s exports of soda ash to all markets except Canada, the European community, the European Free Trade Association and the Southern African Customs Union are exclusively through ANSAC. Certain sales and marketing costs incurred by ANSAC are charged directly to us. Selling, general and administrative expenses in the Consolidated Statement of Operations include amounts charged to us by ANSAC principally consisting of salaries, benefits, office supplies, professional fees, travel, rent and certain other costs, which amounted to $4 million and $3 million for 2016 and 2015, respectively. During 2016 and 2015, we recorded net sales to ANSAC of $276 million and $210 million, respectively, which was included in “Net sales” in the consolidated statements of operations set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. At December 31, 2016 and 2015, we had $60 million and $47 million, respectively, of related party receivables from ANSAC which were recorded in “Accounts receivable, net of allowance for doubtful accounts” in our consolidated balance sheets set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. At December 31, 2016 and 2015, we had related party payables due to ANSAC of $1 million and $2 million, respectively, recorded in “Accounts payable” in our consolidated balance sheets set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Additionally, during 2016 and 2015, “Cost of goods sold” in the consolidated statements of operations set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 included $4 million each of charges to us by ANSAC for freight costs incurred on our behalf. We did not have a liability to ANSAC at December 31, 2016 and $1 million of liabilities in 2015 for freight costs incurred on our behalf, included in “Accounts payable” in the consolidated balance sheets set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

The Company has adopted a written Related Person Transaction Policy that is administered by the Corporate Governance Committee. A copy of the Company’s Related Person Transaction Policy can be found on the Company’s website, http://www.tronox.com, under “Investor Relations - Corporate Governance.”

The Related Person Transaction Policy applies to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. Related persons subject to the policy include executive officers, Directors, nominees for election as a Director, owners of more than 5% of our total equity, and any members of the immediate family of any of the foregoing persons. The Related Person Transaction Policy also applies in respect of transactions which would involve the Company giving a financial benefit to related parties where, under the related party transaction provisions of Australia’s Corporations Act, the benefit could be given only with shareholder approval. Under the Related Person Transaction Policy, Company management determines whether a transaction requires review by the Corporate Governance Committee, and transactions requiring review are referred to the Corporate Governance Committee for approval, ratification or other action. Based on its consideration of all of the relevant facts and circumstances, the Corporate Governance Committee decides whether or not to approve such transactions and approves only those transactions that are deemed to be in the best interests of the Company. The Related Person Transaction Policy also contains a list of certain categories of related person transactions that are pre-approved under the Related Person Transaction Policy, and therefore need not be brought to the Corporate Governance Committee for further approval, unless the transaction would require shareholder approval under Australia’s Corporations Act. If the Company becomes aware of an existing transaction with a related person that has not been approved under this policy, the matter is referred to the Corporate Governance Committee. The Corporate Governance Committee then evaluates all options available, including ratification, revision or termination of such transaction.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking shareholders to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm.

The accounting firm of PwC has been selected as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2017. Although the selection of PwC does not require ratification, the Board of Directors has directed that the appointment of PwC be submitted to the shareholders for ratification because we value our shareholders’ views on the Company’s independent registered public accounting firm and as a matter of good corporate governance. A representative of PwC will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of holders of a majority of ordinary shares cast at the Annual Meeting is required to ratify the appointment of PwC as the Company’s independent registered public accounting firm.

The accompanying proxy will be voted for the ratification of PwC as the Company’s independent registered public accounting firm unless the shareholder indicates to the contrary on the proxy.

The Board of Directors recommends that shareholders vote “FOR” the ratification of the appointment of PwC as the Company’s independent registered public accounting firm for 2017

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee selected PwC as our independent auditors to audit our financial statements and our internal control over financial reporting for the years ended December 31, 2016 and 2015, as well as for the year ending December 31, 2017. The following table shows the fees for professional services rendered by PwC for the audit of the Company’s annual financial statements for the years ended December 31, 2016 and 2015, respectively, and fees billed for other services rendered by PwC during those periods:

	2016	2015 (5)
Audit Fees (1)	$8,146,260	$9,927,131
Audit Related Fees (2)	950,736	182,848
Tax Fees (3)	2,247,948	392,653
All Other Fees (4)	11,041	3,954
Total Fees	$11,355,985	$10,506,586
(1)	Fees for professional services performed for the integrated audit of the Company’s annual consolidated financial statements and review of financial statements included in the Company’s Form 10-K and 10-Q filings, and other services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	Fees for services performed that are reasonably related to the performance of the audit or review of the Company’s financial statements. This may include employee benefit and compensation plan audits, any acquisition-related audit work, and attestations that are required by statute or regulation.
(3)	Fees for professional services performed with respect to tax compliance, tax advice and tax planning. This includes preparation of original and amended tax returns for the Company and consolidated subsidiaries, refund claims, payment planning and tax audit assistance.
(4)	Fees for other permitted work performed that does not fall within the categories set forth above.
(5)	In addition to the 2015 audit fees noted above, Grant Thornton billed 2015 audit and review fees totaling $50,000. Grant Thornton previously served as the Company’s independent registered public accounting firm through the fiscal year ended December 31, 2013.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our independent accountants must be approved in advance by the Audit Committee to assure that such services do not impair the accountants’ independence from the Company. Accordingly, all audit and non-audit services provided by PwC to us must be pre-approved in advance by our Audit Committee unless the following conditions are met:

•	The service is one of a set of permitted services that the independent registered public accounting firm is allowed to provide; and,
•	The services must be brought to the attention of the Audit Committee and approved prior to the completion of the annual audit.

All other permitted services must be pre-approved by either the Audit Committee or a delegate of the Audit Committee. If pre-approval is obtained from a delegate of the Audit Committee, the service may be performed provided that the service must be presented to the Audit Committee at the next scheduled meeting. In 2016 and 2015, all of the fees paid to our independent auditors were approved in advance by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

In accordance with its charter, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the Company’s accounting and financial reporting processes and its internal and external audit processes. The Audit Committee has implemented procedures to ensure that it devotes the attention necessary to each of the matters assigned to it under its charter.

In discharging its oversight responsibility, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements and related footnotes and the effectiveness of the Company’s internal control over financial reporting for the fiscal year ended December 31, 2016 and the independent registered public accounting firm’s report on those financial statements and report on the Company’s internal control over financial reporting, with our management and with PwC our independent registered public accounting firm. Management represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles (“GAAP”). The Audit Committee has discussed with PwC the matters required to be discussed under Auditing Standard No. 1301, “Communications with Audit Committees,” adopted by the Public Company Accounting Oversight Board.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent registered public accounting firm. Consistent with its charter, the Audit Committee has evaluated PwC’s qualifications, performance, and independence, including that of the lead audit partner. The Audit Committee has received and reviewed the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee, and has discussed with PwC, its independence from the Company.

Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, for filing with the SEC.

AUDIT COMMITTEE

Andrew P. Hines (Chairman)
Daniel Blue
Jeffry N. Quinn

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy and programs, the decisions that the HRCC have made under those programs, and the factors considered in those decisions. This CD&A focuses on the compensation of the following individuals for the 2016 fiscal year that we refer to collectively as our “NEOs”.

NAME	AGE (2)	TITLE
Thomas Casey	65	Chairman of the Board and Chief Executive Officer
Timothy C. Carlson	52	Senior Vice President and Chief Financial Officer
Jean-François Turgeon	51	Executive Vice President, President of Tronox Titanium Dioxide
John D. Romano	52	Senior Vice President and Chief Commercial Officer, Tronox Titanium Dioxide
Willem Van Niekerk	57	Senior Vice President, Strategic Planning and Business Development
Katherine C. Harper (1)	54	Former Senior Vice President and Chief Financial Officer
(1)	Resigned effective September 30, 2016
(2)	As of March 1, 2017

Set forth below is a description of the backgrounds of our NEOs. Each of Mr. Casey, Mr. Romano and Dr. Van Niekerk joined Tronox Limited on June 15, 2012 upon completion of the Exxaro Transaction. Mr. Turgeon joined the Company as of January 1, 2014 and Mr. Carlson joined the Company as of October 31, 2016. Ms. Harper joined the Company on September 16, 2013 and departed on September 30, 2016. There are no family relationships among any of our NEOs.

Thomas Casey
Chairman of the Board and Chief Executive Officer

Mr. Casey’s biographical information is set forth under the caption “—Election of Class A Directors and Class B Directors,” above.

Timothy C. Carlson
Senior Vice President and Chief Financial Officer

Mr. Carlson joined Tronox on October 31, 2016. Prior to joining Tronox, Mr. Carlson served as Chief Financial Officer of Precision Valve Corporation, a private equity-owned business based in Rye Brook, N.Y. since July 2015. Prior to this position, Mr. Carlson served as the Executive Vice President, Chief Financial Officer and Treasurer of ATMI, Inc., a publicly traded company headquartered in Danbury, Conn. from September 2007 to May 2014 when the company was sold to Entegris, Inc. Earlier in his career Carlson held a series of finance, strategic planning, and auditing roles at various divisions of Campbell Soup Company, including sites in Camden, N.J., Norwalk, Conn., and Sydney, Australia. Mr. Carlson holds a Bachelor of Science degree in economics from the University of Pennsylvania, Wharton School of Business, and is a Certified Public Accountant.

Jean-François Turgeon
Executive Vice President, President of Tronox Titanium Dioxide

Mr. Turgeon has been our Executive Vice President, President of Tronox Titanium Dioxide with responsibility for global production and marketing of titanium dioxide since January 2014 and shared responsibility for Global Procurement. Prior to joining Tronox, Mr. Turgeon worked for Rio Tinto Group for 24 years, serving most recently as the managing director of its titanium dioxide business. He is also the former chairman of Richards Bay Mineral in South Africa and Rio Tinto, Fer et Titane, in Canada. Mr. Turgeon holds a Bachelor’s degree in chemical engineering from Université Laval and a Master’s degree in hydrometallurgy from McGill University.

John D. Romano
Senior Vice President and Chief Commercial Officer, Tronox Titanium Dioxide

Mr. Romano has been our Senior Vice President and Chief Commercial Officer of Titanium Dioxide since October 2014. Before that he served as our Senior Vice President and President, Pigment and Electrolytic Operations from June 15, 2012 to October 2014; the Executive Vice President of Tronox Incorporated since

COMPENSATION DISCUSSION AND ANALYSIS

January 1, 2011 and Vice President, Sales and Marketing of Tronox Incorporated since January 2008. Mr. Romano was an executive officer of Tronox Incorporated during its bankruptcy proceedings, from which it emerged in 2011. Before that he served as Vice President, Sales for Tronox Incorporated from 2005 to January 2008; Vice President, Global Pigment Sales for Tronox LLC from January 2005 to November 2005; Vice President, Global Pigment Marketing for Tronox LLC from 2002 to 2005 and Regional Marketing Manager for Tronox LLC from 1998 to 2002. Mr. Romano holds a Bachelor’s degree in Accounting from Oklahoma State University.

Willem Van Niekerk
Senior Vice President, Strategic Planning and Business Development

Dr. Van Niekerk has served as our Senior Vice President, Strategic Planning and Business Development since June 15, 2012. Prior to joining Tronox Limited upon completion of the Exxaro Transaction, he served as the Executive General Manager of Corporate Services for Exxaro, which includes the mineral sands business, since May 2009, where he was responsible for Exxaro’s technology, research and development, information management and supply chain management departments. Prior to that, he served as Manager of Growth for Exxaro’s mineral sands and base metals business and as General Manager for Marketing and Business Development for Exxaro’s mineral sands and base metals business. Dr. Van Niekerk co-managed the Tiwest Joint Venture from 2006 to 2008. He oversaw the design and development of the titanium smelting technology for the slag furnaces at KZN Sands. Dr. Van Niekerk has a PhD in pyrometallurgy from the University of Pretoria.

Shareholder Outreach and Response to the 2016 ‘Say-on-Pay’ Vote

At our 2016 Annual Meeting of Shareholders, our advisory vote on NEO compensation, referred to as our “Say-on-Pay” vote, passed, but only because holders of Class A and Class B ordinary shares voted together as a single class. The 2016 vote outcome represented the second year in a row where we did not receive the approval from a majority of our Class A shareholders with respect to Say-on-Pay.

The 2016 Say-on-Pay vote, along with the comments made by ISS and Glass Lewis prior to the 2016 Annual Meeting of Shareholders, was taken seriously by the Company, the Board of Directors and the HRCC. As a result of the low Say-on-Pay vote, the Company proactively reached out to our Class A shareholders holding approximately 56% of the Class A ordinary shares. In those discussions, which primarily occurred telephonically with participation from our head of investor relations and our CEO and Chairman of the Board, for certain of the calls, we reviewed our shareholder opinions on our governance, compensation and equity plans as well as the comments made by proxy advisory firms that had published their opinions on these matters. On June 1, 2016, we publicly announced that the Board had made certain changes in its governance and had authorized the retention by the Company of compensation/governance consultants to provide both a review of its existing programs and practices as well as ongoing advice on these matters.

The Board has independently considered the points articulated by Class A shareholders and proxy advisory firms. Thereafter, the Board changed the corporate governance and compensation policies and procedures that were in its power to change. As discussed further in the section entitled “Corporate Governance of the Company” found on page 14 of this Proxy Statement, in 2016, the Board took the following significant actions: (i) amended our Equity Incentive Plan to (a) require shareholder approval for repricing of options; (b) restrict liberal share recycling; and (c) include a default provision for double trigger vesting of equity awards in the context of a change of control; (ii) amended the Company’s Corporate Governance Guidelines to limit the number of public company boards on which our directors may serve; and (iii) elected a lead independent director with meaningful responsibilities. Moreover, we proposed, and at a special meeting of shareholders received the required affirmative vote to require that Class A directors will only be re-elected in uncontested elections if they receive a majority of the Class A shareholder votes that are cast. The new majority voting standard will be applicable to the re-election of all the Class A directors at the 2017 Annual Meeting.

In addition, and again as a result of considering the feedback received from our Class A shareholders and proxy advisory firms, the Board of Directors and the HRCC made several significant changes to our executive compensation program for the 2017 fiscal year.

COMPENSATION DISCUSSION AND ANALYSIS

Below are the highlights of what we heard and how we responded:

What we heard…			How we responded…
ð	The HRCC members have served for the past three years during which time the Company has received a significant level of disapproval on the advisory say-on-pay vote.		✓	Effective May 25, 2016, the composition of the HRCC was reconstituted as follows:
				—	Ilan Kaufthal, Chairman
				—	Daniel Blue
				—	Wayne A. Hinman
ð	Given the level of disapproval the committee should have taken the initiative to improve the Company’s pay practice and programs.		✓	On May 25, 2016, the Board authorized the retention of a compensation/governance consultant to review and recommend appropriate modifications to the Company’s existing executive compensation program.
ð	The Company has not disclosed shareholder engagement efforts.		✓	We revised this year’s Proxy Statement to provide greater transparency on our shareholder outreach efforts.
ð	Need for greater clarity regarding the Company’s compensation plans, specifically:		✓
We revised this year’s Proxy Statement to provide greater clarity regarding our compensation philosophy, the link between short-term and long-term pay and value creation, and how the compensation plans fit within the Company’s long-term strategy.

	—	How the compensation plans fit into the Company’s long-term strategy;
	—	How and why the performance metrics and targets were established; and,	✓	We revised our compensation peer group to better reflect companies with similar quantitative and qualitative characteristics.
	—	How the compensation peer group was selected.
ð	Connection among compensation, financial performance and shareholder returns was not clear and did not appear to be aligned with the experience of shareholders.		✓
For 2017, 100% of the performance-based RSUs granted under the Company’s LTIP will be tied to our ranking of total TSR versus the companies in the 2017 Peer Group (as defined elsewhere in this CD&A) over a three-year measurement period. We believe this metric will better focus our NEOs on the achievement of long-term growth in the business and building shareholder value. This metric will replace the cumulative cash generation metric used in 2016 for our performance-based RSU awards.

ð
The link between payouts in the short-term incentive plan resulting from achievement of specific management objectives and overall compensation was not explained sufficiently to enable an understanding of the connection with longer-term shareholder returns.
			✓	We revised this year’s Proxy Statement to provide increased disclosures on achievement of individual management objectives and the results on overall compensation.

How Executive Pay is Linked to Company Performance

Our executive compensation program is aligned with our business strategy and with creating long-term shareholder value by paying for performance consistent with an acceptable risk profile. The foundation of our compensation philosophy is to:

•	Promote creation of long-term shareholder value;
•	Recruit and retain qualified high performing executive officers;
•	Motivate high levels of performance; and,
•	Offers compensation that is competitive in the marketplace.

Our executive compensation program emphasizes delivering compensation at a competitive market level which will allow executive officers who demonstrate consistent on-target performance over a multi-year period to earn compensation that is competitive and consistent with targeted performance levels of total

COMPENSATION DISCUSSION AND ANALYSIS

compensation. For executives where performance is above target over the long term, we believe the program will reward above the competitive median. Conversely, the program will provide less than the annual target compensation when performance does not meet expectations. Individual executive compensation may be above or below the annual target level, based on the Company’s performance; economic and market conditions; the individual’s performance, contribution to the organization, experience, expertise, and skills; and other relevant factors. For fiscal year 2016, we believe our executive compensation was aligned with our overall Company performance as we delivered on the cost reduction and working capital reduction program which we previously announced to shareholders and believe we are on target to achieve the $600 million of cumulative cash generation by the end of 2017. Additionally, although the TiO2 industry in the first half of the year continued to experience challenging macro-economic conditions, by the end of the year our share price increased from $3.91 on December 31, 2015 to $10.31 on December 31, 2016.

Summary of our Executive Compensation Program

Our Executive Compensation Practices. Set forth below is a summary of our key executive compensation practices.

•	We seek and carefully consider shareholder feedback regarding our compensation practices
•	We strive to link our executive compensation to our performance:
—	82% of the target compensation for the CEO and 69% of the target compensation for other NEOs is “at-risk”.
—	We select metrics in our short-term incentive plan that focus our CEO and other NEOs and the organizations they lead on achieving key annual financial and operational goals and objectives that drive overall performance that are expected to drive long-term shareholder value. Our short-term incentive plan also has an individual performance metric whereby our CEO and other NEOs performance is measured against pre-defined objectives.
—	Metrics in our long-term incentive plan focus our CEO and other NEOs on achieving three-year financial goals that are expected to lead to increased shareholder value; annual grants with overlapping performance periods reward sustained performance over the long-term.
—	For our CEO, 80% of targeted 2016 short-term incentive plan payout is linked to overall Tronox results including adjusted EBIDTA; cumulative cash generation; safety; and culture, people and integration metrics.
—	For other NEOs, between 40% and 60% of targeted 2016 short-term incentive plan payout is linked overall Tronox results including adjusted EBIDTA; cumulative cash generation; safety; and culture, people and integration metrics.
—	50% of the annual long-term equity awards are performance-based RSUs that vest following the end of the three-year performance period based on Company performance during the period. For performance-based RSUs granted in the 2016 fiscal year, 75% were allocated to a cumulative cash generation metric and 25% were allocated on relative TSR performance.
—	50% of the annual long-term equity awards are time-based RSUs that vest over a three-year time period. These time-based RSUs are intended to incentivize executives to create shareholder value through share price appreciation, and provide an employee retention incentive.
—	Metrics and targets for both the short-term and long-term incentive plans are based on the Company’s strategic and business plans and annual budgets that are reviewed by the full Board and are analyzed and tested for reasonableness by the HRCC at the beginning of the performance period. The HRCC actively evaluates the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.

COMPENSATION DISCUSSION AND ANALYSIS

•	Peer group appropriateness
—	As discussed in further detail elsewhere in this CD&A, in November 2016, the HRCC reviewed and revised the Company’s peer group to provide a mix of companies which the HRCC believes provides a better aggregate benchmark.
—	Our 2017 benchmarking compensation peer group includes 15 companies that the Committee believes reflect more appropriate industry, size, geographic scope, and market dynamics.
—	We are positioned at approximately the 45th percentile of revenue within the new compensation peer group.
•	No re-pricing of stock options
•	Independent compensation consultants
—	The Committee directly retained Lyons, Benenson & Company Inc., (“LBC”) for part of 2016 and Frederic W. Cook & Co. (“FW Cook”) for the balance of 2016. Neither LBC of FW Cook provided any other services to the Company.

2016 Business Performance & Accomplishments

Our 2016 accomplishments included:

1.Please refer to “Management’s Discussion & Analysis of Financial Condition and Results of Operations – Non-U.S. GAAP Financial Measures” on page 60 of our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on February 23, 2017, for a reconciliation of adjusted EBITDA to the most directly comparable U.S. GAAP financial measures.

2.Please refer to our Fourth Quarter 2016 Earnings Release filed as Exhibit 99.1 to our Form 8-K filed with the SEC on February 21, 2017, for a reconciliation of free cash flow to the most directly comparable U.S. GAAP financial measures.

In addition, our TiO2 operational excellence program generated aggregate cash of $298 million sourced from $156 million of cost reductions and $142 million of working capital reductions in 2016. Furthermore, on February 21, 2017, we announced a definitive agreement to acquire the TiO2 business of Cristal, a privately held global chemical and mining company, for $1.673 billion of cash, subject to a working capital adjustment at closing, plus 37,580,000 Class A ordinary shares (the “Cristal Transaction”).

Notwithstanding that we believe 2016 marked the recovery in global TiO2 markets, as a result of the challenging macro-economic conditions the TiO2 industry has experienced over the past few years and a cyclical trough which we believe reached its low point in mid-2016, our share price and market capitalization have been deeply impacted over the past three years. Our share performance during the second half of 2016 reflected the improving market conditions for the TiO2 industry and the margin benefits of our cost reductions resulting from our multi-year program to reduce spending while simultaneously increasing quality and production volume. The share price of our Class A ordinary shares listed on the NYSE at the close of business on December 30, 2015 was $3.91 as compared with a share price of $10.31 as of the close of business on December 31, 2016. As a result, our Total Shareholder Return (“TSR”) for 2016 was a positive 179.6% (with dividends reinvested). However, our cumulative three-year TSR was a negative 45.0% (with dividends reinvested) which reflects the performance of our shares as the average global price for our TiO2 products decreased by almost $2,000/ton (almost 50%). As of February 28, 2017, our current Directors and executive officers, as a group, beneficially own approximately 2.6 million, or approximately 4%, of our listed Class A ordinary shares and have also experienced the impact of these challenging industry conditions.

COMPENSATION DISCUSSION AND ANALYSIS

The Executive Compensation Process

Role of the Human Resources and Compensation Committee. The HRCC administers our executive compensation program and assists the Board of Directors in fulfilling its oversight responsibilities with respect to the compensation of executive officers and our non-employee Directors. Among its other duties, the HRCC:

•	Evaluates and determines the salary, incentives, and benefits making up the total compensation of our CEO, other NEOs and other executive officers;
•	Reviews and monitors management succession planning and development, including promotability of all officers;
•	Defines the terms and conditions, including performance metrics, for the stock options, restricted shares/units, and other long-term equity awards for our executive officers and reviews and approves all grants made to the executive officers;
•	Reviews and approves the annual corporate goals and objectives of our CEO; and,
•	Considers industry conditions, relevant market conditions and our prospects and achievements when making recommendations with respect to compensation matters.

The HRCC cannot delegate this authority and regularly reports its activities to the Board.

The HRCC is comprised of three members, each of whom is independent as defined by SEC rules and NYSE listing standards and is a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined in Section 162(m) of the Internal Revenue Code. Currently, the members of the Committee are Ilan Kaufthal, Chairman, Wayne A. Hinman, and Daniel Blue.

The HRCC operates pursuant to a written charter (available on Tronox’s website at www.tronox.com, under “Investor Relations – Corporate Governance”) which is reviewed by the Committee on an annual basis and approved by the Board. The HRCC meets at least quarterly and more frequently as circumstances require, including in executive session with the Committee’s independent compensation consultant.

The HRCC has targeted compensation at the median of benchmark statistics provided by our independent compensation consultant (described below) for each element of total compensation (base, annual incentive and long-term incentives). The actual pay level for each executive officer may vary from these targeted levels based on experience, the scope and complexity of his or her role, job performance and company performance. The compensation of our CEO must also be reviewed by the non-employee, independent members of the Board of Directors. When making recommendations with respect to our executive officers other than CEO, the HRCC considers the recommendations made by the CEO and his evaluation of the other executive officers’ performance.

Elements considered by the HRCC and our CEO when reviewing the Company’s performance include: share price, the Company’s performance as measured against the performance goals established for the previous year, non-controllable events that may impact the Company’s performance, attainment of significant non-financial milestones and any other factors or goals it determines to be relevant to measuring the Company’s performance. The individual performance of our executive officers is measured against individual performance goals that were set for each executive officer by our CEO.

Use of Compensation Consultants. The HRCC has the sole authority to hire and terminate its consultant, approve its compensation, determine the nature and scope of its services, and evaluate its performance. During 2016, the HRCC engaged both LBC and FW Cook at different times as its compensation consultant to provide information to the HRCC to assist it in making determinations regarding our compensation programs for executives and non-employee Directors.

In February 2016, LBC provided the HRCC with among other things, a competitive pay analysis comparing the compensation of our executive officers against benchmark compensation statistics, 2016 program design advice and an independent review of 2016 compensation proposals developed by management.

COMPENSATION DISCUSSION AND ANALYSIS

During 2016, in carrying out their assignments, LBC and FW Cook interacted with management when necessary and appropriate and, in their discretion, met with management regarding their consulting work prior to presentation to the HRCC in order to confirm alignment with our business strategy, and identify data questions or other similar issues, if any. A representative from LBC or FW Cook attended HRCC meetings in 2016 when requested, and neither LBC nor FW Cook performed any other services for the Company or its management other than that described above.

The HRCC’s independent compensation consultant provides information and data to the HRCC from its surveys, proprietary databases and other sources, which the HRCC utilizes along with information provided by management and obtained from other sources. In making its decisions, the HRCC reviews such information and data provided to it by its independent compensation consultant and management and also draws on the knowledge and experience of its members as well as the expertise and information from within the Company, including from the human resources, legal, and finance groups. The HRCC considers executive and Director compensation matters at its quarterly meetings and at special meetings as needed based on our annual compensation schedule.

In connection with its engagements of LBC and FW Cook, the HRCC considered various factors bearing upon LBC and FW Cook’s independence including, but not limited to, the amount of fees received by LBC and FW Cook from Tronox as a percentage of LBC and FW Cook’s respective total revenue, LBC and FW Cook’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship that could impact either LBC or FW Cook’s independence. After reviewing these and other factors, the HRCC determined that both LBC and FW Cook were independent and that their respective engagements did not present any conflicts of interest. LBC and FW Cook also determined that they were independent from management and confirmed this in written statements delivered to the Chairperson of the HRCC.

CEO’s Role in the Compensation-Setting Process. At an HRCC meeting early in the year, the CEO makes recommendations to the HRCC regarding compensation for the executive officers other than himself. The CEO participates in the HRCC discussion at the HRCC’s request to provide background information regarding our strategic objectives and to evaluate the performance of and make compensation recommendations for the executive officers. The HRCC utilizes the information provided by the CEO along with other information from within the Company, input from its independent compensation consultant, and the knowledge and experience of the Committee members in making compensation decisions. The Chair of the HRCC recommends the CEO’s compensation to the Committee in executive session, not attended by the CEO.

Annual Evaluation. At the end of the fiscal year, the CEO completes a self-evaluation of his own performance and reviews his evaluation with the HRCC. The full board also provides input on the CEO’s performance and submits this to the Chairman of the HRCC for consolidation. The HRCC consolidates all input and the Chairman of the HRCC and the Chairman of the Corporate Governance Committee discuss the Board’s assessment of the CEO’s performance. The HRCC also determines the incentive amount, long-term incentive award, and any base salary change for the CEO.

In addition, each executive officer completes a self-evaluation for his own performance and reviews his evaluation with the CEO. The CEO then summarizes these results and brings them to the HRCC along with his initial recommendation for each executive’s base salary increase, annual incentive award, and long-term incentive award. The HRCC will then determine the amounts for any base salary increase and annual and long-term incentive awards for each executive officer.

Performance Objectives. At the beginning of the year, our CEO recommended, and the HRCC approved performance objectives for the 2016 fiscal year based, in part, on an active dialogue with the CEO regarding strategic objectives and performance targets for the Company. Metrics are tied to our strategic business plans and to annual budgets reviewed by the full Board. Short-term management objectives are designed to achieve specific goals that are expected to drive long-term shareholder value. Metrics are analyzed and tested for reasonableness prior to HRCC approval at the beginning of the performance period. The Committee actively evaluates the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.

Competitive Market Overview. Our executive compensation program is designed to be competitive within the various marketplaces in which we compete for employees. While the HRCC does not believe that it is

COMPENSATION DISCUSSION AND ANALYSIS

appropriate to establish compensation levels based solely on benchmarking, it believes that information regarding pay practices at peer companies is useful in two respects. First, the HRCC recognizes that our compensation practices must be competitive in the marketplace, and reviewing market pay practices provides a framework for assessing competitiveness. Second, marketplace information is one of the many factors that the HRCC considers in assessing the reasonableness of compensation. Although the HRCC considers compensation levels for executive officers of other companies, it does not mechanically apply the data but rather engages in a rigorous quantitative and qualitative review and weighing of the competitive information with other Company and individual performance factors, such as our specific business strategy, financial situation, and performance, in making its compensation determinations.

With the input of its independent compensation consultant, the HRCC reviews the peer group annually and revises such group as appropriate. We endeavor to identify companies that are comparable to our core businesses as well as comparable from a size perspective. As a result of the HRCC’s annual review in November 2015, the Peer Group of companies used by the HRCC in benchmarking fiscal year 2016 pay determinations remained unchanged from the 14 companies used in fiscal year 2015. This peer group has been used for other compensation and performance metrics since the beginning of 2014.

The fiscal year 2016 Compensation Peer Group (the “2016 Peer Group”) consisted of the 14 publicly-traded companies listed below:

Albemarle Corp. Cabot Corp. Celanese Corp. Chemtura Corp. Cliffs Natural Resources, Inc.	Cytec Industries, Inc. Eastman Chemical Company Huntsman Corp. IAMGOLD Corp.	Kronos Worldwide, Inc. Southern Cooper Corp. Teck Resources Ltd. Walter Energy, Inc. Yamana Gold Inc.

As show below, our revenue and number of employees were below the median and our market capitalization was below the 25th percentile of the 2016 Peer Group companies.

($ in millions)	Revenue (1)	Market Cap (2)	Employees (3)
75th Percentile	$5,605	$9,725	10,756
Median	3,015	3,977	6,904
25th Percentile	1,781	2,005	4,110

Tronox Limited	$2,122	$1,091	4,400
Tronox's Percent Rank	40%	3%	26%

Data Source: S&P Capital IQ

(1)	Represents most recently reported four quarters
(2)	As of September 30, 2016
(3)	Represents most recently disclosed fiscal year

In November 2016, with the assistance FW Cook, the HRCC conducted its annual review of the 2016 Peer Group. Based on this review, the HRCC determined we should exclude six companies from the 2016 Peer Group: Cytec Industries, Inc. (acquired by Solvay SA in December 2015), IAMGOLD Corp. (incompatible business fit), Kronos Worldwide, Inc. (externally managed by parent company), Southern Copper Corp. (does not grant equity awards to executives and incompatible size fit) Walter Energy, Inc. (delisted from NYSE in July 2015 and did not file a proxy in 2016), and Yamana Gold Inc. (incompatible business fit).

As an eight-company peer group may not result in a statistically significant number of matches to provide meaningful results or could yield compensation values that are too volatile, FW Cook undertook a review to identify potential peer group candidates. The methodology used was as follows:

•	Screening focused on size and business comparability;
•	GICS sector, location, and CIGC sub-industry screens were used to identify companies in related industries and similar geographical markets. CIGS sub-industries included: (a) commodity chemical; (b) diversified chemicals; (c) specialty chemicals; (d) diversified metals and mining; (e) gold; (f) silver; and, (g) steel;

COMPENSATION DISCUSSION AND ANALYSIS

•	Revenue and market capitalization were used to identify companies of similar size (approximately 0.4x to 2.5x that of Tronox). Revenue ranges were approximately $850 million to $5.3 billion and market capitalization ranged from $300 million to $1.9 billion; and
•	Companies that met the size criteria were then screened to determine reasonableness in terms of business fit.

Based on this screening process, the HRCC approved the addition of seven new companies to the peer group: A. Schulman, Inc.; The Chemours Company; Ferro Corp., Koppers Inc.; Materion Corp; SunCoke Energy; and, Tredegar Corp. The HRCC determined that:

•	such companies align better with Tronox’s size based on revenue, market cap, and number of employees (the proposed peer group is at the 45th, 34th and 42nd percentiles, respectively, as of September 30, 2016);

•	that the addition of The Chemours Company and the continued inclusion of Huntsman Corp. are appropriate, because although both companies are larger in size, such companies represent the only U.S.-based TiO2 companies that are our direct competitors and utilize equity awards to reward their executive officers. As such, we believe we compete with both Chemours and Huntsman for executive talent; and,
•	such group, as a whole, continues to represent a reasonable match to Tronox in business content.

The fiscal year 2017 Compensation Peer Group (the “2017 Peer Group”) consisted of the 15 publicly-traded companies listed below:

A. Schulman, Inc. * Albemarle Corp. Cabot Corp. Celanese Corp. The Chemours Company *	Chemtura Corp. Cliffs Natural Resources, Inc. Eastman Chemical Company Ferro Corp. * Huntsman Corp.	Koppers Inc. * Materion Corp. * SunCoke Energy Inc. * Teck Resources Ltd. Tredegar Corp. *
*	Represents new addition for 2017.

As of September 2016, our revenue, market capitalization, and number of employees were between the 25th and 50th percentiles of the 2017 Peer Group companies.

($ in millions)	Revenue (1)	Market Cap (2)	Employees (3)
75th Percentile	$5,514	$6,742	7,591
Median	2,463	2,066	4,846
25th Percentile	1,406	757	2,569

Tronox Limited	$2,122	$1,091	4,400
Tronox's Percent Rank	45%	34%	42%

Data Source: S&P Capital IQ

(1)	Represents most recently reported four quarters
(2)	As of September 30, 2016
(3)	Represents most recently disclosed fiscal year

COMPENSATION DISCUSSION AND ANALYSIS

Elements of Compensation

These are the components of the 2016 fiscal year executive compensation included in the Summary Compensation Table, and benefits under broad-based benefit plans in which executive officers participate. As described above, we target the median of each element of direct compensation as compared to the 2016 Peer Group (as described under “The Executive Compensation Process – Competitive Market Overview”). We also provide additional benefits and perquisites to be competitive with local practices and with our peer group.

Component		Key Features	Objectives	Principal 2016 Actions
CEO	NEOs (excluding CEO)
TOTAL DIRECT COMPENSATION
Base Pay		Fixed annual cash amount, paid at regular payroll intervals Reviewed annually and adjusted if needed based on performance and market comparison	Provide a regular source of income at reasonable, competitive levels.	No annual merit increase was given to any NEO.
18% of TDC	31% of TDC
Short-term Incentive (STI)
Performance-based cash compensation opportunity: committee determines payout based on company and business unit performance and levels of individual contributions.

Proxy officers participate in the same AIP with our other executives and our other employees.

Awards for certain proxy officers are subject to specified limits and contingent on the company satisfying a performance goal under our shareowner-approved Internal Revenue Code Section 162(m) Annual Incentive Plan for Covered Executives.
Focus executive officers and organizations they lead on achieving key annual financial and operational goals and objectives that drive overall performance and reward for successful performance.
AIP payments were calculated using a predetermined formula based on company and business unit performance metrics established at the beginning of the year, plus personal performance results.

2016 AIP payments for the NEOs were between 100% and 161% of target.

28% of TDC	22% of TDC
Long-term Incentive Plan (LTIP)		Equity-based compensation: amount realized, if any, dependent on company achieving long-range financial goals and sustained or increased stock price. LTIP opportunity delivered through:
Focus proxy officers on achieving and sustaining longer-term business results and reward performance.

Performance-based RSUs motivate officers to achieve three-year financial goals that are expected to lead to increased shareholder value; annual grants with overlapping performance periods reward sustained performance over the long-term.

The NEOs (with the exception of Mr. Carlson) received LTIP grants in February 2016 with a grant date fair value, determined at target, ranging from 159% to 332% of base salary, according to established formulas.

Amounts actually earned will vary based on stock price and corporate performance.

54% of TDC	47% of TDC
- Time-based RSUs (50% of total LTIP award):
Vest in equal annual installments over a three-year service period. Award settled in Class A shares of company stock. Dividends accrue and paid only upon vesting.
- Performance-based RSUs (50% of total LTIP award):

Shares eligible for vesting based on achievement of Internal Revenue Code Section 162(m) performance goal and company performance against three-year cumulative cash generation and relative total shareholder return (TSR) goals. Cumulative cash generation performance RSUs comprise 75% of total performance-based RSUs. TSR performance RSUs comprise 25% of total performance-based RSUs. Vest shortly after the end of three-year performance period. Award settled in Class A shares of company stock. Dividends accrue and paid only upon vesting.

COMPENSATION DISCUSSION AND ANALYSIS

Component		Key Features	Objectives	Principal 2016 Actions
CEO	NEOs (excluding CEO)
OTHER COMPENSATION
Benefits
Additional elements defined by local practice including medical and other insurance benefits, pension and other long-term savings plans, and post-employment compensation.

Cost of health and welfare benefits partially borne by employees, including executive officers.
			Intended to provide competitive benefits that promote employee health, financial security, and income security in the event of an executive’s involuntary termination.	No significant changes to programs in 2016.
Limited Perquisites		Financial counseling assistance valued at up to $10,000 per year per executive officer.	Intended to provide assistance to executives in making strategic decisions regarding their financial and tax arrangements.	No significant changes to program in 2016.

We combine the aforementioned elements in order to formulate compensation packages that provide competitive pay, reward the achievement of financial, operational and strategic objectives, but do not reward failure to perform on these objectives, and align the interests of our executive officers and other senior personnel with those of our shareholders.

We utilize the particular elements of compensation described above because we believe that it provides a mix of secure compensation, retention value and at-risk compensation which produces short-term and long-term performance incentives and rewards. By following this approach, we provide the executive with a measure of financial security, while motivating him or her to focus on business metrics that will produce a high level of short-term and long-term performance for Tronox that will create value for shareholders. Our compensation mix, which includes short-term and long-term incentives as well as time and performance vesting features, is competitive and reduces the risk of recruitment of our top executive talent by competitors. The mix of metrics used for our annual performance bonus and long-term incentive program likewise provides an appropriate balance between short-term and long-term financial and stock performance. All incentives are intended to be aligned with our stated compensation philosophy of providing compensation commensurate with performance, while targeting pay at approximately the 50th percentile of the competitive market. For purposes of compensation competitiveness, the competitive market consists of our current peer group as described previously under “The Executive Compensation Process – Competitive Market Overview.”

The HRCC focuses on the total compensation opportunity for each NEO but also on the mix of compensation. A substantial portion of the compensation opportunity beyond base salary is at-risk and must be earned based upon achievement of annual and long-term performance goals. The proportion of compensation designed to be delivered in base salary versus variable pay depends on such NEO’s position and the opportunity for that position to influence performance outcomes; the relative levels of compensation are based on differences in the levels and scope of responsibilities of the NEOs. Generally, the more senior the level of such NEO and the broader his or her responsibilities, the greater the amount of pay opportunity that is variable.

The relationship between fixed and variable pay in our compensation program is illustrated by the following charts, which show (i) the relative portions of base salary, target annual incentive, and target value of equity awards that, in aggregate, comprised the 2016 fiscal year target total direct compensation of our CEO and of our other NEOs, and (ii) the relative portions of base salary, actual annual incentive, and actual grant date value of the equity awards that, in aggregate, comprised the 2016 fiscal year actual total direct compensation of our CEO and our other NEOs.

COMPENSATION DISCUSSION AND ANALYSIS

Chief Executive Officer – Total Direct Compensation – The 2016 fiscal year

Named Executive Officers other than CEO – Total Direct Compensation – The 2016 fiscal year

AIP – Annual Incentive Plan
LTIP – Time-Based RSUs
LTIP – Performance-Based RSUs

Realizable Compensation

The table below supplements the “Summary Compensation Table” (“SCT”) (which follows this Compensation Discussion and Analysis) and shows the compensation actually realizable in the 2016 fiscal year for the CEO. The primary difference between this supplemental table and the “Summary Compensation Table” is the method used to value the LTIP performance restricted shares / RSUs. The SEC rules require that the grant date fair value of all LTIP performance shares / RSUs be reported in the SCT for the year in which they were granted. As a result, a significant portion of the total compensation reported in the SCT is in the form of grant date “fair value” of LTIP performance shares / RSU awards without discounting for lack of liquidity or risk of loss which are designed to align our management incentives with long-term shareholder value. While the amounts shown in the SCT reflect the grant date “fair value” of equity awards granted to an NEO in the year of the grant, those awards have not vested and the amounts shown in the SCT do not reflect the impact of performance-based metrics or share price performance on realizable pay, which may be considerably more or less based on (i) the actual number of time-based shares / RSUs that vest, (ii) the actual number of performance shares / RSUs that vest during the three-year performance period, and (iii) the impact of actual share price performance on the value of time-based and performance-based shares that vested or were earned during the period. In contrast, the supplemental table below includes only LTIP time and performance-based shares / RSUs that vested or were earned based on actual performance achieved for performance periods completed in the 2016 fiscal year, equity- based compensation included in the table below is valued based on the Company’s share price on December 31, 2016 ($10.31).

COMPENSATION DISCUSSION AND ANALYSIS

Supplemental Summary Compensation Table

Compensation Component	Period Earned or To Be Earned	Amounts Shown in Summary Compensation Table	Realizable Amount	Performance Results
Base Salary	2016	$1,030,000	$1,030,000	The CEO's base salary was unchanged in 2016 and has only been increased by $30,000 since October 2011.
Short-term Incentive	2016	2,395,000	2,395,000
Represents a payout of 155% of target, reflecting both the Company's 2016 performance against the adjusted EBITDA, cumulative cash generation, safety, and culture/people/integration metrics and the level of achievement against personal objectives established by the HRCC for 2016, reduced by $253,000 to reflect the fatality at our South African operation during 2016.

Long-term Incentive - Performance Based	2016-2018	1,804,882
February 24, 2016, 318,696 Cumulative Cash Generation performance-based restricted share units granted multiplied by the closing price of our Class A ordinary shares on the grant date of $3.80, plus 106,232 TSR performance-based restricted share units multiplied by the grant date fair value as determined using a Monte-Carlo simulation of $5.59 (147% of the closing price of our Class A ordinary shares on that date of $3.80). The performance-based restricted share units will vest on February 24, 2019 based on the performance against predetermined metrics over the performance period of January 1, 2016 through December 31, 2018.

Long-term Incentive - Performance Based	2013-2015		120,142
Represents value of 11,653 shares earned based on actual performance achieved for LTIP performance based restricted shares granted in 2013 with the three year performance period ending December 31, 2015. 81,573 shares were forfeited for failure to meet the performance metrics. Shares valued based on closing share price on December 31, 2016 of $10.31.

Long-term Incentive - Time-based	2017-2019	1,614,730
February 24, 2016, 424,929 time-based restricted share units granted multiplied by the closing price of our Class A ordinary shares on the grant date of $3.80. The restricted share units will vest in equal annual portions on February 24, 2017, February 24, 2018 and February 24, 2019, provided Mr. Casey is then providing services to the Company on each such vesting date. Dividends will be accrued until shares vest and paid at that time.

Long-term Incentive - Time-based	2016		979,935
Represents the vesting in 2016 of 1/3 of each of the time-based restricted shares / RSUs granted in 2013, 2014 and 2015 (total of 95,047 shares). The Company uses time-based restricted shares / RSUs to retain top talent and further align the interests of management with those of shareholders. The grants vest 1/3 per year over three years. Shares valued based on closing share price on December 31, 2016 of $10.31.

Other Compensation	2016	436,787	436,787	Amounts as set out in "All Other Compensation Table"
		$7,281,399	$4,961,864

COMPENSATION DISCUSSION AND ANALYSIS

The following graphs further illustrate the difference between the three-year average SCT compensation and realizable pay of our CEO and other NEOs as of December 31, 2016, based on average of the past three years.

Measurement Definitions
SCT Compensation	Amount as reflected in the “Total” column of the SCT.
Realizable Pay
Sum of (i) annual base salary; (ii) annual cash incentive earned during the period; (iii) performance-based equity awards earned during the performance period; and (iv) time-based equity awards vested during the period. All equity awards are valued based on the Company’s share price at December 31, 2016 ($10.31).

Mr. Casey, who became CEO in October 2011, received a one-time sign-on grant of 250,000 Class A shares that cliff vested in October 2014. This one-time grant, has a realized value of $2.6 million (included in the table above) based on the closing price of the Company’s shares at December 31, 2016 of $10.31. As this was a one-time special grant associated with Mr. Casey assuming the CEO role, and the vesting of which was only conditioned on a time requirement, the Company believes it is appropriate to show a pro-forma comparison of Mr. Casey’s SCT compensation versus realizable pay for the three-years ending December 31, 2016 excluding this special grant. By doing so, the decrease in realizable pay versus reported compensation increases from 27% to 39% which further highlights the impact on his average pay from the failure to achieve certain performance-based metrics and our share price performance during this three-year period.

CEO Highlights

The section entitled “Employment Agreements” found elsewhere in this CD&A sets forth the material compensation terms of Mr. Casey’s amended and restated employment agreement entered into on August 14, 2014. The compensation components of such agreement were determined by the terms of Mr. Casey’s initial employment agreement that was entered into on April 19, 2012 subsequent to Mr. Casey being appointed the Chief Executive Officer of Tronox on October 5, 2011. With the exception of a 3% increase in his base salary in 2014, none of the compensation terms in Mr. Casey’s employment agreement have been changed since it was entered into effective October 2011.

COMPENSATION DISCUSSION AND ANALYSIS

At the time of Mr. Casey’s appointment to the CEO role, Mr. Casey was Chairman of the Board and was instrumental in identifying, and leading the execution of the acquisition of the mineral sands business of Exxaro, a South African public company listed on the Johannesburg Stock Exchange, in September 26, 2011. The Board determined that the Company needed a CEO with significant understanding and leadership of complex financial and strategic transactions, as well as multi-national business operations, including with respect to the financial, strategic and operational aspects thereof. As a former CEO of multiple companies, as well as a former managing director at Merrill Lynch & Co, and former partner at Skadden, Arps, Slate, Meagher & Flom LLP, Mr. Casey was uniquely qualified to conduct the strategic review of our situation as we emerged from bankruptcy and then to consummate the Exxaro acquisition and integrate their mineral sands business with Tronox’s pigment production business to form the world’s most integrated TiO2 business. Mr. Casey successfully led our efforts to close the Exxaro transaction and further positioned the Company to better withstand the downturn of the TiO2 business. In 2013, Mr. Casey led a financing effort that resulted in our securing a Term Loan and a bond financing on very favorable rates and terms with no maintenance covenants. This financing provided us with a significant low risk cash cushion as our TiO2 market worsened severely. Thereafter, Mr. Casey’s successful leadership in 2015 of the acquisition of the soda ash business from FMC Corporation has generated significant free cash flow and adjusted EBITDA for the Company during a period in which the TiO2 industry experienced challenging macro-economic conditions and a cyclical trough which we believe reached its low point in mid-2016. In addition, as part of the effort to position the Company successfully in this severe market downturn, Mr. Casey implemented a major multi-year cost reduction and cash generation program which is currently on track to generate more than $600 million in cash by the end of 2017. As we previously disclosed, in 2016 alone, this cost reduction program generated aggregate cash of $298 million sourced from $156 million of cost reductions and $142 million of working capital reductions, while simultaneously increasing both quality and production volume. Moreover, Mr. Casey successfully negotiated the signing of a definitive agreement to acquire the TiO2 business from Cristal, a privately held global chemical and mining company, which will create the world’s largest and most highly integrated TiO2 producer expected to close before the first quarter of 2018. The Company believes this transaction and all the initiatives discussed above have positioned the Company to withstand the long, sharp downturn in the TiO2 market and to emerge as one of the low cost global leaders in its market, to the benefit of customers, employees and shareholders.

Components of Compensation

Base Salary

We consider base salary an element of total compensation that is tied to job responsibility and individual contributions to our success and is intended to attract and retain highly talented executive officers. While the HRCC uses benchmark statistics to guide it in its decisions regarding levels of base salary, it has considerable discretion and considers the experience, tenure and recent individual performance of our NEOs when making decisions regarding base salary. During 2016, after reviewing the current industry and business climate, the HRCC determined not to give merit increase to any of the NEOs.

2016 Short-term Incentive Plan

For 2016, Tronox’s executive officers were eligible to receive cash awards under the 2016 Annual Incentive Plan. This plan is covered under the Tronox Limited Annual Performance Bonus Plan that was approved by shareholders in May 2013.

The size of the target incentive payable to each executive officer is set as a percentage of each executive officer’s base salary (the “Target Percentage”). The target incentive is paid for achieving the targeted objectives described below. The threshold level of performance pays 50% of target and achieving maximum performance pays 200% of target (300% for our CEO under his employment agreement). The Target Percentage for our CEO is 150% of his base salary and the Target Percentage for the other NEOs range from 70% to 75% of base salary. The HRCC considered the input of our CEO, LBC and benchmark statistics when setting the Target Percentage for each executive officer each year for 2016.

On February 8, 2016, the HRCC established the overall Tronox 2016 performance goals and metrics under the Annual Incentive Plan and the portion of the incentive attributable to the achievement of each performance

COMPENSATION DISCUSSION AND ANALYSIS

goal. While many of the overall Tronox components of the Annual Incentive Plan were similar to 2015, such as our focus on safety and people, 2016 included a cumulative cash generation objective. We included the cumulative cash generation objective since it is one of our most important financial objectives for 2016 and 2017. Further, these performance goals are tied to measures that the HRCC believes will benefit our shareholders the most. The overall Company goals for 2016 included adjusted EBITDA (weighted at 35%), cumulative cash generation from our TiO2 operational excellence initiative (weighted at 35%), safety (weighted at 15%), and culture/people/integration goals (weighted at 15%).

We chose these measures because we believe they motivate our executives to drive Company and business unit growth and profitability. To reflect performance above or below targets, adjusted EBITDA, cumulative cash generation, safety, and culture/people/integration goals each have sliding scales that provide for annual incentive bonus payouts greater than the target bonus if results are greater than target (up to a maximum 200% payout) or less than the target bonus if results are lower than the target (down to a threshold of 50% of target payout, below which the payout would be $0).

At its February 8, 2016 meeting, the committee set final 2016 goals based on the following objectives:

Overall Tronox Results	Threshold	Target	Maximum
Payout	50%	100%	200%
Adjusted EBITDA	20% lower than Budget	Meet Tronox Budget	20% better than Budget
Cash Generation	20% lower than Budget	Meet Tronox Budget	20% better than Budget
Safety	Injuries 10% greater than Target	DIR of 0.39 TRIR of 0.87	Injuries 20% fewer than Target
Culture/People/Integration	Meet 75% of Target Objectives	Meet Defined Objectives	Exceed Defined Objectives

In addition, each NEO has a portion of their incentive tied to individual performance and the two Executive Vice Presidents also have a portion of their incentive tied to the performance of their respective individual business unit. The components of annual incentive for each of the NEOs are as follows:

CEO
Individual Performance 20%
Overall Tronox Results 80%
EVP
Individual Performance 20%
Overall Tronox Results 40%
Business Unit Performance 40%
Other Business Unit NEOs
Individual Performance 20%
Overall Tronox Results 30%
Business Unit Performance 50%
Other Corporate NEOs
Individual Performance 20%
TiO2 Business Unit Results 10%
Alkali Business Unit Results 10%
Overall Tronox Results 60%

COMPENSATION DISCUSSION AND ANALYSIS

At the February 2, 2017 HRCC meeting, our CEO presented the actual results for the Company and a discussion took place about the results. The actual 2016 results versus the AIP metrics were as follows:

Overall Tronox 2016 AIP Metrics					2016 Actual Results	Performance Result	Weighted Performacne Results %
	Payout Level	Threshold 50%	Target 100%	Maximum 200%
Objective	Weighting
Tronox Adjusted EBITDA	35%	$218	$273	$328	$314	174.5%	61.1%
2015 - 2016 Cumulative Cash Generation	35%	$336	$420	$504	$486	178.6%	62.5%
Safety DIR	7.5%	DIR ≥ 0.35	DIR = 0.39	DIR ≤ 0.25	0.39	100.0%	7.5%
Safety TRIR	7.5%	TIR ≥ .91	TIR = .97	TIR ≤ .80	0.64	200.0%	15.0%
Culture/People/Integration	15%	Meet 75% of defined objectives	Meet defined metrics from CEO goals	Exceed defined objectives	121.6	121.6%	18.2%
						Total Payout	164.3%

Adjusted EBITDA is defined consistently with the results shared publicly each quarter in our earnings announcement. Given that prices continued to decline substantially throughout 2015 and the first quarter of 2016, the starting point for the financial performance of the TiO2 recovery was significantly lower than 2015’s price and financial performance starting points. As a result, the HRCC set the Adjusted EBITDA performance metric to be higher than 2015’s actual performance even though it was lower than 2015’s target level of $482 million.

Cumulative cash generation has also been defined consistently, with the results shared publicly at December 31, 2015 and June 30 and December 31, 2016. As the Company has previously disclosed, we expect our multi-year cost reduction and working capital reduction program to generate cumulative cash of approximately $600 million for the three-year period 2015-2017. For the year ended December 31, 2015, the Company’s cost reduction and working capital reduction program generated cumulative cash of $188 million. As such, the HRCC believed that a target cumulative cash generation figure of $420 million was appropriate and sufficiently incentivized our NEOs.

We used two metrics to assess our safety performance in 2016: (1) our disabling injury frequency rate (DIR) for both Tronox employees and contractors per 200,000 hours worked, and (2) our total recordable injury frequency rate (TIR) for both Tronox employees and contractors per 200,000 hours worked. The culture/people/integration metric is slightly broader and includes specific diversity workforce representation goals within certain countries and the implementation of specific global programs such as the CEO recognition program, learning and development programs and performance differentiation. For instance, as a result of our mining assets in South Africa, we have specific requirements under the South African mining charter with respect to, among other things, the hiring of historically disadvantaged South Africans; providing financial support to the local communities in which we operate; and procuring materials and services from Black Economic Empowered entities.

On February 2, 2017, the HRCC approved the overall Tronox results as described above for 2016 with a 164.3% payout level. However, due to an accident that occurred at our KZN site on December 31, 2016 which resulted in the fatality of an employee, the HRCC determined to reduce the 2016 AIP payouts for our CEO and other NEOs as reflected in the table below.

The HRCC evaluated Mr. Casey’s efforts and achievements relative to the individual performance objectives that were established for him at the beginning of the year. The HRCC determined that Mr. Casey exceeded such performance objectives which primarily related to advancing identified strategic options and driving our program of the cost reductions achieved from the Company’s multi-year program to reduce spending, generating cash from a more efficient system of working capital management, while simultaneously increasing both quality and production volume. As we previously disclosed, in 2016 alone, this cost reduction program generated aggregate cash of $298 million sourced from $156 million of cost reductions and $142 million of working capital reductions. In recognition of his accomplishments, the HRCC determined that Mr. Casey warranted a payment of 200% of target on the individual performance metric.

Mr. Casey evaluated Mr. Carlson’s efforts and achievements relative to the individual performance objectives that were established for him when he joined the Company. Mr. Casey recommended, and the HRCC concurred, that Mr. Carlson exceeded his performance objectives as, upon being hired, he immediately led and

COMPENSATION DISCUSSION AND ANALYSIS

enhanced our finance, IT transformative program which is a key Company initiative. In recognition of his accomplishments, the HRCC determined that Mr. Carlson warranted a payment of 200% of target on the individual performance metric but only for the two month period he was employed by us.

Mr. Casey evaluated Mr. Turgeon’s efforts and achievements relative to the individual performance objectives that were established for him at the beginning of the year. Mr. Casey recommended, and the HRCC concurred, that Mr. Turgeon exceeded such performance objectives which primarily related to the cost reductions achieved from the Company’s multi-year program to reduce spending while simultaneously increasing quality and production volume while achieving safety performance that exceeded his performance targets. In recognition of his accomplishments, the HRCC determined that Mr. Turgeon warranted a payment of 200% of target on the individual performance metric.

Mr. Turgeon evaluated Mr. Romano’s efforts and achievements relative to the individual performance objectives that were established for him at the beginning of the year. Mr. Casey recommended, and the HRCC concurred, that Mr. Romano, the Company’s Chief Commercial Officer, exceeded such performance objectives as the commercial organization sold more tons of pigment than the Company has ever sold since we divested plants at Savannah, Georgia and Uerdigen, Germany, while managing down inventories which freed substantial cash from working capital. Additionally, he was successful in capturing global price increases which led to a year-on-year price increase of 11%. In recognition of his accomplishments, the HRCC determined that Mr. Romano warranted a payment of 200% of target on the individual performance metric.

Mr. Casey evaluated Dr. Van Niekerk’s efforts and achievements relative to the individual performance objectives that were established for him at the beginning of the year. Mr. Casey recommended, and the HRCC concurred, that Dr. Van Niekerk exceeded such performance objectives as Dr. Van Niekerk was the executive in charge of the construction and commissioning of the Fairbreeze mine which was completed ahead of schedule and under budget and helped lead the strategic review of multiple initiatives including playing a major role in the diligence and negotiation of our definitive agreement with Cristal. In recognition of his accomplishments, the HRCC determined that Dr. Van Niekerk warranted a payment of 200% of target on the individual performance metric.

The final payments are determined by combining the overall Tronox results and the individual results along with other adjustments made by the HRCC. The award for 2016 performance for each NEO is shown below.

		Overall Tronox Results			TiO2 Business Unit Results			Alkali Business Unit Results			Individual Performance			Safety Deduction
Executive	Target Award	Weighting	Result	Amount	Weighting	Result	Amount	Weighting	Result	Amount	Weighting	Result	Amount	Amount	Total Payment
Thomas Casey	$1,545,000	80%	164.3%	$2,031,000							20%	200%	$617,000	(253,000)	$2,395,000
Timothy C. Carlson (1)	$61,000	60%	164.3%	$60,000	10%	174.3%	$11,000	10%	80.5%	$5,000	20%	200%	$24,000	(9,000)	$91,000
Jean-François Turgeon	$450,000	40%	164.3%	$296,000	40%	174.3%	$314,000				20%	200%	$180,000	(76,000)	$714,000
John D. Romano	$349,000	30%	164.3%	$172,000	50%	174.3%	$304,000				20%	200%	$140,000	(59,000)	$557,000
Willem Van Niekerk	$347,000	60%	164.3%	$342,000	10%	174.3%	$61,000	10%	80.5%	$28,000	20%	200%	$139,000	(54,000)	$516,000
Katherine C. Harper (2)	$261,777	60%	100.0%	$157,066	10%	100.0%	$26,178	10%	100.0%	$26,178	20%	100%	$52,355	—	$261,777
(1)	Mr. Carlson’s 2016 target award has been pro-rated for his 2 months of employment which commenced on October 31, 2016.
(2)	Ms. Harper’s 2016 target award was pro-rated for her 9 months of employment ending on September 30, 2016. In accordance with her employment agreement, she was eligible for a “target” payout at termination of employment.

Long-Term Incentive Program

We provide a long-term incentive opportunity to motivate and reward our executive officers for contributions in driving our overall performance. The amounts of the grants were determined by a pre-established formula (unchanged since the original appointment of each executive) that was formulated using competitive market data. The Target LTIP award for our CEO is defined in his employment agreement and shall be at least $3,000,000 per year. The LTIP awards for the participants are tied to a percentage of their base salary, which was equal to 150% for each of the other NEOs. Target percentage is defined as the initial grant value on the date of grant. Awards are provided under the Equity Incentive Plan. Since 2015, we have granted RSUs consistently throughout all jurisdictions in which we operate. We believe RSUs provide value based on the NYSE value of our shares without any discount, but there is the risk that some or all of the granted RSUs will not vest if the executive does not remain employed with us, and with respect to performance-based RSUs, if

COMPENSATION DISCUSSION AND ANALYSIS

performance is not achieved. Time-based RSUs vest one-third on each of the first three anniversaries of the date of grant. Dividends on both time-based RSUs and performance-based RSUs are accumulated and paid only when the RSUs vest. Dividends will not be paid in the event that such RSUs do not vest. Time-based RSUs are intended to incentivize executives to create shareholder value through share price appreciation, and provide an employee retention incentive. We believe performance-based RSUs provide value by linking the award vesting and payments to the long-term results of the Company.

2016 Long-Term Incentive Program

In February 8, 2016, the HRCC granted long-term incentives using a mix of performance-based RSUs and time-based RSUs to each of the NEOs. The 2016 grant to our NEOs was allocated as follows:

AWARD TYPE	PERCENTAGE
Performance-based Restricted Share Units	50%
Time-based Restricted Share Units	50%

The terms and metrics are consistent with the grants to the other executive officers except that the number of shares granted to Mr. Casey were based on the volume-weighted average price over the 30-day period preceding the date of grant. The grants for other executives are based on the actual closing price of a share of stock on the date of grant. The 2016 grant date was February 24, 2016.

Details of the long-term incentives granted during 2016 are shown below:

•	25% of the performance-based RSUs are tied to our relative ranking of total shareholder return versus that of the companies that comprise the S&P GICS Chemical index and S&P GICS Metals & Mining index over a three-year measurement period. The actual number of units that will vest will be equal to the aggregate number of units granted multiplied by the applicable TSR payout percentage. TSR payout percentages will be determined using straight line interpolation between Threshold and Target and between Target and Maximum.
THREE-YEAR TOTAL RELATIVE SHAREHOLDER RETURN RANKING	PAYOUT PERCENTAGE
65th percentile (Maximum)	200%
50th percentile (Target)	100%
35th percentile (Threshold)	25%
Below 35th percentile	0%
•	75% of performance-based RSUs will be measured based upon the cumulative cash generated from our TiO2 Operational Excellence program for the period January 1, 2015 to December 31, 2017 and the maintenance of the actual cumulative cash position as of December 31, 2017 during the 2018 calendar year. The cumulative cash generated will be the sum of the cumulative operating cash cost reductions (net of costs to deliver) and cumulative working capital reductions from our TiO2 Operational Excellence program. Such amounts will exclude foreign exchange impacts and non-cash lower of cost or market inventory charges. The actual number of units that will vest will be equal to the aggregate number of shares granted multiplied by the applicable Cumulative Cash Generation (“CCG”) payout percentage. CCG payout percentages will be determined using straight line interpolation between Threshold and Target and between Target and Maximum.
Cumulative Cash Generation During 2015- 2017 and Maintained in 2018	CCG Payout Percentage
$690 million or higher (Maximum)	200%
$600 million (Target)	100%
$510 million (Threshold)	25%
Below $510 million	0%

For the year ended December 31, 2015, the Company’s cost reduction and working capital reduction program generated cumulative cash of $188 million. Additionally, in 2016 alone, this program generated aggregate cash of $298 million sourced from $156 million of cost reductions and $142 million of working capital reductions.

COMPENSATION DISCUSSION AND ANALYSIS

2017 Long-Term Incentive Program

On February 2, 2017, the HRCC granted long-term incentives using a mix of performance-based RSUs and time-based RSUs to each of the NEOs. The 2017 grant (dated February 2, 2017) to our NEOs was allocated as follows:

AWARD TYPE	PERCENTAGE
Performance-based Restricted Share Units	50%
Time-based Restricted Share Units	50%

Details of the long-term incentives granted during 2017 are shown below:

•	100% of performance-based RSUs are tied to our ranking of relative TSR versus the companies in the 2017 Peer Group over a three-year measurement period. The actual number of units that will vest will be equal to the aggregate number of units granted multiplied by the applicable TSR payout percentage. TSR payout percentages will be determined using straight line interpolation between Threshold and Target and between Target and Maximum.
THREE-YEAR TOTAL RELATIVE SHAREHOLDER RETURN RANKING	PAYOUT PERCENTAGE
65th percentile (Maximum)	200%
50th percentile (Target)	100%
35th percentile (Threshold)	25%
Below 35th percentile	0%

We believe this TSR metric will better focus our NEOs on the achievement of long-term growth in the business and building shareholder value. This metric will replace the cumulative cash generation metric used in 2016 for our performance-based RSU awards. In addition, the HRCC recognized that it was no longer appropriate for our NEOs to have their compensation tied to the same performance metric for both the long-term equity incentive program and the annual cash incentive plan which further supported the replacement of the cumulative cash generation metric under the long-term equity incentive plan.

2017 Transaction Integration Award

On February 21, 2017, the HRCC created an Integration Incentive Award program in connection with the Cristal Transaction. The combination of the TiO2 businesses of Tronox and Cristal will create the world’s largest and most highly integrated TiO2 pigment producer with assets and operations on six continents. The Company believes the highly synergistic combination of the TiO2 businesses of Tronox and Cristal will bring significant value to our shareholders and we expect EPS accretion of more than 100 percent in year one after closing. It is expected that this program could ultimately cover in excess of one hundred employees who will be designated in advance with specific integration tasks. These employees will be eligible for bonus payments after their synergy or other specified integration goal is achieved. It is expected that no individual payments of this type will be made until not earlier than one year after closing of the Transaction and not later than shortly after two years after the Cristal Transaction closing, and will be mostly in the form of cash payments determined as a percentage of their base salaries.

As part of this program, the HRCC approved certain one-time grants pursuant to the Equity Incentive Plan in order to incentivize six executive employees to achieve synergies following the Cristal Transaction, and to further align the compensation of these employees to the value created for shareholders in the Cristal Transaction. Pursuant to the awards program, the Company’s below named executive officers were granted performance-based restricted share units (“Award RSUs”) using a share price of $18.675 per share, which was the average of the opening and closing trading prices for the Company’s Class A ordinary shares on February 21, 2017. The Award RSUs are subject to vesting terms based upon the achievement of at least 80% of the publicly announced synergies from the Cristal Transaction by the date that is two years following the closing of the Cristal Transaction (the “Vesting Date”). The Award RSUs will vest as follows: upon the achievement of at least 80% of the publicly announced synergies from the Cristal Transaction by the Vesting Date, 50% of the Award RSUs granted will vest, with pro rata additional vesting up to 100% vesting upon the achievement of 100% of the publicly announced synergies from the Cristal Transaction by the Vesting Date. If the Cristal Transaction does not close by July 1, 2018, then the Award RSUs granted will be forfeited.

COMPENSATION DISCUSSION AND ANALYSIS

The following table shows a summary of the Award RSUs granted to the Company’s named executive officers pursuant to the Plan:

NAME	NUMBER OF AWARD RSUs GRANTED
Thomas Casey	240,964
Jean-François Turgeon	160,643
Timothy C. Carlson	107,096
Willem Van Niekerk	107,096

Results for Performance Awards Granted in 2013

During the first quarter of 2016, the performance-based shares from the February 2013 long-term incentive plan vested. The payout was calculated as follows:

•	The TSR shares vest based upon the percentile rank of our TSR (share price appreciation plus dividends reinvested) over the three-year measurement period of January 1, 2013 to December 31, 2015 as compared to the TSR peer group. The actual number of shares that will vest will be equal to the aggregate number of shares granted multiplied by the applicable TSR payout percentage. Our actual TSR percentile ranking was at the 25th percentile and therefore only 25% of the granted shares vested.
•	The return on capital employed (“ROCE”) shares vest based on our ROCE versus our Weighted Average Cost of Capital (“WACC”) over the three-year measurement period of January 1, 2013 to December 31, 2015. The actual number of shares that will vest will be equal to the aggregate number of shares granted multiplied by the applicable ROCE payout percentage. Our ROCE was calculated at -12% versus our WACC of 9%, therefore none of the ROCE performance shares granted in 2013 vested.

During the third quarter of 2016, the performance-based shares from the September 2013 long-term incentive plan grant vested. The payout was calculated as follows:

•	The TSR shares vest based upon the percentile rank of our TSR (share price appreciation plus dividends reinvested) over the three-year measurement period of July 1, 2013 to June 30, 2016 as compared to the TSR peer group. The actual number of shares that will vest will be equal to the aggregate number of shares granted multiplied by the applicable TSR payout percentage. Our actual TSR percentile ranking was at the 8th percentile and therefore none of the TSR performance shares granted in September 2013 vested.
•	The ROCE shares vest based on our ROCE versus our WACC over the three-year measurement period of July 1, 2013 to June 30, 2016. The actual number of shares that will vest will be equal to the aggregate number of shares granted multiplied by the applicable ROCE payout percentage. Our ROCE was calculated at -12% versus our WACC of 8%, therefore none of the ROCE performance shares granted in September 2013 vested.

The Company’s pay for performance alignment is illustrated in the table below which summarizes the impact of the actual performance on realizable pay (versus reported compensation included in the Summary Compensation Table in 2013) for our CEO and certain other NEOs. The realizable value is 6% of reported compensation for Messrs. Casey, Romano and Dr. Van Niekerk and 0% for Ms. Harper. Mr. Turgeon did not join the Company until January 2014 and therefore did not receive these performance awards. Likewise, Mr. Carlson did not receive these performance awards as he did not join the Company until October 2016.

COMPENSATION DISCUSSION AND ANALYSIS

NEO	Grant Date	Performance Type	Shares Granted	Grant Value (as reported in 2013 SCT)	Shares Vested	Realizable Value (based on December 31, 2016 price of $10.31)	Change in Value
Thomas J. Casey	2/25/2013	TSR	46,613	$1,227,786	11,653	$120,142	$(1,107,644)
		ROCE	46,613	889,842	—	—	(889,842)
John D. Romano	2/25/2013	TSR	7,386	194,547	1,846	19,032	(175,515)
		ROCE	7,386	140,999	—	—	(140,999)
Willem Van Niekerk	2/25/2013	TSR	7,386	194,547	1,846	19,032	(175,515)
		ROCE	7,386	140,999	—	—	(140,999)
Katherine C. Harper	9/16/2013	TSR	2,500	85,225	—	—	(85,225)
		ROCE	2,500	63,600	—	—	(63,600)
			127,770	$2,937,546	15,345	$158,207	$(2,779,339)

Perquisites and Other Benefits

Each executive officer is eligible to receive a financial counseling benefit. Under this plan, each executive officer will be eligible for up to $10,000 per year to assist with financial planning, estate planning, and tax preparation. Amounts paid pursuant to this plan are taxable to the executive and are included in the Summary Compensation Table in the All Other Compensation column.

During 2014, Mr. Turgeon spent a substantial amount of his time at our international locations. During some of this time, his wife traveled with him and the Company provided airfare and related living expenses for Mr. Turgeon’s wife to accompany him. The incremental cost to the Company was $25,921. Amounts paid pursuant to this plan are taxable to the executive and are included in the Summary Compensation Table in the All Other Compensation column.

Additionally, during 2015, Dr. Van Niekerk spent a substantial amount of time in South Africa. During such time, his wife travelled with him and the Company provided airfare and related travel expenses for Dr. Van Niekerk’s wife. The incremental cost to the Company was $11,081. Amounts paid pursuant to this plan are taxable to the executive and are included in the Summary Compensation Table in the All Other Compensation column.

In 2016, due to the complex nature of his international tax situation, Dr. Van Niekerk was reimbursed for a portion of his tax preparation assistance payment of $17,266.

Also, during 2016 Ms. Harper was provided with $25,000 to assist in her relocation back to Philadelphia following her separation from service. In 2016, Ms. Harper was provided personal use of a Company aircraft to attend to a family emergency. The personal usage of the Company aircraft was taxable to Ms. Harper and the incremental cost to the Company was $17,459. Both the relocation and aircraft usage amounts are included in the Summary Compensation Table in the All Other Compensation column.

In addition, Mr. Casey is eligible to use a Company-provided aircraft for personal use. Amounts paid pursuant to this plan are taxable to the executive and the incremental cost to the Company ($65,375 in 2016) of personal use of our corporate aircraft, which is included in the Summary Compensation Table in the All Other Compensation column, is based on the variable operating costs to us, which includes: (i) landing, ramp and parking fees and expenses; (ii) crew travel expense; (iii) supplies and catering; (iv) aircraft fuel and oil expenses per hour of flight; (v) and customs, foreign permit, and similar fees; (vi) crew travel; and (vii) passenger ground transportation. Because our aircraft is used primarily for business travel, this methodology excludes fixed lease costs that do not change based on usage. All personal usage of the Company-provided aircraft is taxable to Mr. Casey and is calculated in accordance with the U.S. Internal Revenue Service’s Standard Industry Fare Level formula.

All our U.S. employees, including our U.S. executive officers, are covered by Company provided life insurance. The premiums paid for such life insurance coverage are included in the Summary Compensation Table in the All Other Compensation column.

We do not provide any other perquisites and typically only provide tax gross-ups for taxable relocation costs.

COMPENSATION DISCUSSION AND ANALYSIS

U.S. Savings & Retirement Plans

All our U.S. employees, including our U.S. executive officers, are eligible to participate in our savings plans. These plans are intended to provide our employees, including our executive officers, with the opportunity to save for retirement and have the Company contribute to these savings.

We sponsor a tax-qualified retirement savings plan (the “Savings Plan”) pursuant to which all our U.S.-based employees, including our U.S. based executive officers, are able to contribute the lesser of up to 85% of their annual salary or the limit prescribed by the Internal Revenue Service to the Savings Plan on a before-tax basis. During 2016, the Company matched 100% of the first 6% of pay that each employee contributed. In addition, there was a discretionary profit sharing Company contribution to the Savings Plan of 6% of employee’s eligible compensation. All contributions to the Savings Plan, as well as any Company matching contributions, are fully vested upon contribution. For employees hired after January 1, 2012, the vesting period for profit sharing contributions is three years.

In addition to the Savings Plan, U.S. executive officers and certain other eligible executives can participate in a nonqualified retirement savings plan (the “Savings Restoration Plan”). Pursuant to the Savings Restoration Plan, the Company will contribute at the appropriate level to the Savings Restoration Plan on a before-tax basis any amounts that would be provided under the Savings Plan but for limitations imposed by the Internal Revenue Code on qualified retirement plans. Also, U.S. executive officers and certain other eligible executives can participate in a nonqualified deferred compensation plan, which allows deferral of up to 20% of base salary and annual bonus.

Tronox also sponsors a qualified defined benefit retirement plan (the “Qualified Plan”) for its U.S. employees, which was frozen in April 2009, following Tronox Incorporated’s filing for Chapter 11 bankruptcy protection. As part of Tronox’s Plan of Reorganization, the Qualified Plan is frozen going forward and the Savings Plans are our sole employee retirement plans. Mr. Romano is the only NEO participating in this plan as described in the Pension Benefits as of December 31, 2016 table.

Other Compensation Practices

Compensation Recoupment Policy

The Company has adopted a recoupment or “claw-back” policy for executives, including all the NEOs. This policy allows for claw-back of incentive compensation, from both the annual and long-term plans, if payments pursuant to those plans were based on financial results that were subsequently restated due to fraud or intentional misconduct and the payment was greater than it would have been if calculated based on the accurate financial statements.

New Hire Incentives

On October 17, 2016, Tronox hired Timothy C. Carlson to serve as our Chief Financial Officer. In connection with the commencement of his employment, Mr. Carlson was granted an initial equity grant of 16,049 RSUs. 8,025 of these RSUs are time-based and will vest in three equal installments on each of February 24, 2017, February 24, 2018 and, February 24, 2019. The other 8,024 restricted share units are performance-based tied to the Company’s relative TSR and Cumulative Cash Generation performance and may vest on February 24, 2019 depending on the extent to which the performance goals have been achieved. Details of these awards are shown in the Grants of Plan-Based Awards in 2016 table.

Separation Agreement

On July 14, 2016, Ms. Katherine Harper entered into a separation agreement whereby she resigned as Chief Financial Officer, effective September 30, 2016. The benefits payable to Ms. Harper under the separation agreement were based upon the severance benefits payable to Ms. Harper under her employment agreement upon a termination of employment without cause. Pursuant to the terms of the separation agreement, she received a lump sum cash payment equal to $1,234,751 (which included $847,659 in severance benefits, $261,777 in pro-rated 2016 incentive compensation and $125,135 in unused vacation and sick time) and

COMPENSATION DISCUSSION AND ANALYSIS

immediate accelerated vesting of 144,692 restricted share units, immediate accelerated vesting of 8,965 options and 142,284 of unvested performance-based RSUs remain outstanding and are eligible to vest on the third (3rd) anniversary of their respective grant dates based upon the Company’s actual performance over the measurement period in accordance with terms of the respective grant agreements. In addition, Ms. Harper is entitled to receive continued coverage under Tronox Limited’s benefit plans until September 30, 2017. Ms. Harper continues to be subject to the restrictive covenants set forth in her employment agreement following her cessation of services.

Deductibility of Executive Compensation

As part of their roles, the HRCC and the Board of Directors review and consider the deductibility of executive officer compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals unless such compensation qualifies for the “performance-based exemption” provided for under Section 162(m). The Board of Directors and the HRCC has determined that it may generally seek to capture the tax deduction for all compensation but may award nondeductible compensation when it believes that doing so would be in the best interests of our Company and shareholders. The Tronox Limited Annual Performance Bonus Plan and the Equity Incentive Plan are intended to provide Tronox with the ability to pay incentive compensation and grant equity awards that are deductible under Section 162(m).

Annual Equity Grant Timing Practices

We make equity grants to our NEOs under our shareholder-approved Equity Incentive Plan on pre-established dates pursuant to our equity grant guidelines. Each year, the HRCC approves the annual awards to our NEOs and other direct reports of our CEO at its regularly-scheduled February meeting. The HRCC has delegated authority to our CEO to make annual grants, within certain parameters, to all other LTIP eligible employees, and at quarterly intervals to newly hired or newly promoted LTIP eligible employees as required. The grant date varies each year, but is always before the month in which the grants were approved by the HRCC. The grant price is the “fair market value” of a share of our Class A ordinary shares on the grant date, which we define as the closing price on the New York Stock Exchange on the grant date.

Post Termination and Change of Control

The Australian Corporations Act restricts the benefits that can be given to individuals who hold “managerial or executive office” on cessation of their employment or loss of their office with Tronox Limited or its related bodies corporate. Under the Australian Corporations Act, Tronox Limited (and certain of its affiliates) may give a person a benefit in connection with their ceasing to hold managerial or executive office in Tronox Limited or a related body corporate only if the giving of the benefit is approved by shareholders in accordance with the requirements of the Australian Corporations Act or an exemption applies. The giving of certain benefits was approved for this purpose in 2012.

In the case of Tronox Limited, a managerial or executive office is an office of Director, or any other office or position related to the management of Tronox Limited’s affairs that is held by a person who also holds an office of Director of Tronox Limited or a related body corporate.

We will be obligated to make certain payments to our executive officers and/or accelerate the vesting of their equity awards upon a termination of their employment, including termination of their employment in connection with a Change of Control. For further details on these arrangements, please refer to the sections “—Potential Payments upon Termination” and “—Employment Agreements.”

We offer the benefits provided by the employment agreements, the retirement plans and awards granted under the Tronox Limited Equity Incentive Plan upon a change of control in order to be competitive with other employers who provide similar or enhanced benefits and to diminish the potential distraction due to personal uncertainties and risks that are inevitable in a Change of Control situation or threat. We believe that maintaining such benefits will help keep the management team focused on our performance and the benefit to the shareholders in the event of a Change of Control.

COMPENSATION DISCUSSION AND ANALYSIS

Risk Assessment and Monitoring

The HRCC has analyzed and continues to monitor whether our compensation practices with respect to executive officers or any of our employees create incentives for risk-taking that could harm Tronox or its business. Our compensation programs and policies mitigate risk and guard against undue risk-taking through careful balancing of short-term and long-term incentive compensation opportunities and by employing different and diverse performance measures in each compensation plan. The combination of performance measures for annual bonuses and the equity compensation programs as well as the multiyear vesting schedules for equity awards encourage employees to maintain both a short and a long-term view with respect to company performance. The HRCC has determined that none of our compensation practices creates a risk that is reasonably likely to have a material adverse effect on the Company.

Human Resources and Compensation Committee Report

The HRCC of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the HRCC has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016. This report is provided by the following independent Directors, who comprise the HRCC:

Ilan Kaufthal (Chairman)
Daniel Blue
Wayne A. Hinman

COMPENSATION DISCUSSION AND ANALYSIS

SUMMARY COMPENSATION TABLE FOR YEAR ENDED DECEMBER 31, 2016

The following table sets forth the total compensation for the years ended December 31, 2016, December 31, 2015, and December 31, 2014 for our chief executive officer, our chief financial officer and our three most highly compensated other executive officers who were serving as executive officers as of December 31, 2016.

Name and Principal Position	Year	Salary ($) (1)(2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Thomas Casey Chief Executive Officer	2016	1,030,000	0	3,419,612	0	2,395,000	—	436,787	7,281,399
	2015	1,069,615	0	3,768,542	0	1,000,000	—	801,155	6,639,312
	2014	1,021,808	0	3,141,755	1,286,015	2,066,592	—	974,745	8,490,915
Timothy C. Carlson Senior Vice President and Chief Financial Officer	2016	90,000		137,800		91,000		17,460	336,260
Jean-François Turgeon Executive Vice President	2016	600,000		952,989		714,000		144,521	2,411,510
	2015	625,975	0	994,506	0	301,500	—	283,489	2,205,470
	2014	560,389	0	2,313,309	272,331	504,180	—	25,921	3,676,130
John D. Romano Senior Vice President, Chief Commercial Officer, Tronox Titanium Dioxide	2016	498,623	0	791,971	0	557,000	65,266	119,841	2,032,701
	2015	517,801	0	826,470	0	202,441	(66,764)	151,107	1,631,055
	2014	494,657	0	544,598	219,724	391,060	136,524	147,968	1,934,531
Willem Van Niekerk Senior Vice President, Strategic Planning & Business Development	2016	496,203	0	791,971	0	516,000	—	196,323	2,000,497
	2015	515,288	0	822,422	0	204,000	—	239,309	1,781,019
	2014	492,256	0	541,961	218,654	514,162	—	253,848	2,020,881
Katherine C. Harper Former Senior Vice President and Chief Financial Officer	2016	373,967	0	1,003,749	0	261,777	—	1,206,382	2,845,875
	2015	517,801	0	826,470	0	261,777	—	138,748	1,744,796
	2014	494,657	0	544,598	219,724	391,060	—	118,651	1,768,690
(1)	During 2015, the Company had 27 bi-weekly pay periods. Therefore, the 2015 salary amounts reported in this column are higher than the actual annual salaries. Both 2016 and 2014 reflect the Company’s normal 26 bi-weekly pay periods.
(2)	Mr. Turgeon elected to defer 20% of his base salary during 2016 to our Savings Restoration Plan through the deferral program. This amount of $120,000 is included in this table. Dr. Van Niekerk elected to defer 9% of his base salary during 2016 into our Savings Restoration Plan through the deferral program. This amount of $44,658 is included in this table. Ms. Harper elected to defer 20% of her base salary during 2016 to our Savings Restoration Plan through the deferral program. This amount of $76,711 is included in this table.
(3)	Amounts reported in this column represent the aggregate grant date fair value for our shares (without a discount to reflect the risk of some or all of the performance vested shares not vesting) in each respective year computed in accordance with the share-based accounting guidance under ASC Topic 718. Further information regarding the 2016 awards is included in the “Grants of Plan-Based Awards During 2016” and “Outstanding Equity Awards at December 31, 2016” tables appearing later in this Proxy Statement. Restricted share units were granted in 2016 rather than restricted shares. Further details related to these awards can be found in the “Long Term Incentive Plan” section in this Proxy Statement. For assumptions for these awards, please see Note 20 to our Consolidated Financial Statements beginning on page 100 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
(4)	Amounts reflected in this column represent the incentive compensation earned for each year’s performance against predetermined objectives. Amounts also include payments that were deferred at the election of the NEOs under the terms of the Savings Restoration Plan. For 2016, $103,600 by Dr. Van Niekerk.

COMPENSATION DISCUSSION AND ANALYSIS

(6)	Mr. Romano is the only NEO in the Tronox Inc. Retirement plan. The present value of accumulated benefits as of December 31, 2016 was determined using the estimated ASC 715 assumptions in effect on December 31, 2016. The ASC 715 discount rate was 4.25%, which was a decrease from the 2015 rate of 4.75%. Mr. Romano received no payments, therefore the amounts reported reflect only the aggregate change in the actuarial present value of Mr. Romano’s accumulated benefit under the pension plan. Our deferred compensation program does not allow for above-market earnings and therefore there is no value included for this amount. Includes the actuarial increases in the present values of the named executive officers’ benefits under our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. For a full description of the pension plan assumptions used by us for financial reporting purposes, see Note 21 to our Consolidated Financial Statements beginning on page 103 of the Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
(7)	The following table shows the components of “All Other Compensation” in the Summary Compensation Table for the years ended December 31, 2016, December 31, 2015, and December 31, 2014:

ALL OTHER COMPENSATION TABLE

Name	Year	Savings Plan, Discretionary Contribution, and Restoration Plan ($)(1)(2)	Dividends ($)(3)	Other ($)(4)
Thomas Casey	2016	243,600	121,976	71,211
	2015	398,345	227,572	175,238
	2014	302,761	502,926	169,058
Timothy C. Carlson	2016	10,200	—	7,260
Jean-François Turgeon	2016	108,180	27,514	8,827
	2015	209,882	21,069	52,538
	2014	—	—	25,921
John D. Romano	2016	84,128	22,370	13,343
	2015	109,063	33,660	8,384
	2014	96,892	37,617	13,459
Willem Van Niekerk	2016	83,071	22,261	90,991
	2015	123,534	33,620	82,155
	2014	96,422	37,617	119,809
Katherine C. Harper	2016	76,289	102,055	1,028,038
	2015	109,063	16,176	13,509
	2014	71,870	9,584	37,197
(1)	The Company match into the U.S. Savings Plan was 100% of the first 6% of employee’s contributions up to the IRC limits for each year and the same match went into the Savings Restoration Plan for all eligible income above the IRC limit.
(2)	The Company made a discretionary contribution of 6% of employee’s earnings into the U.S. Savings Plan up to the IRC limit for each year and the same contribution went into the Savings Restoration Plan for all eligible income above the IRC limit.
(3)	Dividends are paid on outstanding restricted shares at the approved dividend rate and date for all shareholders. For 2016, this rate was $0.25/share for dividends paid in the first quarter and $0.045/share for dividends paid in the second, third and fourth quarters. For RSUs, dividends are accrued at the same rate and paid at the time that the units vest. Dividends are not paid in the event that either time-based RSUs or performance-based RSUs do not vest. Dividends are not included in the grant date fair value calculation in the Summary Compensation Table. Further details regarding number of outstanding shares/units can be found in the Outstanding Equity Awards at December 31, 2016.
(4)	This column reflects all other compensation that is not reported elsewhere. For 2016, these amounts include the following: for Mr. Casey, $65,376 for personal aircraft use valued as the aggregate incremental cost to the Company of a Company-provided aircraft, and $5,835 for life insurance premiums paid by the Company; for Mr. Carlson, $7,000 for reimbursement for benefits lost during transition from former employer, and $260 for life insurance premiums paid by the Company; for Mr. Turgeon, $5,105 for financial consulting, and $3,722 for life insurance premiums; for Mr. Romano, $10,000 for financial counseling and $3,343 for life insurance premiums paid by the Company; for Dr. Van Niekerk, $60,000 for housing allowance per his employment agreement, $10,000 for financial counseling, $17,266 for tax preparation assistance, and $3,725 for life insurance premiums paid by the Company; and for Ms. Harper, $10,000 for financial counseling, $847,659 in severance benefits, $125,135 in unused vacation and sick time, $25,000 for relocation expenses, $17,612 for personal aircraft use valued as the aggregate incremental cost to the Company of a Company-provided aircraft, and $2,632 for life insurance premiums paid by

COMPENSATION DISCUSSION AND ANALYSIS

the Company. We determine the incremental cost of personal use of our corporate aircraft based on the variable operating costs to us, which includes: (i) landing, ramp and parking fees and expenses; (ii) crew travel expense; (iii) supplies and catering; (iv) aircraft fuel and oil expenses per hour of flight; (v) and customs, foreign permit, and similar fees; (vi) crew travel; and (vii) passenger ground transportation. Because our aircraft is used primarily for business travel, this methodology excludes fixed lease costs that do not change based on usage.

GRANTS OF PLAN-BASED AWARDS DURING 2016

The following table provides information on grants of awards to our named executive officers in the fiscal year ended December 31, 2016.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)
Name	Grant Date	Grant Date Approval (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Thomas Casey	—		772,500	1,545,000	4,635,000	—	—	—	—	—	—	—
	2/24/2016	2/8/2016	—	—	—	106,232	494,928	849,856	424,929			3,419,612
Timothy C. Carlson	—		45,500	91,000	182,000	—	—	—	—	—	—	—
	10/31/2016	11/1/16	—	—	—	2,006	8,024	16,048	8,025			137,800
Jean- François Turgeon	—		225,000	450,000	900,000	—	—	—	—	—	—	—
	2/24/2016	2/8/2016	—	—	—	29,605	118,420	236,840	118,421	—	—	952,989
John D. Romano	—		174,518	349,036	698,072	—	—	—	—	—	—	—
	2/24/2016	2/8/2016	—	—	—	24,603	98,412	196,824	98,412	—	—	791,971
Willem Van Niekerk	—		173,671	347,342	694,684	—	—	—	—	—	—	—
	2/24/2016	2/8/2016	—	—	—	24,603	98,412	196,824	98,412	—	—	791,971
Katherine C. Harper	—		174,518	349,036	698,072	—	—	—	—	—	—	—
	2/24/2016	2/8/2016	—	—	—	31,182	124,728	249,456	124,728			1,003,749
(1)	The HRCC approved the February 24, 2016 grants to all NEOs, except Mr. Carlson, at its meeting on February 8, 2016. Mr. Carlson’s award was approved by the CEO and the total grant date fair value was prorated to reflect an October 31, 2016 employment date.
(2)	Amounts in these columns reflect the threshold, target and maximum payout levels for the 2016 annual incentive award. Further details regarding these awards can be found in the section titled “Annual Incentive Plan.”
(3)	Amounts in these columns reflect the threshold, target and maximum amount of performance-based units that were granted to the NEOs under the equity program. Performance-based units are granted for a three-year performance period with the payout determined at the end of the three-year period based on our Cumulative Cash Generation and TSR performance against our peers. Further details regarding these grants can be found in the section titled “Long-term Incentive Program.”
(4)	Amounts in this column represent the number of time-based restricted units granted to the NEOs under the equity program. These units vest one-third each year on the anniversary of the grant date. The grant date fair value is the closing price of our Class A Shares on the grant date.
(5)	The amounts in this column have been calculated in accordance with FASB ASC Topic 718 using the number of time-based restricted share units granted multiplied by the closing price of our Class A ordinary shares on the grant date ($3.80 for the February 24, 2016 grants and $8.10 for the October 31, 2016 grant), plus the number of Cumulative Cash Generation performance-based restricted share units granted (75% of the total performance-based restricted share units granted) multiplied by the closing price of our Class A ordinary shares on the grant date ($3.80 for the February 24, 2016 grants and $8.10 for the October 31, 2016 grant), plus the number of TSR performance-based restricted share units granted (25% of the total performance-based restricted share units granted) multiplied by the grant date fair value as determined using a Monte-Carlo simulation ($5.59 for the February 24, 2016 grants (147% of the closing price of our Class A ordinary shares on that date of $3.80) and $11.99 for the October 31, 2016 grant (148% of the closing price of our Class A ordinary shares on that date of $8.10).

COMPENSATION DISCUSSION AND ANALYSIS

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2016

The following table shows the number of shares covered by exercisable and unexercisable options and unvested stock awards owned by our named executive officers on December 31, 2016.

	Option Awards (1)					Stock Awards (2)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Thomas Casey	2/25/2013	200,000	—	19.09	2/25/2023	—	—	—		—
	2/10/2014	104,938	52,469	21.98	2/10/2024	47,646	491,230	—		—
	2/26/2015	—	—	—		53,370	550,245	80,054		825,357
	2/24/2016	—	—	—		424,929	4,381,018	424,928		4,381,008
Timothy C. Carlson	10/31/2016	—	—	—		8,025	82,738	8,024		82,727
Jean-François Turgeon	1/1/2014	—	—	—		10,834	111,699	32,500	(4)	335,075
	2/10/2014	22,222	11,111	21.98	2/10/2024	10,237	105,543	—		—
	2/26/2015	—	—	—		14,084	145,206	21,126		217,809
	2/24/2016	—	—	—		118,421	1,220,921	118,420		1,220,910
John D. Romano	6/26/2012	18,695	—	25.90	6/26/2022	—	—	—		—
	2/25/2013	95,710	—	19.09	2/25/2023	—	—	—		—
	2/10/2014	17,929	8,965	21.98	2/10/2024	8,259	85,150	—		—
	2/26/2015	—	—	—		11,705	120,679	17,556		181,022
	2/24/2016	—	—	—		98,412	1,014,628	98,412		1,014,628
Willem Van Niekerk	10/26/2012	18,695	—	20.64	10/26/2022	—	—	—		—
	2/25/2013	95,710	—	19.09	2/25/2023	—	—	—		—
	2/10/2014	17,842	8,921	21.98	2/10/2024	8,219	84,735	—		—
	2/26/2015	—	—	—		11,648	120,091	17,470		180,116
	2/24/2016	—	—	—		98,412	1,014,628	98,412		1,014,628
Katherine C. Harper	2/26/2015	—	—	—		—	—	17,556		181,002
	2/24/2016	—	—	—		—	—	124,728		1,285,946
(1)	Option awards generally vest at the rate of one-third per year on the anniversary of the grant date.
(2)	Time-based awards generally vest at the rate of one-third per year on the anniversary of the grant date. Performance-based awards generally vest on the third anniversary of the grant date.
(3)	Market value of shares is based on a share price of $10.31, the closing price of our Class A Shares on December 31, 2016.
(4)	On January 1, 2017, these shares did not vest due to failure to achieve the required level of performance.

COMPENSATION DISCUSSION AND ANALYSIS

OPTION EXERCISES AND SHARES VESTED DURING 2016

The table below provides information regarding the vesting during 2016 of restricted share/unit awards held by our named executive officers. None of our named executive officers exercised stock options during 2016.

	Option Awards		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($) (1)
Thomas Casey	0	0	106,700	429,611
Timothy C. Carlson	0	0	0	0
Jean-François Turgeon	0	0	28,111	109,888
John D. Romano	0	0	20,266	82,623
Willem Van Niekerk	0	0	20,266	82,623
Katherine C. Harper	0	0	160,470	1,426,126
(1)	Amounts reflect the closing price of our stock on the date the shares/units vested.

Pension Benefits

Mr. Romano is a participant in the Tronox Incorporated Retirement Plan. We maintain this Qualified Plan and related trust, which were frozen in April of 2009, for all U.S. employees.

As part of Tronox Incorporated’s separation from Kerr-McGee, it established the retirement plan and the trusts related to our retirement plan and accepted the transfer of assets and liabilities from the corresponding trusts for the Kerr-McGee retirement plans. All employees received credit for their service as Kerr-McGee employees prior to the establishment of our retirement plan.

All amounts set forth in the table below reflect normal retirement benefits that would be paid to each executive officer who is a participant in the Plan assuming the executive officer retired at the earliest retirement age that they could receive unreduced benefits (generally age 60).

PENSION BENEFITS AS OF DECEMBER 31, 2016

NAME	PLAN NAME	NUMBER OF YEARS CREDITED SERVICE (#)(1)	PRESENT VALUE OF ACCUMULATED BENEFIT ($)(2)
John D. Romano	Tronox Incorporated Retirement Plan	20.167	590,134
(1)	The years of credited service is fixed as of the date the plan was frozen in 2009.
(2)	The present value of accumulated benefits for the Tronox Incorporated Retirement Plan as of December 31, 2016 was determined using the estimated ASC 715 assumptions in effect on December 31, 2016. The ASC 715 discount rate was 4.25%.

The lump sum assumption for the Tronox Incorporated Retirement Plan is based on the most recently published IRS 417(e) interest rates available and mortality based on RP-2014 adjusted with the MP-2015 projection scale.

The amounts shown in column (d) are determined according to prescribed SEC assumptions and may not reflect the benefits actually payable from the retirement plan if the named executive had retired during the last fiscal year. The above present values assume that the executive commences his accrued benefits at his earliest unreduced age under the plan provisions in effect at December 31, 2016.

Retirement benefits are calculated based upon years of service and “final average monthly compensation”. For benefits earned prior to January 1, 2009, an employee’s final average monthly compensation is the highest average compensation for any period of 36 consecutive calendar months out of the final 120 consecutive calendar months prior to that employee’s termination. For benefits earned beginning January 1, 2009, final

COMPENSATION DISCUSSION AND ANALYSIS

average monthly compensation is the highest average compensation for any period of 60 consecutive calendar months out of the final 120 consecutive calendar months prior to that employee’s termination. Upon retirement, benefits are payable in a lump-sum or various annuity forms.

Tronox did not pay any retirement benefits to its NEOs in the fiscal year ended December 31, 2016.

Nonqualified Deferred Compensation

All U.S. employees, including our named executive officers, are eligible to participate in our Savings Plan. In addition, we offer a nonqualified deferred compensation plan, known as the Savings Restoration Plan. This plan allows certain employees the ability to defer up to 20% of their base salary and/or their annual incentive award. This plan also provides Company match and profit sharing credits for compensation in excess of the IRS maximum limit. The Company match was 100% up to 6% of employee contributions and the profit sharing match is 6%. All employees hired before January 1, 2012 have immediate vesting into both the Company match and the profit sharing, but for those hired after January 1, 2012 there is a three-year vesting for the profit sharing match. Distributions from the plan for employer contributions will be in the form of a lump sum and paid six months following separation from service. All payments from these plans are made from the general assets of the Company and no special fund or trust has been established for this money.

Employees who elect to defer any of their base salary or annual incentive award have their funds contributed into the Savings Restoration Plan. Employees elect the investment options for this money from the range of investment choices in the Savings Plan, including money market funds, equity funds, and bond funds. Because this is an unfunded plan, the investment elections are used only for the purpose of crediting earnings and determining the future benefit to be received from the plan. Distributions from the plan for employee contributions will be made either as a lump sum at a specified date in the future or within six months of separation from service.

NONQUALIFIED DEFERRED COMPENSATION FOR 2016

NAME	EXECUTIVE CONTRIBUTIONS IN LAST FY ($) (1)	REGISTRANT CONTRIBUTIONS IN LAST FY ($) (2)	AGGREGATE EARNINGS IN LAST FY ($)	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS ($)	AGGREGATE BALANCE AT LAST FYE ($) (3)
Thomas Casey	—	211,800	114,588	—	2,028,049
Timothy C. Carlson	—	—	—	—	—
Jean-François Turgeon	120,000	76,380	27,279	—	398,273
John D. Romano	—	52,328	46,373	—	501,477
Willem Van Niekerk	65,058	51,271	36,811	—	538,604
Katherine C. Harper (4)	129,067	44,489	52,254	—	514,808
(1)	Amounts reflected in this column were also included in the Summary Compensation Table as of December 31, 2016 as follows: $120,000 for Mr. Turgeon was included in the 2016 “salary” column; $44,658 for Dr. Van Niekerk was included in the 2016 “salary” column, and $20,400 was included in the 2015 “non-equity incentive compensation” column; and, $76,711 for Ms. Harper was included in the 2016 “salary” column and $52,356 was included in the 2015 “non-equity incentive compensation” column. All these amounts represent deferrals of pay elected by the NEOs under our Savings Restoration Plan.
(2)	Amounts reflected in this column are also included in the “all other compensation” column in the Summary Compensation Table as of December 31, 2016.
(3)	Amounts in this column include amounts previously included in current or prior year Summary Compensation Tables as follows: for Mr. Casey, $1,576,980; for Mr. Carlson, $0, for Mr. Turgeon $374,462; for Mr. Romano, $294,003; for Dr. Van Niekerk, $485,740 and Ms. Harper, $473,261.
(4)	Ms. Harper’s balance of $514,808 will be distributed in 2017 in accordance with the terms of the plan and will include any 2017 earnings up to the date of distribution.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE OF CONTROL

Potential Payments upon Termination

We will be obligated to make certain payments to our named executive officers or accelerate the vesting of their equity awards pursuant to the following plans or agreements upon a termination of their employment (and subject to their execution of a release of claims), including termination of their employment in connection with a Change of Control:

(1)	Employment agreements;
(2)	Our retirement plans; and,
(3)	Award agreements issued under the Tronox Limited Equity Plan.

Payments upon Resignation or Termination for Cause

If the named executive officer’s employment is terminated by reason of resignation or termination for cause, the named executive officer will receive: (i) any unpaid annual base salary; (ii) any earned but unpaid bonus; (iii) any accrued and unpaid vacation and/or sick days; (iv) any amounts or benefits owing to the named executive officer or their beneficiaries under the then applicable benefit plans of the Company (excluding any severance); and (v) any outstanding amounts owed for reimbursements properly incurred (collectively, “Accrued Benefits”). In the case of Mr. Casey only, such “Accrued Benefits” shall also include any earned but unpaid annual equity award, and any other earned and vested but unpaid cash-based or equity-based incentive compensation award, together with any dividends payable but not yet paid with respect to such award that is a Share Award (as defined in the Tronox Limited Equity Plan).

Payments Made Upon Termination for Death or Disability

If the named executive officer’s employment is terminated by reason of death or disability, the named executive officer will receive the following amounts:

(1)	Any Accrued Benefits;
(2)	The pro-rata portion of the named executive officer’s (except for Mr. Casey) annual bonus in the year of termination based on actual results for such year. In the case of Mr. Casey, the pro rata portion of his annual bonus based on the target bonus for such year;
(3)	Continued medical, dental, and vision coverage for the named executive officer and his eligible dependents for a period of 18 months for Mr. Casey and 12 months Dr. Van Niekerk following the date of termination; and,
(4)	In the case of Mr. Casey only, vesting of all equity based incentive compensation in accordance with the terms of the Casey Employment Agreement.

In addition, if Mr. Casey retires, he will be entitled to accelerated vesting of his equity based compensation in accordance with the terms of the Casey Employment Agreement.

Payments Made Upon Termination without Cause or for Good Reason Not in Connection With a Change of Control

If a named executive officer’s employment is terminated by Tronox without cause or by the named executive officer for good reason and the termination is not made subject to the provisions related to termination in connection with a Change of Control (as defined in the named executive officer’s applicable employment agreement), the named executive named officer will be entitled to receive the following amounts:

(1)	Any Accrued Benefits;
(2)	The pro-rata portion of the named executive officer’s (except for Mr. Casey) annual bonus in the year of termination based on the actual results for such year. In the case of Mr. Casey, the pro rata portion of his annual bonus in the year of termination based on the target bonus for such year;
(3)	Continued medical, dental, and vision coverage for the named executive officer and his or her eligible dependents for a period of 18 months (for Mr. Casey) or 12 months (for all other NEOs) following the date of termination;

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE OF CONTROL

(4)	Either two (2) times (for Mr. Casey) or one (1) times (for all other NEOs) the sum of (i) the named executive officer’s annual base salary, and (ii) the named executive officer’s target bonus in the year of his or her termination; and,
(5)	In the case of Mr. Casey only, vesting of equity based incentive compensation in accordance with the terms of the Casey Employment Agreement and/or the respective award agreements.

Payments Made Upon Termination without Cause or for Good Reason in Connection with a Change of Control

In the event that a named executive officer (other than Mr. Carlson or Mr. Turgeon) is terminated within 12 months after a Change of Control other than for cause, death or disability, or if the named executive officer resigns for good reason, such named executive officer will be entitled to receive the following amounts:

(1)	Any Accrued Benefits;
(2)	The pro-rata portion of the named executive officer’s (except for Mr. Casey) annual bonus in the year of termination based on the actual results for such year. In the case of Mr. Casey, the pro rata portion of his annual bonus in the year of termination based on the target bonus for such year;
(3)	Continued medical, dental, and vision coverage for the named executive officer and his or her eligible dependents for a period of 18 months (for Mr. Casey) or 12 months (for all other NEOs) following the date of termination;
(4)	Either three (3) times (for the CEO) or two (2) times (for Dr. Van Niekerk and Mr. Romano) the sum of (i) the named executive officer’s annual base salary, and (ii) the named executive officer’s target bonus in the year of his termination; and,
(5)	In the case of Mr. Casey only, vesting of all equity based incentive compensation in accordance with the terms of the Casey Employment Agreement and the applicable grant agreements.

Retirement Plans

Executive officers who are eligible under our U.S. Pension Plan will receive benefits upon their termination and achievement of certain age and service requirements. Executive officers could also be eligible for early enhanced retirement benefits in the event that their position is eliminated involuntarily or due to death, Disability or retirement. (See the discussion under U.S. Savings and Retirement Plans for a summary of the U.S. retirement plans.)

Long-Term Incentives

The following definitions apply to the standard award agreements beginning in 2013 for the annual grants of equity awards for executives other than for our CEO:

(1)	If the executive officer is involuntarily terminated without Cause or for Good Reason, all unvested stock options and time-based restricted shares/units will be prorated for time worked and vest immediately. All performance-based restricted shares/units will be prorated for time worked and will vest at the end of the original three-year vesting period.
(2)	In the event of a Change of Control, all unvested stock options and all restricted shares/units, including performance-based shares/units, will vest immediately, provided the executive is continuously employed by Tronox or its subsidiaries through the date of such Change of Control.
(3)	If the executive officer is terminated by reason of death or Disability, all unvested stock options and all restricted shares/units will vest immediately.
(4)	If the executive officer terminated for any other reason, all unvested shares will be forfeited upon termination.

Under the terms of our CEO’s amended and restated employment agreement dated August 14, 2014, if the executive’s employment is terminated as a result of the executive’s death, disability, or retirement, then all share options and all restricted shares/units will vest immediately. If the Company terminates the CEO’s

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE OF CONTROL

employment other than for cause or the executive terminates his employment for good reason, then a) all share options and time-based restricted shares/units will vest immediately and b) performance-based restricted shares/units will be prorated for time worked and vest immediately as if target levels of performance had been achieved (other than the performance-based restricted shares/units that were granted in February 2016 which shall vest immediately as if target levels of performance had been achieved).

Employment Agreements

Thomas Casey

On August 14, 2014, Tronox entered into an amended and restated employment agreement (the “Casey Employment Agreement”) with Thomas Casey, the Company’s CEO. The Casey Employment Agreement provides for Mr. Casey to serve as the CEO and Chairman of the Board of Directors and contemplates a term of employment through October 4, 2017, with automatic successive one-year renewal periods, unless terminated by either party upon at least 90 days advance notice. In addition, the Casey Employment Agreement provides for an annual base salary of no less than $1,000,000, which shall be reviewed annually for increase by the HRCC, the entitlement to customary employee benefits, and an annual target bonus opportunity of 150% of base salary with a maximum annual bonus opportunity equal to three times target bonus. In addition, the Casey Employment Agreement provides during the term of his employment for Mr. Casey to receive an annual RSU or restricted share grant (or another form of equity award with an equivalent value) with an aggregate grant date fair value equal to at least $3.0 million. The Casey Employment Agreement also provides that RSU or restricted share grants will be based on the volume-weighted average closing price over the 30-day period preceding the date of grant. In addition, terms and conditions of grants to Mr. Casey will be determined by the HRCC in accordance with the Tronox Limited Equity Plan.

Timothy C. Carlson

Effective October 17, 2016, Tronox entered into an employment agreement with Timothy C. Carlson to serve as its Chief Financial Officer. Mr. Carlson’s agreement specifies an initial three-year term of employment commencing on October 31, 2016, either party agreeing to provide not less than 30 days written notice if it elects not to renew the agreement at the end of the term. In addition, his agreement provides for an annual base salary of $520,000, which shall be reviewed annually for increase by the HRCC, employee benefits consistent with those of other senior executives, and an annual target bonus opportunity of 70% of base salary. Mr. Carlson’s agreement also provides for an annual equity award with a value at grant up to 150% of his base salary.

Mr. Carlson was awarded an initial equity award upon joining the Company of 16,049 RSUs with 50% of these shares shall vest on February 24, 2019 subject to the achievement of specific performance goals to be measured during a performance period commencing on January 1, 2016 and ending December 31, 2018 and the other 50% shall vest in three (3) equal installments on February 24, 2017, February 24, 2018 and February 24, 2019 (each, a “Vesting Date”) provided that Mr. Carlson is then providing services to the Company on each such Vesting Date. Dividends will be accrued until shares vest and paid at that time.

Jean-François Turgeon

On July 13, 2016, Tronox entered into an employment agreement extension with Jean-Francois Turgeon, the Company’s Executive Vice President, pursuant to which Tronox and Mr. Turgeon mutually agreed to extend the term of Mr. Turgeon’s current employment agreement, dated as of July 25, 2013, indefinitely. All other terms and conditions set forth in Mr. Turgeon’s employment agreement shall continue and remain the same. Mr. Turgeon’s agreement provides for an annual base salary of $600,000, which shall be reviewed annually for increase by the HRCC, employee benefits consistent with those of other senior executives, and an annual target bonus opportunity of up to 75% of base salary. Mr. Turgeon’s agreement also provides for an annual equity award with a value at grant equal to 150% of his base salary.

Mr. Turgeon was awarded an initial sign-on equity award of 65,000 shares with 50% of these shares tied to the achievement of specific performance goals to be measured at the conclusion of an initial three-year performance period and the other 50% being subject to ratable annual time-based vesting over three years.

POTENTIAL PAYMENTS UPON TERMINATION OR A CHANGE OF CONTROL

Willem Van Niekerk

Effective June 15, 2012, Tronox entered into an employment agreement with Willem Van Niekerk to serve as its Senior Vice President, Strategic Planning & Business Development. Dr. Van Niekerk’s agreement specifies an initial three-year term of employment, with automatic successive one-year renewal periods, unless terminated by either party upon at least 90 days advance notice. In addition, his agreement provides for an initial annual base salary of no less than $470,000, employee benefits consistent with those of other senior executives, and an annual target bonus opportunity of 70% of base salary with a maximum annual bonus opportunity equal to 140% of base salary. Dr. Van Niekerk’s agreement also provides Dr. Van Niekerk with a housing allowance of $5,000 per month. In addition, Dr. Van Niekerk’s agreement provides for Dr. Van Niekerk to receive an annual equity award with a value at grant equal to 150% of his base salary.

John D. Romano

On December 23, 2014, Tronox entered into an amended and restated employment agreement with John D. Romano. This agreement replaced his previous employment agreement. The agreement provides for the continued employment of Mr. Romano as a Senior Vice President for a term beginning on December 23, 2014, and continuing until December 23, 2017, with automatic successive one-year renewal periods, unless terminated by either party upon at least 90 days advance notice.

Mr. Romano’s agreement provides for an annual base salary of no less than $498,623, which shall be reviewed annually for increase by the Board, employee benefits consistent with those of other senior executives, and an annual target bonus opportunity of 70% of base salary with a maximum annual bonus opportunity equal to 140% of base salary.

Calculation of Total Amounts Payable upon Termination

The following table provides the amount of compensation payable to each named executive officer upon various termination reasons. Except as noted, the amounts shown below assume that such termination was effective as of December 31, 2015, and thus includes amounts earned through such time and are estimates of the amounts which would be paid to each executive officer upon his or her termination. The actual amounts to be paid to each executive officer can only be determined at the time of that named executive officer’s termination. All cash payments are expected to be made in a lump sum.

ESTIMATED POST-TERMINATION PAYMENTS AND BENEFITS AS OF DECEMBER 31, 2016

NAME	TYPE OF PAYMENT OR BENEFIT	VOLUNTARY RESIGNATION ($)	DEATH OR DISABILITY ($)	INVOLUNTARY NOT FOR CAUSE TERMINATION OR TERMINATION FOR GOOD REASON ($)	TERMINATION RESULTING FROM A CHANGE OF CONTROL (CIC) ($)
Thomas J. Casey	Cash Compensation
	Cash Severance (1)	—	—	5,150,000	7,725,000
	Accrued Sick & Vacation Pay (2)	694,752	694,752	694,752	694,752
	Accrued Target Bonus (3)	—	1,545,000	1,545,000	1,545,000
	Equity
	Restricted Shares/Units (4)	—	10,628,857	10,307,866	10,628,857
	Stock Options (5)	—	—	—	—
	Medical Benefits (6)	—	16,602	16,602	16,602
	Total	694,752	12,885,211	17,714,220	20,610,211

Timothy C. Carlson	Cash Severance
	Cash Severance (7)	—	—	884,000	884,000
	Accrued Sick & Vacation Pay (2)	11,750	11,750	11,750	11,750
	Accrued Target Bonus (3)	—	364,000	364,000	364,000
	Equity
	Restricted Shares/Units (8)	—	165,465	21,018	165,465
	Stock Options (5)	—	—	—	—
	Medical Benefits (6)	—	—	16,671	16,671
	Total	11,750	541,215	1,297,439	1,441,886

Jean-François Turgeon	Cash Severance
	Cash Severance (7)	—	—	1,050,000	1,050,000
	Accrued Sick & Vacation Pay (2)	138,461	138,461	138,461	138,461
	Accrued Target Bonus (3)	—	450,000	450,000	450,000
	Equity
	Restricted Shares/Units (8)	—	3,357,163	1,410,985	3,357,163
	Stock Options (5)	—	—	—	—
	Medical Benefits (6)	—	—	12,749	12,749
	Total	138,461	3,945,624	3,062,195	5,008,373

John D. Romano	Cash Severance
	Cash Severance (7)	—	—	847,659	1,695,318
	Accrued Sick & Vacation Pay (2)	558,068	558,068	558,068	558,068
	Accrued Target Bonus (3)	—	349,036	349,036	349,036
	Equity
	Restricted Shares/Units (8)	—	2,416,087	799,046	2,416,087
	Stock Options (5)	—	—	—	—
	Pension Plan (9)	405,971	405,971	405,971	405,971
	Medical Benefits (6)	—	—	18,618	27,926
	Total	964,039	3,729,162	2,978,398	5,452,406

Willem Van Niekerk	Cash Severance
	Cash Severance (7)	—	—	843,545	1,687,090
	Accrued Sick & Vacation Pay (2)	141,705	141,705	141,705	141,705
	Accrued Target Bonus (3)	—	347,342	347,342	347,342
	Equity
	Restricted Shares/Units (8)	—	2,414,199	797,912	2,414,199
	Stock Options (5)	—	—	—	—
	Medical Benefits (6)	—	19,317	19,317	28,975
	Total	141,705	2,922,563	2,149,821	4,619,311

ESTIMATED POST-TERMINATION PAYMENTS AND BENEFITS AS OF DECEMBER 31, 2016

(1)	Cash Severance is based on annual rate of pay plus annual target bonus. For Mr. Casey, this amount is two times base salary plus target bonus for Involuntary Not for Cause Termination and three times base salary plus target bonus for Termination Resulting from a Change of Control.
(2)	Per each NEO’s employment agreement, accrued vacation and sick leave balances will be paid out upon termination.
(3)	Accrued Target Bonus is defined as the prorated incentive amount due for performance up to the date of termination. For the examples, this amount is shown at target amounts for the full calendar year; however, in the event of a termination, actual payment will be based on actual time worked and actual performance results for the Company.
(4)	The treatment of Mr. Casey’s Restricted Share Units is based on his award agreements. Under Mr. Casey’s 2014, 2015 and 2016 award agreements, for termination due to Death or Disability or in the event of a Change of Control, all outstanding restricted share units including performance-based restricted share units will vest immediately. Under Mr. Casey’s 2015 award agreement, for Involuntary Not for Cause Terminations, all outstanding time-based restricted share units will vest immediately but performance-based share units will be prorated for time worked since date of grant. Under Mr. Casey’s 2016 award agreement, for Involuntary Not for Cause Terminations, all outstanding time-based restricted share units including performance-based restricted share units will vest immediately. Amounts are calculated using December 31, 2016 NYSE closing price of our stock of $10.31 and performance-based restricted share units are calculated using target amounts.
(5)	The exercise price for all stock options that would vest in the event of Death or Disability, Involuntary Not for Cause Termination, Termination for Good Reason, and in the event of a Change of Control are all below the December 31, 2016 NYSE closing price of our stock of $10.31.
(6)	Medical benefits include medical, dental, and vision coverage through COBRA paid for by the Company and is provided per each NEOs employment agreement.
(7)	Cash Severance is based on annual rate of pay plus annual target bonus. For Ms. Carlson and Mr. Turgeon, this amount is one times base salary plus target bonus for Involuntary Not for Cause Termination and Termination Resulting from a Change of Control. For Mr. Romano and Dr. Van Niekerk, this amount is one times base salary plus target bonus for Involuntary Not for Cause Termination and two times base salary plus target bonus for Termination Resulting from a Change of Control.
(8)	The treatment of the Restricted Share Units for the NEOs other than Mr. Casey is based on their award agreements. For death and Disability, all outstanding restricted share units, including performance-based restricted share units, will vest immediately. For Involuntary Not for Cause Terminations, all outstanding restricted share units, including performance- based restricted share units, will be prorated for time-worked. In the event of a Change of Control, all outstanding restricted shares units, including performance- based restricted share units, will vest immediately. Amounts are calculated using December 31, 2016 NYSE closing price of our stock of $10.31 and performance-based restricted share units are calculated using target amounts.
(9)	Pension benefits are calculated as the lump-sum walk-away value under the U.S. Pension Plan. The lump-sum assumption is based on IRS 417(e) interest rates and mortality using a one-year stability period with a two-month look-back period.

PROPOSAL 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act, we are seeking a non-binding advisory vote from our shareholders to approve the compensation paid to our named executive officers as disclosed in this Proxy Statement. We encourage shareholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the executive compensation tables that follow such section for a more detailed discussion of our compensation program and policies, the compensation and governance-related actions taken in fiscal year 2016 and the compensation awarded to our named executive officers.

The primary goal of our executive compensation program is the same as our goal for operating the Company—to maximize corporate performance and thereby create value for our shareholders. To achieve this goal we have designed an executive compensation program based on the following principles:

•	Paying for performance - A significant portion of each executive’s potential cash compensation is made subject to achieving business performance measures.
•	Alignment with the interests of shareholders - Equity awards align our executives’ financial interests with those of our shareholders by providing value to our executives if the market price of our shares increases.
•	Attracting and retaining top talent - The compensation of our executives must be competitive so that we may attract and retain talented and experienced executives in our industry.

The Compensation Discussion and Analysis also discusses the compensation objectives and principles that underlie the Company’s executive compensation program, the elements of the program and how performance is measured, evaluated and rewarded.

At our 2016 Annual Meeting of Shareholders, our Say-on-Pay vote passed, but only because holders of our Class A and Class B ordinary shares voted together as a single class. The 2016 vote outcome represented the second year in a row where we did not receive the approval from a majority of our Class A shareholders with respect to Say-on-Pay.

As discussed elsewhere in the Compensation Discussion and Analysis section entitled “Shareholder Outreach and Response to the 2016 Say-on-Pay Vote”, the Company proactively reached out to our Class A shareholders to listen to their views on executive compensation and understand the concerns expressed by the 2016 Say-on-Pay vote.

Our executive compensation program is aligned with our business strategy and with creating long-term shareholder value by paying for performance consistent with an acceptable risk profile. The foundation of our compensation philosophy is to:

•	Promote creation of long-term shareholder value;
•	Recruit and retain qualified high performing executive officers;
•	Motivate high levels of performance; and,
•	Offers compensation that is competitive in the marketplace.

Our executive compensation program emphasizes delivering compensation at a competitive market level which will allow executive officers who demonstrate consistent on-target performance over a multi-year period to earn compensation that is competitive and consistent with targeted performance levels of total compensation. For executives where performance is above target over the long term, we believe the program will reward above the competitive median. Conversely, the program will provide less than the annual target compensation when performance does not meet expectations. Individual executive compensation may be above or below the annual target level, based on the Company’s performance; economic and market conditions; the individual’s performance, contribution to the organization, experience, expertise, and skills; and other relevant factors.

PROPOSAL 3 - ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY-ON-PAY)

For these reasons, our Board of Directors recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED, on an advisory basis.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation that is paid to our named executive officers resulting from our compensation objectives, policies and practices as described in this Proxy Statement. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors and the HRCC value the opinions expressed by our shareholders and will review the voting results in connection with their ongoing evaluation of our executive compensation program.

The accompanying proxy will be voted in favor of the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as stated in the above advisory resolution, unless the shareholder indicates to the contrary on the proxy.

Vote Required to Approve, on an Advisory Basis, the Executive Compensation Paid to our Named Executive Officers

Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on this proposal, and each share is entitle to one vote. The advisory vote on executive compensation will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. The proxies will be voted for or against the proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given by owners of record, proxies will be voted for approval of the executive compensation.

The Board of Directors recommends a vote “FOR”, on an advisory basis, the compensation paid to our named executive officers, as disclosed in this Proxy Statement.

ADDITIONAL INFORMATION

SOLICITATION OF PROXIES

The Proxy accompanying this Proxy Statement is solicited by the Board of Directors of the Company. Proxies may be solicited by officers, Directors and executive employees of the Company, none of whom will receive any additional compensation for their services. We have retained Okapi Partners LLC (“Okapi”), 1212 Avenue of the Americas, New York, NY 10036 to distribute and solicit proxies. We will pay Okapi a fee not to exceed $44,000, plus reasonable expenses for these services. The Company will bear the cost of solicitations and the fees related to the solicitation of proxies.

AUDITORS

Representatives of PwC, independent registered public accountants for the Company for the 2016 fiscal year, will be present at the Annual Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR PRESENTATION AT THE 2018 ANNUAL MEETING

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the Company’s 2018 proxy materials to be distributed in connection with next year’s annual meeting must submit their proposal so they are received by our Secretary at the address provided below no later than the close of business (5:00 p.m., U.S. Eastern Daylight Time) on November 16, 2017.

Should an eligible shareholder or shareholders desire to nominate a candidate for Director or propose any other business at the 2018 Annual Meeting outside of the process for inclusion of such nomination or proposal in the Proxy Statement, such shareholder must give us timely written notice. As required under the Constitution, to be timely for the 2018 Annual Meeting, a shareholder’s notice of a Director nomination must be delivered to our Secretary at the address provided below not earlier than the 120th day, no later than the 90th day before the anniversary of the date of the 2017 Annual Meeting. As a result, any nomination given by a shareholder pursuant these provisions of our Constitution (and not pursuant to SEC Rule 14a-8) must be received no earlier than the close of business (5:00 p.m. U.S. Eastern Standard Time) on December 21, 2018, and no later than the close of business (5:00 p.m., U.S. Eastern Standard Time) on January 22, 2018, unless our 2018 Annual Meeting date occurs more than 30 days before or 70 days after April 21, 2018. In that case, notice of the nomination must be received by our Secretary not earlier than close of business on the 120th day before the 2018 Annual Meeting and not later than the close of business on the date that is the later of (i) the 90th day before the 2017 Annual Meeting, or (ii) the 10th day following the day on which Tronox first publicly announces the date of such meeting. The public announcement of an adjournment or postponement of an Annual Meeting of Shareholders shall not commence a new time period (or extend any time period) for the giving of a shareholder’s nomination as described above. The shareholder’s nomination must comply with applicable laws and the Constitution, which is available to shareholders free of charge upon request to our Secretary at the address provided below. The Constitution is also available on our website at www.tronox.com.

Under the Australian Corporations Act, (i) shareholders of Tronox holding at least 5% of the votes that may be cast on the resolution, or (ii) at least 100 shareholders entitled to vote at a general meeting may give notice to Tronox proposing a resolution for consideration at the next general meeting that occurs more than two months after the notice is given. Under Australian law, the Board of Directors can refuse to place a resolution on the agenda at a meeting in certain circumstances, for example if the matter is not a matter for proper shareholder action because it concerns a matter exclusively vested in the Board of Directors.

Notice of intention to submit a nomination or other proposal at the 2018 Annual Meeting and any request for a copy of the Constitution must be addressed to the Company Secretary at Tronox Limited, 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA.

ADDITIONAL INFORMATION

OTHER MATTERS

If any other matters properly come before the shareholders at the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the shares represented thereby on such matters in accordance with their best judgment.

Under the Australian Corporations Act, a person appointed as a proxy must not vote, on the basis of that appointment, on a resolution connected directly or indirectly with the remuneration of a member of the key management personnel for the company if, (i) the person is either a member of the key management personnel or a closely related party of a member of the key management personnel; and (ii) the appointment does not specify the way to vote on the resolution. For this purpose, “key management personnel” are those persons having authority and responsibility for planning, directing and controlling the activities of the entity, directly and indirectly, including any Director (whether executive or otherwise) of the company. A “closely related party” of a member of the key management personnel is: a spouse or child of the member; a child of the member’s spouse; a dependent of the member of the member’s spouse; anyone else who is in the member’s family who may be expected to influence the member or be influenced by the member in the member’s dealings with the company; and a company the member controls.

This voting exclusion applies to Proposal 3. As such, members of the key management personnel (and their closely related parties) will not be able to vote your proxy on Proposal 3, unless you direct them how to vote. If you intend to appoint a member of the key management personnel as your proxy, please ensure that you direct them how to vote on Proposal 3, by marking the voting boxes on the proxy card for those proposals. This prohibition does not apply to the chairman of the meeting, where the proxy appointment expressly authorizes the chairman of the meeting to exercise an undirected proxy.

HOUSEHOLDING AND COMBINING ACCOUNTS

Each registered shareholder (those that own shares in their own name on the books of our transfer agent) will receive one copy each of this Proxy Statement per account, even if at the same address.

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for Proxy Statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement and annual report to those shareholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information shareholders receive and also reduce expenses for companies. While we do not utilize householding, some intermediaries may be householding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you hold your shares through an intermediary that sent a single Proxy Statement and annual report to multiple shareholders in your household, we will promptly deliver a separate copy of each of these documents to you if you send a written request to: 263 Tresser Boulevard, Suite 1100, Stamford, Connecticut 06901, USA or P.O. Box 305, Kwinana, Western Australia, Australia, 6966 or fax a request to +1 (203) 705-3703 (USA), or +61 (0) 8 9 365-1390 (Australia). You may also submit a request by telephone (from U.S. and Canada only) using the toll-free number listed on the proxy card. If you hold your shares through an intermediary that is utilizing householding and you want to receive separate copies of our annual report and Proxy Statement in the future, or if you are receiving multiple copies of our proxy materials and annual report and wish to receive only one, you should contact your bank, broker or other nominee record holder.

ADDITIONAL INFORMATION

WHERE YOU CAN FIND MORE INFORMATION

Our public internet site is http://www.tronox.com. We make available free of charge, on our website at www.tronox.com, under “Investor Relations – Financial Information”, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Proxy Statements and Forms 3, 4 and 5 filed on behalf of Directors and executive officers and any amendments to those reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Also posted on our website are charters for the Company’s Lead Independent Director, Audit Committee, HRCC and Corporate Governance and Nominating Committee. Copies of these charters and our Corporate Governance Guidelines and Code of Ethics and Business Conduct governing our Directors, officers and employees are also posted on our website under “Investor Relations – Corporate Governance”. Copies of these documents may be requested in print, at no cost, by telephone at +1 (203) 705-3800 or by mail at Tronox Limited, 263 Tresser Boulevard, Suite 1100, Stamford, CT 06901, USA, Attention: Investor Relations. The information included on the website is not incorporated by reference into this Proxy Statement. The Code of Ethics and Business Conduct is available

BY ORDER OF THE BOARD OF DIRECTORS

Richard L. Muglia
Senior Vice President,
General Counsel and Secretary

March 16, 2017

TRONOX LIMITED
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., U.S. Eastern Daylight Time, Thursday, April 20, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by the Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., U.S. Eastern Daylight Time, Thursday, April 20, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, USA. Proxy cards may also be returned to 263 Tresser Boulevard, Suite 1100, Stamford, CT 06901, USA or P.O. Box 305, Kwinana, Western Australia 6966, Australia. All mailed votes must be received prior to 11:59 P.M., U.S. Eastern Daylight Time, Thursday, April 20, 2017.

VOTE BY FAX
Mark, sign and date your proxy card and fax it up until 11:59 P.M., U.S. Eastern Daylight Time, Thursday, April 20, 2017, to +61(0) 89365-1390 (Australia) or +1(203) 705-3703 (United States).

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E21504-P87989 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRONOX LIMITED

Annual General Meeting to be held at 9:00 A.M.,
U.S. Eastern Daylight Time, Friday, April 21, 2017

		For	Against	Abstain
1.	Election of Class A Directors (holders of Class A Shares Only)			
1a.	Thomas Casey	☐	☐	☐
1b.	Andrew P. Hines	☐	☐	☐
1c.	Wayne A. Hinman	☐	☐	☐
1d.	Peter Johnston	☐	☐	☐
1e.	Ilan Kaufthal	☐	☐	☐
1f.	Jeffry N. Quinn	☐	☐	☐

		For	Against	Abstain
2.	To ratify the appointment of the Tronox Limited independent registered public accounting firm, who will serve until that auditor resigns or is removed.	☐	☐	☐
3.	To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers (the "Say-on-Pay").	☐	☐	☐

Important note for proposal 3:

If you appoint Thomas Casey and Richard Muglia and each of them as your proxy and you do not direct them how to vote as your proxy on proposal 3, you expressly authorize Thomas Casey and Richard Muglia and each of them to vote as your proxy even if the resolution is connected directly or indirectly with the remuneration of a member of the key management personnel of Tronox Limited.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

If the form is signed on your behalf under a power of attorney, please attach a certified photocopy of the power of attorney when you return this form.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1

TRONOX LIMITED
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., U.S. Eastern Daylight Time, Thursday, April 20, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by the Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., U.S. Eastern Daylight Time, Thursday, April 20, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, USA. Proxy cards may also be returned to 263 Tresser Boulevard, Suite 1100, Stamford, CT 06901, USA or P.O. Box 305, Kwinana, Western Australia 6966, Australia. All mailed votes must be received prior to 11:59 P.M., U.S. Eastern Daylight Time, Thursday, April 20, 2017.

VOTE BY FAX
Mark, sign and date your proxy card and fax it up until 11:59 P.M., U.S. Eastern Daylight Time, Thursday, April 20, 2017, to +61(0) 89365-1390 (Australia) or +1(203) 705-3703 (United States).

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E21506-P87989 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TRONOX LIMITED

Annual General Meeting to be held at 9:00 A.M., U.S. Eastern Daylight Time, Friday, April 21, 2017

1. Election of Class B Directors (holders of Class B Shares Only) — **For All** ☐ **Withhold All** ☐ **For All Except** ☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line above.

01) Daniel Blue
02) Mxolisi Mgojo
03) Sipho Nkosi

	For	Against	Abstain
2. To ratify the appointment of the Company's independent registered public accounting firm, who will serve until that auditor resigns or is removed.	☐	☐	☐
3. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers (the "Say-on-Pay Vote").	☐	☐	☐

Important note for proposal 3:

If you appoint Thomas Casey and Richard Muglia and each of them as your proxy and you do not direct them how to vote as your proxy on proposal 3, you expressly authorize Thomas Casey and Richard Muglia and each of them to vote as your proxy even if the resolution is connected directly or indirectly with the remuneration of a member of the key management personnel of Tronox Limited.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

If the form is signed on your behalf under a power of attorney, please attach a certified photocopy of the power of attorney when you return this form.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V.1.1